As filed with the Securities and Exchange Commission on June 26, 2009

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

CREXUS INVESTMENT CORP.
(Exact Name of Registrant as Specified in its Governing Instruments)

1211 Avenue of the Americas, Suite 2902
New York, New York 10036
(212) 696-0100
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

R. Nicholas Singh, Esq.
General Counsel
Fixed Income Discount Advisory Company
1211 Avenue of the Americas, Suite 2902
New York, New York 10036
(212) 696-0100
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Phillip J. Kardis, II, Esq. Anthony C. Green, Esq. K&L Gates LLP 1601 K Street, N.W. Washington, DC 20006 (202) 778-9401	Valerie Ford Jacob, Esq. Paul D. Tropp, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 (212) 859-8000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, par value $0.01	$500,000,000	$27,900

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

(2)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Preliminary Prospectus dated June 26, 2009

PROSPECTUS

Shares

[CreXus Investment Corp. Logo]

CreXus Investment Corp. Common Stock

          We are a Maryland corporation that will acquire, manage, and finance, directly or through our subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial mortgage-backed securities, and other commercial real estate-related assets. We will be externally managed and advised by Fixed Income Discount Advisory Company, which we refer to as FIDAC or our Manager, an investment adviser registered with the Securities and Exchange Commission. FIDAC is a wholly-owned subsidiary of Annaly Capital Management, Inc., which we refer to as Annaly, a New York Stock Exchange-listed real estate investment trust.

          This is our initial public offering. We are offering the shares of common stock described in this prospectus. We expect the initial public offering price of our common stock to be $     per share. Currently, no public market exists for our common stock. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “     ”. Concurrent with this offering, we will sell to Annaly, in a separate private placement, 9.8% of our outstanding shares after giving effect to the shares issued in this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option.

          We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. To assist us in qualifying as a REIT, ownership of our common stock by any person is generally limited to 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

          Investing in our common stock involves risks. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of the following and other risks:

•	We are dependent on our Manager, third-party loan originators and servicers and their key personnel, and we may not find a suitable replacement if any of them becomes unavailable to us.

•

There are various conflicts of interest in our relationship with our Manager and Annaly, which could result in decisions that are not in the best interest of our stockholders, including the management agreement with our Manager, whereby our Manager is entitled to receive a management fee, which is not tied to the performance of our portfolio, and several of our officers and directors are also employees of Annaly which may result in conflicts between their duties to us and to Annaly.

•

The net proceeds from this offering are not committed to specific asset acquisitions; we may allocate the net proceeds from this offering to assets with which you may not agree, and our failure to apply these proceeds effectively could cause our operating results and the value of our common stock to decline.

•	We are a new company with no operating history nor any material assets and will commence operations only upon the completion of this offering.

•

If we do not qualify as a REIT or fail to remain qualified as a REIT, we will be subject to income tax at regular corporate tax rates and could face substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders and adversely affect the value of our common stock.

•	Maintenance of our Investment Company Act of 1940 exemption will impose limits on our operations.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

          The underwriters may also purchase up to an additional          shares of our common stock from us at the initial public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover overallotments, if any.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The shares will be ready for delivery on or about          , 2009.

Deutsche Bank Securities	Merrill Lynch & Co.

The date of this prospectus is , 2009.

          You should rely only on information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities, and this prospectus is not an offer to sell or a solicitation of an offer to buy shares in any state or jurisdiction where an offer or sale of shares would be unlawful. The information in this prospectus and any free writing prospectus prepared by us may be accurate only as of their respective dates.

i

PROSPECTUS SUMMARY

          This summary highlights some of the information in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “CreXus,” “company,” “we,” “us” and “our” refer to CreXus Investment Corp.; “our Manager” and “FIDAC” refer to Fixed Income Discount Advisory Company, our external manager; and “Annaly” refers to Annaly Capital Management, Inc., the parent company of FIDAC. Unless indicated otherwise, the information in this prospectus assumes (i) the common stock to be sold in this offering is to be sold at $         per share, (ii) the concurrent private placement to Annaly of 9.8% of our common stock excluding shares sold pursuant to the underwriters’ exercise of their overallotment option and shares of our restricted common stock approved to be granted to our executive officers and employees of our Manager and to our independent directors, and (iii) no exercise by the underwriters of their overallotment option to purchase or place up to an additional          shares of our common stock.

Our Company

          We are a specialty finance company that will acquire, manage, and finance, directly or through our subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial mortgage-backed securities, or CMBS, and other commercial real estate-related assets. We intend to acquire CMBS which are rated AAA through BBB as well as CMBS that are below investment grade or are non-rated. We expect that the commercial real estate loans we acquire will be high quality fixed and floating rate first mortgage loans secured by commercial properties. We may also acquire subordinated commercial mortgage loans and mezzanine loans. The other commercial real estate-related securities and other commercial real estate asset classes will consist of debt and equity tranches of commercial real estate collateralized debt obligations, or CRE CDOs, loans to real estate companies including real estate investment trusts, or REITs, and real estate operating companies, or REOCs, commercial real estate securities and commercial real property. In addition, to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act, we expect to acquire residential mortgage-backed securities, or RMBS, for which a U.S. Government agency such as the Government National Mortgage Association, or Ginnie Mae, or a federally chartered corporation such as the Federal National Mortgage Association, or Fannie Mae, or the Federal Home Loan Mortgage Corporation, or Freddie Mac, guarantees payments of principal and interest on the securities. We refer to these securities as Agency RMBS. We refer to Ginnie Mae, Fannie Mae, and Freddie Mac collectively as the Agencies.

          We will be externally managed by Fixed Income Discount Advisory Company, or FIDAC, a wholly-owned subsidiary of Annaly, a New York Stock Exchange-listed REIT. Concurrent with this offering, Annaly will acquire, in a separate private placement, 9.8% of our outstanding shares of common stock after giving effect to the shares issued in this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option and shares of our restricted common stock approved to be granted to our executive officers and employees of our Manager and to our independent directors. We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

          Our objective is to provide attractive risk-adjusted returns, to our investors over the long-term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by acquiring a broad range of commercial real estate-related assets to construct a portfolio that is designed to achieve attractive risk-adjusted returns and that is structured to comply with the various U.S. federal income tax requirements for REIT status and to maintain our exemption from registration under the 1940 Act. We have not yet made any asset acquisitions.

Our Manager

          We will be externally managed and advised by FIDAC, an investment advisor registered with the Securities and Exchange Commission. Our Manager is a fixed-income investment management company specializing in managing fixed income investments in (i) Agency RMBS, (ii) non-Agency RMBS, including investment grade and non-investment grade classes, which are typically pass-through certificates created by a securitization of a pool of mortgage loans that are collateralized by residential real properties and (iii) collateralized debt obligations, or CDOs. Our Manager also has experience in managing and structuring debt financing associated with these asset classes. Our Manager is also a leading liquidation agent of CDOs. Our Manager commenced active investment management operations in 1994. At March 31, 2009, our Manager was the adviser or sub-adviser for investment vehicles and separate accounts with approximately $3.8 billion in net assets and $11.6 billion in gross assets, which includes the assets of Chimera Investment Corporation, or Chimera, a publicly traded REIT whose shares are traded on the NYSE under the symbol “CIM” and is externally managed by our Manager. In addition, as of March 31, 2009, our Manager’s affiliated investment advisor, Merganser Investment Capital, Inc., or Merganser, managed $4.7 billion in structured products, including CMBS, RMBS, asset-backed securities, corporate bonds, U.S. Treasury securities and Agency debentures.

          Our Manager will be responsible for administering our business activities and day-to-day operations pursuant to a management agreement with us. All of our officers are employees of our Manager or its affiliates. Our Chief Executive Officer, President and Director, Kevin Riordan, is a managing director of Annaly and has over 25 years of experience in evaluating and managing a wide range of commercial real estate-related assets, most recently as a group managing director at TIAA-CREF. Our Manager has well-respected and established portfolio management resources for each of our targeted asset classes and a sophisticated infrastructure supporting those resources, including professionals focusing on residential and commercial mortgage loans, Agency and non-Agency RMBS, CMBS and other asset-backed securities. We also expect to benefit from our Manager’s finance and administration functions, which address legal, compliance, investor relations, and operational matters, including portfolio management, trade allocation and execution, securities valuation, risk management and information technology in connection with the performance of its duties.

Annaly Capital Management, Inc.

          Annaly, which at March 31, 2009 owned and managed a portfolio of approximately $58.8 billion primarily in Agency RMBS, commenced its operations on February 18, 1997, and went public on October 20, 1997. Annaly trades on the NYSE under the symbol “NLY”. Annaly manages assets on behalf of institutional and individual investors worldwide directly through Annaly and through the vehicles managed by its investment management subsidiaries.

          Annaly is primarily engaged in the business of investing, on a levered basis, in Agency RMBS. Annaly also invests in Federal Home Loan Bank, Freddie Mac and Fannie Mae debentures. Annaly’s principal business objective is to generate net income for distribution to investors from the spread between the interest income on its securities and the cost of borrowing to finance their acquisition and from dividends it receives from FIDAC.

Current Environment

          We believe that the investment environment for our target assets is attractive.

          According to the Federal Reserve, commercial mortgage debt outstanding increased by 60% over the five years ending 2008, setting the stage for a need for refinancing in the years ahead. Nevertheless, because of a number of factors outlined below affecting the capacity of traditional lending sources, we believe the supply of mortgage capital will be unable to meet demand.

          First, the CMBS market, representing, according to the Mortgage Bankers Association’s analysis of the Federal Reserve Board’s flow of funds data, approximately 21% of the total U.S. commercial mortgage debt outstanding as of March 31, 2009, or $736 billion, has effectively shut down. According to Credit Suisse’s June 12, 2009 CMBS Market Watch Weekly report, there was no new CMBS issuance in the second half of 2008 and only approximately 6% of the average amount raised from 2005 through 2007 was raised in 2008. We believe that spread volatility combined with significant losses incurred by investment banks will continue to constrain this source of capital. The second source of debt capital available for commercial real estate is provided by life insurance companies and, according to the Mortgage Bankers Association’s analysis of the Federal Reserve Board’s flow of funds data, represents approximately 9% of the total U.S. commercial mortgage debt outstanding as of March 31, 2009, or $316 billion. To date, we do not believe that life companies have realized losses to any significant degree due to their commercial real estate mortgages. However, to the extent that there are losses realized on other assets in their portfolios and requirements to reallocate their investments, it appears that additional capital that can be allocated to commercial real estate investments will be limited if not reduced. Finally, the largest component, of the commercial mortgage sector, representing, according to the Mortgage Bankers Association’s analysis of the Federal Reserve Board’s flow of funds data, approximately 45% of the total U.S. commercial mortgage debt outstanding as of March 31, 2009, is provided by the commercial banks. This sector comprises a wide range of providers as well as commercial mortgage financing activities. Similar to the CMBS market and life companies, to the extent that there are losses as well as reallocations of assets from commercial mortgage debt instruments, it appears that there may be less capital available for commercial real estate.

          We believe that these shortages of mortgage debt capital will provide opportunities to originate a variety of commercial real estate debt instruments at attractive pricing with strong structural features including, but not limited to, lockboxes, recourse and funded reserves. We also believe that we will be able to acquire CMBS and other real estate loans at discounts to par from third parties wishing to rebalance their balance sheets.

Our Strategy

          We will rely on our Manager’s expertise in identifying assets within our targeted asset classes. We expect that our Manager will make decisions based on various factors, including expected cash yield, relative value, risk-adjusted returns, current and projected credit fundamentals, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, liquidity, cost of financing and financing availability, as well as maintaining our REIT qualification and our exemption from registration under the 1940 Act.

          We recognize that making acquisitions in our targeted asset classes is highly competitive, and that our Manager will compete with many other firms for profitable opportunities in these areas. Annaly and our Manager have close relationships with a diverse group of financial intermediaries, including life insurance companies, commercial mortgage brokers, primary dealers, commercial and investment banks and brokerage firms, specialty investment dealers and financial sponsors. In addition, we expect to benefit from our Manager’s analytical and portfolio management expertise and technology. To facilitate our acquisition of commercial real estate loans, we expect to enter into Mortgage Loan Origination and Servicing Agreements, or MOSAs, with third parties to originate, underwrite, conduct due diligence, close and service commercial real estate loans. Our Manager has entered into a non-binding letter of intent with Principal Real Estate Investors, LLC, or Principal, with respect to a MOSA whereby Principal will originate, underwrite, conduct due diligence, close and service commercial real estate loans for us. Our Manager will oversee the diligence, credit evaluation and financial reporting with respect to our potential loan acquisitions.

          In addition, we expect to make loan acquisitions from our own direct relationships with commercial mortgage brokers and borrowers. We believe that the combined and complementary strengths of Annaly and our Manager, as well as the capabilities of our MOSA counterparties, give us a competitive advantage over REITs with a similar focus to ours.

          Over time, we will continually adjust our allocation strategy as market conditions change to seek to maximize the returns from our portfolio. We believe this strategy, combined with our Manager’s experience, will enable us to pay dividends and achieve capital appreciation throughout changing interest rate and credit cycles and provide attractive long-term returns to investors.

          Our targeted asset classes and the principal assets we expect to acquire are as follows:

Asset Class	Principal Assets

Commercial Mortgage-Backed Securities, or CMBS	•	CMBS rated AAA through BBB

	•	CMBS that are rated below investment grade or are non-rated

Commercial Real Estate Loans	•	First mortgage loans that are secured by commercial properties

	•	Subordinated mortgage loans or “B-notes”

	•	Mezzanine loans

	•	Construction loans

Other Commercial Real Estate Assets	•	Debt and equity tranches of CRE CDOs

	•	Loans to real estate companies including REITs and REOCs

	•	Commercial real estate securities

	•	Commercial real property

Agency RMBS	•

Single-family residential mortgage pass-through certificates representing interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal are guaranteed by a U.S. Government agency or federally chartered corporation

          Initially, we expect to focus on acquiring CMBS, commercial real estate loans and, to the extent necessary to maintain our exemption from registration under the 1940 Act, Agency RMBS. As the diligence and acquisition lead times for commercial real estate loans are longer than for CMBS purchases, we expect our portfolio at the outset to be weighted toward CMBS, subject to maintaining our REIT qualification and our 1940 Act exemption, but we expect our portfolio to become weighted toward commercial real estate loans over the next 12 months. Our asset acquisition decisions, however, will depend on prevailing market conditions and will change over time. As a result, we cannot predict the percentage of our assets that will be deployed in each asset class or whether we will acquire other assets. We may change our strategy and policies without a vote of our stockholders.

          We intend to elect and qualify to be taxed as a REIT and to operate our business so as to be exempt from registration under the 1940 Act, and therefore will be required to acquire a substantial majority of our assets in loans secured by mortgages on real estate and real estate-related assets. Subject to maintaining our REIT qualification and our 1940 Act exemption, we do not have any limitations on the amounts we may acquire of any of our targeted asset classes.

Our Financing Strategy

          We do not presently intend to use recourse borrowings to finance our acquisitions with the exception of our purchases of Agency RMBS. Based upon market conditions, however, we will consider utilizing non-recourse borrowings such as securitizations of our commercial real estate loans. Subject to maintaining our REIT qualification, we may use a number of sources to finance our Agency RMBS, including repurchase agreements and term financing structures. Additionally, we may attempt to finance our acquisitions through financing programs created by the U.S. Government. We are not required to maintain any specific debt-to-equity ratio as we believe the appropriate leverage for the particular assets we are financing depends on the credit quality and risk of those assets.

          Term Asset-Backed Securities Loan Facility

          On November 25, 2008, the U.S. Treasury and the Federal Reserve announced the creation of the Term Asset-Backed Securities Loan Facility, or the TALF. Under the TALF, the Federal Reserve Bank of New York, or the FRBNY, provides non-recourse loans to borrowers to fund their purchase of eligible assets, which initially included certain asset-backed securities, or ABS, but not RMBS or CMBS. On March 23, 2009, the U.S. Treasury announced preliminary plans to expand the TALF to include (i) CMBS and (ii) non-Agency RMBS. On May 1, 2009, the Federal Reserve provided more of the details as to how TALF will be expanded to include CMBS and explained that beginning in June 2009, up to $100 billion of TALF loans will be available to finance purchases of CMBS created on or after January 1, 2009. On May 19, 2009, the Federal Reserve announced that, starting in July 2009, certain high-quality CMBS issued before January 1, 2009, or legacy CMBS, would become eligible collateral under the TALF. The FRBNY, however, may limit the volume of TALF loans secured by legacy CMBS and is in the process of establishing other requirements that will apply to legacy CMBS. The TALF program is scheduled to expire on December 31, 2009, but may be extended.

          We believe that the expansion of the TALF to include highly rated CMBS may provide us with attractively priced non-recourse term borrowings that we could use to purchase CMBS that are eligible for funding under this program. While we will consider utilizing the TALF program to the extent that it is feasible for us to do so and the nature of eligible assets is extended to fit within our investment strategy, we can provide no assurance that we will be eligible to do so, or if eligible, will be able to utilize it successfully.

          Public-Private Investment Program

          On March 23, 2009, the U.S. Treasury, in conjunction with the Federal Deposit Insurance Corporation, or FDIC, and the Federal Reserve, announced the establishment of the Public-Private Investment Program, or PPIP. The PPIP is designed to encourage the transfer of certain illiquid legacy real estate-related assets off of the balance sheets of financial institutions, restarting the market for these assets and supporting the flow of credit and other capital into the broader economy. The PPIP is expected to be $500 billion to $1 trillion in size and has two primary components: the Legacy Securities Program and the Legacy Loans Program. Under the Legacy Securities Program, Legacy Securities Public-Private Investment Funds, or PPIFs, will be established to purchase from financial institutions certain non-Agency RMBS and CMBS that were originally rated in the highest rating category by one or more of the nationally recognized statistical rating organizations. Under the Legacy Loans Program, Legacy Loan PPIFs will be established to purchase troubled loans (including residential and commercial mortgage loans) from insured depository institutions. On June 3, 2009, the FDIC announced that the development of the Legacy Loans Program will continue, but that a previously planned pilot sale of assets by banks targeted for June 2009 will be postponed. In making the announcement, the FDIC noted that banks have been able to raise capital without having to sell assets through the Legacy Loans Program, which in the view of the FDIC reflects renewed investor confidence in the U.S. banking system.

          We are currently actively evaluating these programs to determine if they are appropriate in light of our strategy. As further details of these programs emerge, we may deem them appropriate for us. We can provide no assurance, however, that we will be eligible to utilize these programs, or if eligible, will be able to utilize them successfully. Further, these programs are still in the early stages of development, and it is not possible for us to predict how these programs will impact our current or future portfolio acquisitions.

          Securitizations

          We intend to seek to enhance the returns on our commercial mortgage loan investments, especially loan acquisitions, through securitizations that may be supported by the TALF. If available, we intend to securitize the senior portion, expected to be equivalent to AAA-rated CMBS, while retaining the subordinate securities in our portfolio. To facilitate the securitization market, TALF is currently expected to provide financing to buyers of AAA-rated CMBS.

          Other Sources of Financing

          We expect to use repurchase agreements to finance acquisitions of Agency RMBS with a number of counterparties. In the future, we may also use other sources of financing to fund the acquisition of our targeted assets, including warehouse facilities and other secured and unsecured forms of borrowing. We may also seek to raise further equity capital or issue debt securities in order to fund our future asset acquisitions.

Our Hedging Strategy

          If we finance all or a portion of our portfolio, subject to maintaining our qualification as a REIT, we may utilize derivative financial instruments, including, among others, interest rate swaps, interest rate caps, and interest rate floors to hedge all or a portion of the interest rate risk. Specifically, we may seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our assets and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives will be to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a spread between the yield on our assets and the cost of our financing.

Our Competitive Advantages

          We believe that our competitive advantages include the following:

          Experienced Investment Advisor

          Our Manager has a long history of strong performance across a broad range of fixed-income assets. Our Manager’s most senior professionals have invested in a variety of commercial mortgage loans and real estate-related securities, including structured CDOs. Our Chief Executive Officer, President and Director, Kevin Riordan, has over 25 years of experience in managing commercial real estate-related investment strategies and the acquisition, credit underwriting and surveillance processes for commercial real estate assets. Our acquisitions and dispositions of assets and related financing activities will be evaluated by Kevin Riordan and other members of our Manager’s team and overseen by an investment committee of our Manager’s senior professionals, consisting of Michael A.J.

Farrell, Wellington J. Denahan-Norris, Jeremy Diamond, Ronald Kazel, James P. Fortescue, Kristopher Konrad, Rose-Marie Lyght, Matthew Lambiase, and Eric Szabo.

          Strategy Designed to Perform in a Variety of Credit and Interest Rate Environments

          Our strategy is designed to generate attractive risk-adjusted returns during a full economic cycle. Although we will face credit risk and interest rate risk, we believe that our primary task will be to manage credit risk. We will seek to minimize principal loss while maximizing risk-adjusted returns through our Manager’s credit-based approach, which is based on rigorous quantitative and qualitative analysis. There may be periods when we would employ interest-rate sensitive strategies whereby we would receive increased income over our cost of financing, in which case our portfolio’s increased exposure to this risk would be beneficial.

          Access to Third Parties

          Our Manager expects to engage the services of Principal, and may engage other third parties, which have track records of performing such roles in all types of commercial real estate financing, and across all manner of commercial real estate assets, to originate, underwrite, due diligence, close and service commercial real estate loans. While our Manager’s personnel will have all oversight and decision making capability on assets sourced by third parties, we believe we will be able to achieve economies of scale and reduced infrastructure costs by establishing relationships with third parties versus maintaining these functions and services ourselves.

          Access to Annaly’s and Our Manager’s Relationships

          Annaly and our Manager have developed long-term relationships with life insurance companies, commercial mortgage brokers, primary dealers, commercial and investment banks, specialty investment dealers and financial sponsors. We believe these relationships will provide us with a range of high-quality asset acquisition opportunities.

          Access to Our Manager’s Systems, Infrastructure and Experience Managing a REIT

          Our Manager has created a proprietary portfolio management system, which we expect will provide us with a competitive advantage. Our Manager’s personnel have created a comprehensive finance and administrative infrastructure, an important component of a complex vehicle, such as a REIT, and is currently the manager to Chimera Investment Corporation, a New York Stock Exchange-listed REIT. In addition, most of our Manager’s personnel are also Annaly’s personnel; therefore, they have had extensive experience managing Annaly, which has been a publicly-traded REIT since 1997.

          Alignment of Interests between Annaly, Our Manager and Our Investors

          Our Manager’s parent company, Annaly, has agreed to purchase, in a separate private placement, 9.8% of our outstanding shares after giving effect to the shares issued in this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option and shares of our restricted common stock approved to be granted to our executive officers and employees of our Manager and to our independent directors. In addition, Annaly has agreed to a three year lock-up, subject to termination upon the termination of our management agreement, with respect to the shares of our common stock that it purchases in the concurrent private placement.

Summary Risk Factors

          An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock.

•

We are dependent on our Manager, third-party loan originators and servicers and their key personnel for our success, and we may not find a suitable replacement if any of them becomes unavailable to us.

•

There are various conflicts of interest in our relationship with our Manager and Annaly, and potential conflicts of interest with third parties, which could result in decisions that are not in the best interest of our stockholders, including those created by our Manager’s compensation whereby it is entitled to receive a management fee, which is not tied to the performance of our portfolio, and that several of our officers and directors are also employees of Annaly which may result in conflicts between their duties to us and to Annaly.

•

The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be difficult and costly to terminate.

•

Our board of directors will approve very broad asset guidelines for our Manager and will not approve each acquisition made by our Manager. We may change our strategy and asset allocation without stockholder consent, which may result in riskier purchases of assets.

•

We have no operating history and may not be able to operate successfully. We operate in a highly competitive market for investment opportunities. We have not yet identified any specific asset acquisitions. Our financial condition and results of operation will depend on our ability to manage future growth effectively.

•	We expect to use leverage to fund the acquisition of our assets, which may adversely affect our return on our assets and may reduce cash available for distribution to our stockholders.

•

Maintenance of our exemption from registration under the 1940 Act and our REIT qualification impose significant limits on our operations. In addition, the assets we may acquire are limited by the provisions of the 1940 Act and the rules and regulations promulgated thereunder which may, in some cases, preclude us from pursuing the most economically beneficial alternatives.

•

Failure to access private sources of financing would adversely affect our ability to maximize our returns and may, in turn, increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price.

•	An increase in our borrowing costs relative to the interest we receive on our assets may adversely affect our profitability.

•	Increases in interest rates could negatively affect the value of our assets, which could result in reduced earnings or losses.

•

Our hedging transactions could expose us to contingent liabilities in the future. Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

•

The commercial mortgage loans we expect to acquire and the mortgage loans underlying our CMBS assets will depend on the ability of the commercial property owner to generate net income from operating the property. Failure to do so may result in delinquency and/or foreclosure and potential losses to us.

•	Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

•

The REIT qualification rules impose limitations on the types of investments and hedging, financing, and other activities which we may undertake, and these limitations may, in some cases, preclude us from pursuing the most economically beneficial investment, hedging, financing and other alternatives.

Our Structure

          We were formed by Annaly, who may be deemed our promoter, as a Maryland corporation on January 23, 2008. Certain of our Manager’s officers and employees are our initial stockholders. Annaly has agreed to purchase, in a separate private placement, 9.8% of our outstanding shares after giving effect to the shares issued in this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option and shares of our restricted common stock approved to be granted to our executive officers and employees of our Manager and to our independent directors.

          The following chart shows our structure after giving effect to this offering and the separate private placement to Annaly:

(1)

Includes shares of restricted common stock approved as grants under our equity incentive plan to our executive officers and other employees of our Manager, which vest quarterly over a ten-year period beginning January 1, 2010 and to our independent director nominees, which fully vest on January 1, 2010.

Our Relationship with Our Manager

          We will be externally managed and advised by our Manager. We expect to benefit from the personnel, infrastructure, relationships and experience of our Manager to enhance the growth of our business. Each of our officers is also an employee of our Manager or one of its affiliates. We expect to have no employees other than our officers. Our Manager is not obligated to dedicate certain of its employees exclusively to us, nor is it or its employees obligated to dedicate any specific portion of their time to our business. Kevin Riordan, our Chief Executive Officer, President and Director, and Jeffrey Conti, our Head of Commercial Underwriting, will devote all of their time to our business, and Daniel Wickey, our Chief Financial Officer, will devote a substantial portion of his time to our business.

          We will enter into a management agreement with our Manager effective upon the closing of this offering. Pursuant to the management agreement, our Manager will implement our business strategy and perform certain services for us, subject to oversight by our board of directors. Our Manager will be responsible for, among other duties, performing all of our day-to-day functions; determining investment criteria in conjunction with our board of directors; sourcing, analyzing and executing asset acquisitions; asset sales and financings; and performing asset management duties. In addition, our Manager has an investment committee of our Manager’s senior professionals consisting of Michael A.J. Farrell, Wellington J. Denahan-Norris, Jeremy Diamond, Ronald Kazel, James P. Fortescue, Kristopher Konrad, Rose-Marie Lyght, Matthew Lambiase, and Eric Szabo to advise and consult with our Manager’s senior management team with respect to our asset acquisition policies, portfolio holdings, financing and leveraging strategies and asset guidelines.

          The initial term of the management agreement will be through December 31, 2013, with automatic, one-year renewals at the end of each year. Our independent directors will review our Manager’s performance annually, and following the initial term, the management agreement may be terminated annually by us without cause upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock (other than shares held by Annaly or its affiliates), based upon (i) our Manager’s unsatisfactory performance that is materially detrimental to us or (ii) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We will provide our Manager with 180-days’ prior notice of such termination. Upon termination without cause, we will pay our Manager a termination fee. We may also terminate the management agreement with 30 days’ prior notice from our board of directors, without payment of a termination fee, for cause or upon a change of control of Annaly or our Manager, each as defined in the management agreement. Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may also decline to renew the management agreement by providing us with 180-days’ written notice, in which case we would not be required to pay a termination fee.

          Our Manager is entitled to receive from us a management fee, reimbursement of certain expenses, and a termination fee if we decide to terminate the management agreement without cause or if our Manager terminates the management agreement upon a material breach by us. We believe that the management fee and termination fee that our Manager is entitled to receive are comparable to the fees received by managers of comparable externally managed REITs.

          The following table summarizes the fees and expense reimbursements and other amounts that we will pay to our Manager:

Type	Description	Payment

Management fee:

          % per annum, calculated quarterly, of our stockholders’ equity. For purposes of calculating the management fee, our stockholders’ equity means the sum of the net proceeds from any issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our common stock, and less any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in accounting principles generally accepted in the United States, or GAAP, and certain non-cash charges after discussions between our Manager and our independent directors and approved by a majority of our independent directors.

Quarterly in cash.

Expense reimbursement:

Reimbursement of expenses related to us incurred by our Manager, including legal, accounting, due diligence and other services, but excluding the salaries and other compensation of our Manager’s employees.

In cash as incurred.

Termination fee:

Termination fee equal to three times the average annual management fee (or if the period is less than 24-months annualized) earned by our Manager during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.

Upon termination of the management agreement by us without cause or by our Manager if we materially breach the management agreement.

Historical Performance

          Annaly has an eleven-year history of investing and at March 31, 2009, owned and managed a portfolio of approximately $58.8 billion of Agency RMBS. Our Manager, a wholly-owned subsidiary of Annaly substantially all of whose personnel are also employees of Annaly, has a 15-year history of managing fixed income investments. At March 31, 2009, our Manager was the adviser or sub-adviser for investment vehicles and separate accounts with approximately $3.8 billion in net assets and $11.6 billion in gross assets, primarily Agency and non-Agency RMBS, including Chimera Investment Corporation, a NYSE-listed REIT focused on acquiring and managing residential mortgage-backed securities, residential mortgage loans, real estate-related securities and various other asset classes.

          The tables under “Business – Historical Performance” in this prospectus set forth certain historical performance of Annaly and the five vehicles advised by our Manager. Annaly, as well as the five vehicles advised by our Manager set forth in the tables under “Business – Historical Performance” in this prospectus, have strategies and objectives which are different than ours.

          Additionally, this information is a reflection of the past performance of Annaly or the vehicles advised by our Manager, and is not a guarantee or prediction of the returns that we, Annaly or the other vehicles advised by our Manager may achieve in the future. This is especially true for us because we intend to acquire CMBS, commercial real estate loans and securities and various other commercial real estate asset classes which are in neither Annaly or our Manager’s other vehicles. Moreover, we expect that the foregoing commercial real estate-related assets, rather than Agency RMBS or non-Agency RMBS, will constitute the majority of our portfolio. While Annaly and our Manager have significant experience acquiring Agency RMBS, which we may purchase in connection with maintaining our 1940 Act exemption, neither Annaly nor our Manager has managed CMBS, commercial real estate loans and securities or other commercial real estate assets. Accordingly, neither Annaly’s historical returns, nor those of the other vehicles advised by our Manager, are indicative of the performance of our strategy and we can offer no assurance that our Manager will replicate the historical performance of our Manager’s professionals in their previous endeavors. Our returns could be substantially lower than the returns achieved by our Manager’s professionals in their previous endeavors.

          Our Manager is currently the adviser or sub-adviser to five vehicles. Certain of these vehicles are operated like closed-end funds and are not required to redeem shares. Certain vehicles advised by our Manager provide for daily, monthly or quarterly redemptions. Most of these vehicles declare cash dividends on a daily, monthly or quarterly basis. For some vehicles, however, all income is rolled-up in the vehicle and not paid to investors until they redeem their shares. For more information please see “Business – Historical Performance.”

Conflicts of Interest

          We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. Our officers and our non-independent directors also serve as employees of our Manager. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

          Our Manager has discretionary investment authority over a number of different vehicles and accounts. Although currently none of these vehicles or accounts have objectives that materially overlap with ours, it is possible in the future that our Manager may manage vehicles and accounts that may compete with us for opportunities. In addition, to the extent we seek to acquire Agency RMBS, we may compete for opportunities with Annaly and other vehicles managed by our Manager. Our Manager has an allocation policy in place so that we may share equitably with other client accounts of our Manager and Annaly in all opportunities, particularly those involving an asset with limited supply, that may be suitable for our account and such other accounts. Our Manager’s policy also includes other controls designed to monitor and prevent any particular account or Annaly from receiving favorable treatment over any other vehicle or account. This policy may be amended by our Manager at any time without our consent. To the extent our Manager’s, Annaly’s or our business evolves in such a way to give rise to conflicts not currently addressed by our Manager’s allocation policy, our Manager may need to refine its policy to handle any such situations. To avoid any actual or perceived conflicts of interest with our Manager, an investment in any security or assets structured or managed by our Manager will require approval by a majority of our independent directors.

          There are also potential conflicts of interest that could arise out of our relationships with our third parties, with whom we will enter into MOSAs. Employees of such MOSA counterparties may have conflicts between their duties to us and their employer. Our MOSA counterparties may manage assets for themselves or other clients that participate in some or all of our target asset classes. In addition, our MOSA counterparties may compete directly with us for opportunities or may have other clients that do so. To try to avoid any actual or perceived investment conflicts, we expect our MOSA counterparties to have asset allocation policies and procedures to ensure that no client receives preferential treatment in the asset acquisition process due to its status as an affiliate or non-affiliate of the third party.

          It is difficult and costly to terminate the management agreement without cause. We may only terminate the management agreement without cause after the initial term in connection with the annual review of our Manager’s performance and the management fees and only with the approval of two-thirds of our independent directors or a majority of our stockholders (other than those shares held by Annaly or its affiliates), and upon the payment of a substantial termination fee. These conditions may adversely affect our ability to terminate our Manager without cause. For more information please see “Business – Conflicts of Interest” and “Our Manager and the Management Agreement – Management Agreement.”

          We have agreed to pay our Manager a management fee that is not tied to our performance. The management fee may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us.

Operating and Regulatory Structure

          REIT Qualification

          We intend to elect to be treated as a REIT under the Internal Revenue Code commencing with our taxable year ending on December 31, 2009. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

          As a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates (and applicable state and local taxes) and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property.

          1940 Act Exemption

          We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

          We are organized as a holding company that conducts its businesses primarily through wholly-owned subsidiaries. We intend to conduct our operations so that we comply with the 40% test. The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned subsidiaries, we will be primarily engaged in the non-investment company businesses of these subsidiaries.

          We intend to create one or more subsidiaries in the future that we expect to qualify for an exemption from registration under the 1940 Act as an investment company pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of such subsidiaries’ assets must be comprised of qualifying assets and at least 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act. Specifically, we expect each of our subsidiaries relying on Section 3(c)(5)(C) to invest at least 55% of its assets in mortgage loans or MBS, that represent the entire ownership in a pool of mortgage loans and other interests in real estate that constitute qualifying real estate assets in accordance with Securities and Exchange Commission, or the SEC, staff guidance and/or positions taken by other industry participants in public filings with the SEC and approximately an additional 25% of its assets in more qualifying real estate assets or other types of mortgages, MBS, securities of REITs and other real estate-related assets. Although we intend to monitor our portfolio periodically and prior to each investment acquisition, there can be no assurance that we will be able to maintain this exemption from registration for these subsidiaries. Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold mortgage assets through majority-owned subsidiaries that rely on Section 3(c)(5)(C).

          We may in the future organize special purpose subsidiaries for the purpose of financing our assets. We anticipate that some of these subsidiaries may be organized to rely on the 1940 Act exemption provided to certain structured financing vehicles by Rule 3a-7. If we organize subsidiaries that rely on Rule 3a-7 for an exemption from the 1940 Act, these subsidiaries will need to comply with the restrictions described in “Business – Operating and Regulatory Structure – 1940 Act.” In addition, in certain circumstances, compliance with Rule 3a-7 may also require that the indenture governing the subsidiary’s securities include additional limitations on the types of assets the subsidiary may sell or acquire out of the proceeds of assets that mature, are refinanced or otherwise sold, on the period of time during which such transactions may occur and on the level of transactions that may occur. In light of the requirements of Rule 3a-7, our ability to manage assets held in a special purpose subsidiary that complies with Rule 3a-7 will be limited and we may not be able to purchase or sell assets owned by that subsidiary when we would otherwise desire to do so, which could lead to losses. Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries that rely on Section 3(c)(5)(C) to invest directly in mortgage-backed securities, or MBS, that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities, or ABS, and real estate companies or in assets not related to real estate.

          We expect that most of our majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the 1940 Act. Consequently, we expect that our interests in these subsidiaries (which we expect will constitute a substantial majority of our assets) will not constitute “investment securities” and that we will be able to conduct our operations so that we are not required to register as an investment company under the 1940 Act. See “Business — Operating and Regulatory Structure — 1940 Act Exemption” for further information concerning our reliance on exclusion from 1940 Act regulation.

          If the SEC staff provides more specific guidance regarding any of the matters bearing upon such exemptions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen. Additionally, if the value of securities issued by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exemption from the 1940 Act, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company under the 1940 Act, either of which could have an adverse effect on us and the market price of our securities. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.

Restrictions on Ownership of Our Common Stock

          To assist us in complying with the limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code, our charter generally prohibits any stockholder from beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our board of directors may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. Our charter also prohibits any person from, among other things:

•

beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

          Our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

THE OFFERING

Common stock offered by us	shares (plus up to an additional shares of our common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option).

Common stock to be outstanding after this offering

         shares. Does not include up to an additional shares of our common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option. Does not include shares of our restricted common stock approved as grants pursuant to our equity incentive plan which will be an aggregate of           shares of our common stock. Includes shares to be sold to Annaly concurrently with this offering.

Use of proceeds

We intend to acquire CMBS, commercial real estate loans, commercial real estate-related securities and various other commercial real estate asset classes. Initially, we expect to focus our activities on acquiring CMBS that are, or were previously, primarily AAA-rated and commercial real estate loans through our MOSA with Principal, our MOSAs with other third parties, as well as our own direct relationships with commercial mortgage brokers and borrowers. As the diligence and acquisition lead times for commercial real estate loans are longer than for CMBS purchases, we expect our portfolio at the outset to be weighted toward CMBS, subject to maintaining our REIT qualification and our 1940 Act exemption, but we expect our portfolio to become weighted toward commercial real estate loans over the next twelve months. We may use a portion of the proceeds to acquire Agency RMBS consistent with maintaining our REIT qualification and our exemption from registration under the 1940 Act. Until appropriate assets can be identified, our Manager may invest these funds in interest-bearing short-term investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we hope to achieve from deploying the proceeds of this offering in our target assets. See “Use of Proceeds.”

Our Distribution Policy

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. For more information, please see “Certain Federal Income Tax Considerations.”

In connection with the REIT requirements, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefor. Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, please see “Distribution Policy.”

Proposed NYSE symbol	“ ”

Ownership and transfer restrictions

To assist us in complying with limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common stock.

Our Corporate Information

          Our principal executive offices are located at 1211 Avenue of Americas, Suite 2902, New York, New York 10036. Our telephone number is                . Our website is                .. The contents of our website are not a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

RISK FACTORS

          Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us.

          If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Associated With Our Management and Relationship With Our Manager

We are dependent on our Manager and its key personnel, and we may not find a suitable replacement if any of them becomes unavailable to us.

          We have no separate facilities and are completely reliant on our Manager. Initially we will have no employees. Our officers are also employees of our Manager, who has significant discretion as to the implementation of our asset and operating policies and strategies. Accordingly, we will depend on the diligence, skill and network of business contacts of the senior management of our Manager. The senior management of our Manager will evaluate, negotiate, structure, close and monitor our assets; therefore, our success will depend on their continued service. The departure of any of the senior managers of our Manager or our MOSA counterparties could have a material adverse effect on our performance. In addition, we can offer no assurance that our Manager will remain our manager or that we will continue to have access to our Manager’s principals and professionals. Our management agreement with our Manager only extends until December 31, 2013. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan. Moreover, our Manager is not obligated to dedicate certain of its employees exclusively to us nor is it obligated to dedicate any specific portion of its time to our business, and none of our Manager’s employees are contractually dedicated to us under our management agreement with our Manager. Kevin Riordan, our Chief Executive Officer, President and Director, and Jeffrey Conti, our Head of Commercial Underwriting, will devote all of their time to our business, and Daniel Wickey, our Chief Financial Officer, will devote a substantial portion of his time to our business.

We expect to be dependent on third parties and their key personnel for our success, and we may not find a suitable replacement if any of them becomes unavailable to us.

          We expect to rely on third parties. To facilitate our acquisition of commercial real estate loans, we expect to enter into MOSAs with third parties to originate, underwrite, conduct due diligence, close and service commercial real estate loans. The departure of any of the key personnel of our MOSA counterparties could have a material adverse effect on our performance. In addition, we can offer no assurance that we will be able to enter into MOSAs with suitable counterparties or maintain commercial relationships with our MOSA counterparties. Furthermore, none of our third parties will be obligated to dedicate any specific portion of their time to our business. If any of our MOSAs is terminated and no suitable replacement is found to provide us with similar services, we may not be able to successfully execute our business plan.

There are conflicts of interest in our relationships with third parties, which could hinder our ability to successfully execute our business plan.

          There are also potential conflicts of interest that could arise out of our relationships with certain third parties, with which we will enter into MOSAs. Our MOSA counterparties may manage assets for themselves or other clients that participate in some or all of our targeted asset classes, and therefore our MOSA counterparties may compete directly with us for opportunities or may have other clients that do so. As a result, we may compete with our MOSA counterparties or their other clients for opportunities and, as a result, we may either not be presented with certain opportunities or have to compete with such other clients to acquire these assets. Further, at times when there are turbulent conditions in the mortgage markets or distress in the credit markets or other times when we will need focused support from our MOSA counterparties, other clients of our MOSA counterparties will likewise require greater focus and attention, placing our MOSA counterparties’ resources in high demand. Employees of such MOSA counterparties may have conflicts between their duties to us through our Manager and their employer. It is not expected that our MOSA counterparties will be required to devote a specific amount of time to our operations. In such situations, we may not receive the level of support and assistance that we may need to successfully execute our business plan.

There are conflicts of interest in our relationship with our Manager and Annaly, which could result in decisions that are not in the best interest of our stockholders.

          We are subject to potential conflicts of interest arising out of our relationship with Annaly and our Manager. An Annaly executive officer is our Manager’s sole director; two of Annaly’s employees are our directors; and several of Annaly’s employees are officers of our Manager and us. Specifically, each of our officers also serves as an employee of our Manager or Annaly. As a result, our Manager and our executives may have conflicts between their duties to us and their duties to, and interests in, Annaly or our Manager. There may also be conflicts in allocating assets which are suitable both for us and Annaly as well as other FIDAC managed funds. Annaly may compete with us with respect to certain assets which we may want to acquire, and as a result, we may either not be presented with the opportunity or have to compete with Annaly or other FIDAC-managed funds to acquire these assets. Our Manager and our executive officers may choose to allocate favorable assets to Annaly or other FIDAC-managed funds instead of to us. The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us. Further, during turbulent conditions in the mortgage industry, distress in the credit markets or other times when we will need focused support and assistance from our Manager, other entities for which our Manager also acts as a manager will likewise require greater focus and attention, placing our Manager’s resources in high demand. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if our Manager did not act as a manager for other entities. There is no assurance that the allocation policy that addresses some of the conflicts relating to our assets, which is described under “Business—Conflicts of Interest,” will be adequate to address all of the conflicts that may arise.

          Following this offering, we expect Annaly to own 9.8% of our common stock, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option and shares of our restricted common stock approved to be granted to our executive officers and employees of our Manager and to our independent directors, which entitles them to receive quarterly distributions based on financial performance. In evaluating assets and other management strategies, this may lead our Manager to place emphasis on the maximization of revenues at the expense of other criteria, such as preservation of capital. Assets with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our portfolio. Annaly may sell shares in us at any time following the lock-up period. The lock-up period for Annaly expires on the earlier of (i) the date which is three years after the date of this prospectus or (ii) the termination of the management agreement. To the extent Annaly sells some of its shares, its interests may be less aligned with our interests.

Our focus is different from that of other entities that are or have been managed by our Manager, and there can be no assurance that our Manager will be able to replicate its historical performance.

          Our focus is different from that of other entities that are or have been managed by our Manager. In particular, entities managed by our Manager have not purchased commercial mortgage loans or structured commercial loan securitizations. In addition, our Manager has limited experience in managing and investing in CMBS and commercial loans, which we may pursue as part of our strategy. Accordingly, our Manager’s historical returns will not be indicative of its performance for our strategy, and we can offer no assurance that our Manager will replicate the historical performance of the Manager’s professionals in their previous endeavors. Our returns could be substantially lower than the returns achieved by our Manager’s professionals’ previous endeavors.

Our Manager’s base management fee is payable regardless of our performance, which may reduce our Manager’s incentive to devote its time and effort to seeking attractive assets for our portfolio.

          We will pay our Manager a base management fee regardless of our performance, which may reduce our Manager’s incentive to devote its time and effort to seeking assets that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock. In addition, in calculating the base management fee, unrealized gains and losses are excluded, which could incentivize our manager to sell appreciated assets and keep non-performing assets, even though it may not be in our best interest to do so.

The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

          Our Chief Executive Officer, President, Chief Financial Officer, Head of Commercial Underwriting, Treasurer, Controller and Secretary will also serve as employees of our Manager. In addition, certain of our directors are employees of our Manager. Our management agreement with our Manager was negotiated between related parties, and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

          Termination of the management agreement with our Manager without cause is difficult and costly. Our independent directors will review our Manager’s performance and the management fees annually, and following the initial term, the management agreement may be terminated annually by us without cause upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock (other than those shares held by Annaly or its affiliates), based upon: (i) our Manager’s unsatisfactory performance that is materially detrimental to us, or (ii) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. Our Manager will be provided 180-days’ prior notice of any such termination. Additionally, upon such termination, the management agreement provides that we will pay our Manager a termination fee equal to three times the average annual management fee (or if the period is less than 24-months annualized) earned by our Manager during the prior 24-month period before such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions may adversely affect our ability to terminate our Manager without cause.

          Our Manager is only contractually committed to serve us until December 31, 2013. Thereafter, the management agreement is renewable on an annual basis; provided, however, that our Manager may terminate the management agreement annually upon 180-days’ prior notice. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

Our board of directors will approve very broad asset guidelines for our Manager and will not approve each decision made by our Manager.

          Our Manager will be authorized to follow very broad asset guidelines. Our board of directors will periodically review our asset guidelines and our portfolio, but will not, and will not be required to, review all of our proposed asset acquisitions or any type or category of asset, except that an asset in a security structured or managed by our Manager must be approved by a majority of our independent directors. In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager will have great latitude within broad asset guidelines in determining the types of assets it may decide are proper for us, which could result in returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Furthermore, decisions made by our Manager may not be in your best interest.

We may change our strategy or asset guidelines, asset allocation, financing strategy or leverage policies without stockholder consent, which may result in riskier asset purchases.

          We may change our strategy or asset guidelines, asset allocation, financing strategy or leverage policies at any time without the consent of our stockholders, which could result in our purchasing assets that are different from, and possibly riskier than, the assets described in this prospectus. A change in our strategy may increase our exposure to default risk, real estate market fluctuations and interest rate risk. These changes could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

Our Manager has an incentive to deploy our funds in investment vehicles managed by our Manager, which may reduce other opportunities available to us.

          While purchasing interests in investment vehicles managed by our Manager require approval by a majority of our independent directors, our Manager has an incentive to deploy our funds in investment vehicles managed by our Manager. In addition, we cannot assure you that purchasing interests in investment vehicles managed by our Manager will prove beneficial to us.

We compete with investment vehicles of our Manager for access to our Manager’s resources and asset acquisition opportunities.

          Our Manager provides investment and financial advice to a number of investment vehicles and some of our Manager’s personnel are also employees of Annaly and in that capacity are involved in Annaly’s asset acquisition process. Accordingly, we will compete with our Manager’s other investment vehicles and with Annaly for our Manager’s resources and asset acquisition opportunities. In the future, our Manager may sponsor and manage other investment vehicles with a focus that overlaps with ours, which could result in us competing for access to the benefits that we expect our relationship with our Manager to provide to us.

Risks Related To Our Assets

A prolonged economic slowdown or continued declining real estate values could impair our assets and harm our operating results.

          Many of our assets may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our assets and a decrease in revenues, net income and asset values. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could result in significant diminution in the value of our assets, prevent us from increasing our assets and have an adverse effect on our operating results.

Difficult conditions in the mortgage, commercial and residential real estate markets may cause us to experience market losses related to our holdings, and we do not expect these conditions to improve in the near future.

          Our results of operations are materially affected by conditions in the mortgage, commercial and residential real estate markets, the financial markets and the economy generally. For example, the two vehicles managed by our Manager that invested predominately in non-Agency RMBS experienced significant losses in 2008. For more information please see “Business—Historical Performance.” Continuing concerns about the declining real estate market, as well as inflation, energy costs, geopolitical issues and the availability and cost of credit, have contributed to increased volatility and diminished expectations for the economy and markets going forward. The mortgage market has been severely affected by changes in the lending landscape and there is no assurance that these conditions have stabilized or that they will not worsen. The disruption in the mortgage market has an impact on new demand for homes, which will compress the home ownership rates and weigh heavily on future home price performance. There is a strong correlation between home price growth rates and mortgage loan delinquencies. In addition, the commercial mortgage market has also begun to come under significant pressure, which has dramatically impacted the valuation of CMBS and commercial loans. The further deterioration of the real estate market after we deploy the proceeds from this offering may cause us to experience losses related to our assets and we could sell assets at a loss. Declines in the market values of our assets may adversely affect our results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

          In addition, declines in the real estate markets, including falling home prices and increasing foreclosures and unemployment, have resulted in significant asset write-downs by financial institutions, which have caused many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. We may rely on the availability of financing to acquire real estate-related securities and commercial mortgage loans on a levered basis. Institutions from which we will seek to obtain financing may have owned or financed real estate-related securities and commercial real estate loans, which have declined in value and caused them to suffer losses as a result of the downturn in the real estate markets. Many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. If these conditions persist, these institutions may become insolvent or tighten their lending standards, which could make it more difficult for us to obtain financing on favorable terms or at all. Our profitability may be adversely affected if we are unable to obtain cost-effective financing for our assets.

Continued adverse developments in the broader residential and commercial mortgage market may adversely affect the value of the assets in which we invest.

          In 2008 and so far in 2009, the residential and commercial mortgage market in the United States has experienced a variety of difficulties and changed economic conditions, including defaults, credit losses and liquidity concerns. Certain commercial banks, investment banks and insurance companies have announced extensive losses from exposure to the residential and commercial mortgage market. These losses have reduced financial industry capital, leading to reduced liquidity for some institutions. These factors have impacted investor perception of the risk associated with CMBS and commercial mortgage loans which we may acquire. As a result, values for CMBS and commercial mortgage loans in which we intend to invest have experienced volatility. Further increased volatility and deterioration in the broader residential and commercial mortgage and MBS markets may adversely affect the performance and market value of our assets.

          Any decline in the value of our assets, or perceived market uncertainty about their value, would likely continue to make it difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements already in place. The CMBS in which we intend to invest will be classified for accounting purposes as available-for-sale. All assets classified as available-for-sale will be reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity. As a result, a decline in fair values may reduce the book value of our assets. Moreover, if the decline in fair value of an available-for-sale security is other-than-temporarily impaired, such decline will reduce earnings. If market conditions result in a decline in the fair value of our CMBS, our financial position and results of operations could be adversely affected.

We have not yet identified any specific assets.

          We have not yet identified any specific assets for our portfolio and, thus, you will not be able to evaluate any proposed assets before purchasing shares of our common stock. Additionally, our assets will be selected by our Manager, and our stockholders will not have input into such decisions. Both of these factors will increase the uncertainty, and thus the risk, of investing in our shares.

          Until appropriate assets can be identified, our Manager may invest the net proceeds of this offering and the concurrent sale of shares to Annaly in interest-bearing short-term investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we hope to achieve from assets purchased with our intended use of proceeds of this offering. We expect to reallocate a portion of the net proceeds from this offering into a more diversified portfolio of assets within twelve months, subject to the availability of appropriate opportunities. Our Manager intends to conduct due diligence with respect to our assets and suitable opportunities may not be immediately available. Even if opportunities are available, there can be no assurance that our Manager’s due diligence processes will uncover all relevant facts or that any asset purchase will be successful.

We may allocate the net proceeds from this offering and the concurrent private placement to Annaly to assets with which you may not agree.

          We will have significant flexibility in deploying the net proceeds of this offering and the concurrent private placement to Annaly. You will be unable to evaluate the manner in which funds will be used or the economic merit of our expected assets and, as a result, we may use the funds to purchase assets with which you may not agree. The failure of our management to apply these proceeds effectively or find assets that meet our criteria in sufficient time or on acceptable terms could result in unfavorable returns, could cause a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our stockholders, and could cause the value of our common stock to decline.

The commercial mortgage loans we expect to acquire and the mortgage loans underlying our CMBS assets will depend on the ability of the commercial property owner to generate net income from operating the property. Failure to do so may result in delinquency and/or foreclosure.

          Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that may be greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be adversely affected by, among other things,

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location, condition and design;

•	competition from comparable types of properties;

•	changes in laws that increase operating expenses or limit rents that may be charged;

•	changes in national, regional or local economic conditions or specific industry segments, including the credit and securitization markets;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	increases in interest rates, real estate tax rates and other operating expenses;

•	costs of remediation and liabilities associated with environmental conditions;

•	the potential for uninsured or underinsured property losses;

•	changes in governmental laws and regulations, including fiscal policies, zoning ordinances and environmental legislation and the related costs of compliance; and

•	acts of God, terrorist attacks, social unrest and civil disturbances.

          In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and limit amounts available for distribution to our stockholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

We may not realize income or gains from our assets which could cause the value of our common stock to decline.

          We seek to generate both current income and capital appreciation. The assets we invest in may, however, not appreciate in value and, in fact, may decline in value, and the loans and debt securities we purchase may default on interest or principal payments. Accordingly, we may not be able to realize income or gains from our assets. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our expenses.

Because assets we expect to acquire may experience periods of illiquidity, we may lose profits or be prevented from earning capital gains if we cannot sell mortgage-related assets at an opportune time.

          We bear the risk of being unable to dispose of our targeted assets at advantageous times or in a timely manner because mortgage-related assets generally experience periods of illiquidity, including the recent period of delinquencies and defaults with respect to commercial mortgage loans. The lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale or the unavailability of financing for these assets. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which may cause us to incur losses.

The lack of liquidity in our assets may adversely affect our business.

          The illiquidity of our assets in real estate loans and CMBS, may make it difficult for us to sell such assets if the need or desire arises. Many of the securities we purchase will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or their disposition except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws. In addition, certain assets such as B Notes, mezzanine loans and bridge and other loans are also particularly illiquid assets due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default. Moreover, turbulent market conditions, such as those recently in effect, could significantly and negatively impact the liquidity of our assets. It may be difficult or impossible to obtain third party pricing on the assets we purchase. Illiquid assets typically experience greater price volatility, as a ready market does not exist, and can be more difficult to value. In addition, validating third party pricing for illiquid assets may be more subjective than more liquid assets. As a result, we expect many of our assets will be illiquid and if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our assets. Further, we may face other restrictions on our ability to liquidate an asset in a business entity to the extent that we or our Manager has or could be attributed with material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Our assets may be concentrated and will be subject to risk of default.

          While we intend to diversify our portfolio of assets in the manner described in this prospectus, we are not required to observe specific diversification criteria. To the extent that our portfolio is concentrated in any one region or type of asset, downturns relating generally to such region or type of asset may result in defaults on a number of our assets within a short time period, which may reduce our net income and the value of our shares and accordingly may reduce our ability to pay dividends to our stockholders.

Our CMBS assets are subject to losses.

          We expect to acquire CMBS. In general, losses on a mortgaged property securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, then by the holder of a mezzanine loan or B Note, if any, then by the “first loss” subordinated security holder generally, the “B-Piece” buyer, and then by the holder of a higher-rated security. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit, mezzanine loans or B Notes, and any classes of securities junior to those which we acquire, we will not be able to recover all of our capital in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed securities. The prices of lower credit quality CMBS are generally less sensitive to interest rate changes than more highly rated CMBS, but more sensitive to adverse economic downturns or individual issuer developments. The projection of an economic downturn, for example, could cause a decline in the price of lower credit quality CMBS because the ability of obligors of mortgages underlying CMBS to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

We may not control the special servicing of the mortgage loans included in the CMBS in which we invest and, in such cases, the special servicer may take actions that could adversely affect our interests.

          With respect to the CMBS in which we invest, overall control over the special servicing of the related underlying mortgage loans will be held by a “directing certificateholder” or a “controlling class representative,” which is appointed by the holders of the most subordinate class of CMBS in such series (except in the case of TALF-financed CMBS, where TALF rules prohibit control by investors in a subordinate class once the principal balance of that class is reduced to less than 25% of its initial principal balance as a result of both actual realized losses and “appraisal reduction amounts”). To the extent that we focus on acquiring classes of existing series of CMBS originally rated AAA, we will not have the right to appoint the directing certificateholder. In connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificateholder, take actions with respect to the specially serviced mortgage loans that could adversely affect our interests.

If our Manager overestimates the yields or incorrectly prices the risks of our assets, we may experience losses.

          Our Manager will value our potential assets based on yields and risks, taking into account estimated future losses on the mortgage loans and the underlying collateral included in the securitization’s pools, and the estimated impact of these losses on expected future cash flows and returns. Our Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. In the event that our Manager underestimates the asset level losses relative to the price we pay for a particular asset, we may experience losses with respect to such asset.

Purchases of non-conforming and non-investment grade rated loans or securities involve increased risk of loss.

          It is possible that some of the loans we acquire will not conform to conventional loan standards applied by traditional lenders and either will not be rated or will be rated as non-investment grade by the rating agencies. The non-investment grade ratings for these assets typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, these loans will have a higher risk of default and loss than investment grade rated assets. Any loss we incur may be significant and may reduce distributions to our stockholders and adversely affect the market value of our common shares. There are no limits on the percentage of unrated or non-investment grade rated assets we may hold in our portfolio.

Any credit ratings assigned to our assets will be subject to ongoing evaluations and revisions, and we cannot assure you that those ratings will not be downgraded.

          Some of our assets may be rated by Moody’s Investors Service, Fitch Ratings or S&P. Any credit ratings on our assets are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our assets in the future, the value of these assets could significantly decline, which would adversely affect the value of our portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us. Further, if rating agencies reduce the ratings on assets that we intended to finance through the TALF, such assets would no longer be eligible collateral that could be financed through the TALF.

The B Notes that we may acquire may be subject to additional risks related to the privately negotiated structure and terms of the transaction, which may result in losses to us.

          We may acquire B Notes. A B Note is a mortgage loan typically (1) secured by a first mortgage on a single large commercial property or group of related properties and (2) subordinated to an A Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B Note holders after payment to the A Note holders. However, because each transaction is privately negotiated, B Notes can vary in their structural characteristics and risks. For example, the rights of holders of B Notes to control the process following a borrower default may vary from transaction to transaction. Further, B Notes typically are secured by a single property and so reflect the risks associated with significant concentration. Significant losses related to our B Notes would result in operating losses for us and may limit our ability to make distributions to our stockholders.

Our mezzanine loan assets will involve greater risks of loss than senior loans secured by income-producing properties.

          We may acquire mezzanine loans, which take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property, because the loan may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our initial expenditure. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Significant losses related to our mezzanine loans would result in operating losses for us and may limit our ability to make distributions to our stockholders.

We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties, which could harm our earnings.

          When we sell loans, we will be required to make customary representations and warranties about such loans to the loan purchaser. Our commercial mortgage loan sale agreements will require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. Likewise, we may be required to repurchase or substitute loans if we breach a representation or warranty in connection with our securitizations. The remedies available to a purchaser of mortgage loans are generally broader than those available to us against the originating broker or correspondent. Further, if a purchaser enforces its remedies against us, we may not be able to enforce the remedies we have against the sellers. The repurchased loans typically can only be financed at a steep discount to their repurchase price, if at all. They are also typically sold at a significant discount to the unpaid principal balance. Significant repurchase activity could harm our cash flow, results of operations, financial condition and business prospects.

Our Manager’s and our third party loan originators and servicers’ due diligence of potential assets may not reveal all of the liabilities associated with such assets and may not reveal other weaknesses in such assets, which could lead to losses.

          Before making an asset acquisition, our Manager will assess the strengths and weaknesses of the originator or issuer of the asset as well as other factors and characteristics that are material to the performance of the asset. In making the assessment and otherwise conducting customary due diligence, our Manager will rely on resources available to it, including our third party loan originators and servicers. This process is particularly important with respect to newly formed originators or issuers because there may be little or no information publicly available about these entities and assets. There can be no assurance that our Manager’s due diligence process will uncover all relevant facts or that any asset acquisition will be successful.

Our real estate assets are subject to risks particular to real property, which may adversely affect our returns from certain assets and our ability to make distributions to our stockholders.

          We own assets secured by real estate and may own real estate directly in the future, either through direct purchases or upon a default of mortgage loans. Real estate assets are subject to various risks, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under-insured property losses.

          If any of these or similar events occurs, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to stockholders.

Construction loans involve an increased risk of loss.

          We may acquire construction loans. If we fail to fund our entire commitment on a construction loan or if a borrower otherwise fails to complete the construction of a project, there could be adverse consequences associated with the loan, including: a loss of the value of the property securing the loan, especially if the borrower is unable to raise funds to complete it from other sources; a borrower claim against us for failure to perform under the loan documents; increased costs to the borrower that the borrower is unable to pay; a bankruptcy filing by the borrower; and abandonment by the borrower of the collateral for the loan.

          Risks of cost overruns and noncompletion of renovation of the properties underlying rehabilitation loans may result in significant losses. The renovation, refurbishment or expansion by a borrower under a mortgaged property involves risks of cost overruns and noncompletion. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. Other risks may include rehabilitation costs exceeding original estimates, possibly making a project uneconomical, environmental risks and rehabilitation and subsequent leasing of the property not being completed on schedule. If such renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged impairment of net operating income and may not be able to make payments on our investment, which could result in significant losses.

Our Manager will utilize analytical models and data in connection with the valuation of our assets, and any incorrect, misleading or incomplete information used in connection therewith would subject us to potential risks.

          Given the complexity of our assets and strategies, our Manager must rely heavily on analytical models (both proprietary models developed by our Manager and those supplied by third parties) and information and data supplied by our third party loan originators and servicers, or Models and Data. Models and Data will be used to value assets or potential asset purchases and also in connection with hedging our assets. When Models and Data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon expose us to potential risks. For example, by relying on Models and Data, especially valuation models, our Manager may be induced to buy certain assets at prices that are too high, to sell certain other assets at prices that are too low or to miss favorable opportunities altogether. Similarly, any hedging based on faulty Models and Data may prove to be unsuccessful. Furthermore, any valuations of our assets that are based on valuation models may prove to be incorrect.

          Some of the risks of relying on analytical models and third-party data are particular to analyzing tranches from securitizations, such as MBS. These risks include, but are not limited to, the following: (i) collateral cash flows and/or liability structures may be incorrectly modeled in all or only certain scenarios, or may be modeled based on simplifying assumptions that lead to errors; (ii) information about collateral may be incorrect, incomplete, or misleading; (iii) collateral or bond historical performance (such as historical prepayments, defaults, cash flows, etc.) may be incorrectly reported, or subject to interpretation (e.g., different issuers may report delinquency statistics based on different definitions of what constitutes a delinquent loan); or (iv) collateral or bond information may be outdated, in which case the models may contain incorrect assumptions as to what has occurred since the date information was last updated.

          Some of the analytical models used by our Manager, such as mortgage prepayment models or mortgage default models, are predictive in nature. The use of predictive models has inherent risks. For example, such models may incorrectly forecast future behavior, leading to potential losses on a cash flow and/or a mark-to-market basis. In addition, the predictive models used by our Manager may differ substantially from those models used by other market participants, with the result that valuations based on these predictive models may be substantially higher or lower for certain assets than actual market prices. Furthermore, since predictive models are usually constructed based on historical data supplied by third parties, the success of relying on such models may depend heavily on the accuracy and reliability of the supplied historical data and the ability of these historical models to accurately reflect future periods.

          All valuation models rely on correct market data inputs. If incorrect market data is entered into even a well-founded valuation model, the resulting valuations will be incorrect. However, even if market data is inputted correctly, “model prices” will often differ substantially from market prices, especially for securities with complex characteristics, such as derivative securities.

Interest rate mismatches between our assets and our borrowings used to fund our purchases of these assets may reduce our income during periods of changing interest rates.

          We intend to fund some of our acquisitions of commercial real estate loans and real estate-related securities with borrowings that have interest rates based on indices and repricing terms with shorter maturities than the interest rate indices and repricing terms of our adjustable-rate assets. Accordingly, if short-term interest rates increase, this may harm our profitability.

          Some of the commercial real estate loans and real estate-related securities we acquire will be fixed-rate securities. This means that their interest rates will not vary over time based upon changes in a short-term interest rate index. Therefore, the interest rate indices and repricing terms of the assets that we acquire and their funding sources will create an interest rate mismatch between our assets and liabilities. During periods of changing interest rates, these mismatches could reduce our net income, dividend yield and the market price of our stock.

          Accordingly, in a period of rising interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings will adjust whereas the interest rates on our fixed-rate assets will remain unchanged.

Interest rate caps on our adjustable rate MBS may adversely affect our profitability.

          Adjustable-rate MBS are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase over the life of the security. Our borrowings typically will not be subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps could limit the interest rates on our adjustable-rate MBS. This problem is magnified for hybrid adjustable-rate and adjustable-rate MBS that are not fully indexed. Further, some hybrid adjustable-rate and adjustable-rate MBS may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on hybrid adjustable-rate and adjustable-rate MBS than we need to pay interest on our related borrowings. These factors could reduce our net interest income and cause us to suffer a loss.

We may experience a decline in the fair value of our assets.

          A decline in the fair market value of our assets may require us to recognize an “other-than-temporary” impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale.

          Some of our portfolio assets will be recorded at fair value and, as a result, there will be uncertainty as to the value of these assets. Some of our portfolio assets will be in the form of positions or securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We will value these assets quarterly at fair value, as determined in accordance with SFAS No. 157, Fair Value Measurements, or SFAS 157, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

An increase in prepayment rates could adversely affect yields on our assets.

          The value of our assets may be affected by prepayment rates on mortgage loans. Prepayment rates on mortgage loans are influenced by changes in interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, prepayment rates cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, we are likely to reinvest the proceeds of prepayments received during these periods in assets yielding less than the mortgage loans that were prepaid. In addition, the market value of the mortgage loan assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease, in which case we would not have the prepayment proceeds available to acquire assets with higher yields. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our cost of certain assets purchased at a premium to face value.

Liability relating to environmental matters may impact the value of properties that we may acquire or the properties underlying our assets.

          Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

          The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our debt investments becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the relevant mortgage asset held by us and our ability to make distributions to our stockholders. If we acquire any properties, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

Risks Related To Our Business

We have no operating history and may not be able to operate successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

          We were organized in January 2008 and have no operating history. We have no assets and will commence operations only upon completion of this offering. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies described in this prospectus. The results of our operations depend on many factors, including the availability of opportunities for the acquisition of assets, the valuation of assets acquired, the level and volatility of interest rates, the availability of adequate short and long-term financing and the terms of the financing, conditions in the financial markets and economic conditions.

We operate in a highly competitive market for asset acquisition opportunities and more established competitors may be able to compete more effectively for asset acquisition opportunities than we can.

          A number of entities will compete with us to purchase the types of assets that we plan to acquire. We will compete with other REITs, public and private funds, including PPIFs, commercial and investment banks and commercial finance companies, including some of the third parties with which we expect to have relationships. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have objectives that overlap with ours, which may create competition for asset acquisition opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of asset acquisitions and establish more relationships than us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive asset acquisition opportunities from time to time, and we can offer no assurance that we will be able to identify and purchase assets that are consistent with our objectives.

Maintenance of our exemption from registration under the Investment Company Act of 1940 and our REIT qualification impose significant limits on our operations.

          We intend to conduct our operations so as not to become regulated as an investment company under the 1940 Act. Because we are a holding company that will conduct its businesses primarily through wholly-owned subsidiaries, the securities issued by these subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through our subsidiaries.

          We expect certain subsidiaries that we may form in the future to rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of these subsidiaries’ assets must be comprised of qualifying assets and at least 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act. Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold mortgage assets through majority owned subsidiaries that rely on Section 3(c)(5)(C). We expect to form one or more special purpose subsidiaries for the purpose of financing our assets. We anticipate that some of these subsidiaries may be organized to rely on the 1940 Act exemption provided to certain structured financing vehicles by Rule 3a-7. If we organize subsidiaries that rely on Rule 3a-7 for an exemption from the 1940 Act, these subsidiaries will need to comply with the restrictions described in “Business—Operating and Regulatory Structure—1940 Act Exemption.” In light of the requirements of Rule 3a-7, our ability to manage assets held in a special purpose subsidiary that complies with Rule 3a-7 will be limited and we may not be able to purchase or sell assets owned by that subsidiary when we would otherwise desire to do so, which could lead to losses.

          We cannot assure you that the laws and regulations governing the 1940 Act status of REITs, including the Division of Investment Management of the SEC providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations. If we or our subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either to (a) change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (c) register as an investment company, any of which could negatively affect the value of our common stock, the sustainability of our business model, and our ability to make distributions, which could have an adverse effect on our business and the market price for our shares of common stock.

Rapid changes in the values of our CMBS, commercial mortgage loans and other real estate-related assets may make it more difficult for us to maintain our qualification as a REIT or exemption from the 1940 Act.

          If the market value or income potential of our CMBS, commercial mortgage loans and other real estate-related assets declines as a result of market deterioration, ratings downgrades, increased interest rates, prepayment rates or other factors, we may need to increase our real estate assets and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exemption from the 1940 Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make decisions that we otherwise would not make absent the REIT and 1940 Act considerations.

We are highly dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends to our stockholders.

          Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our operations, including CMBS purchases and sales, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends to our stockholders.

Terrorist attacks and other acts of violence or war may affect the market for our common stock, the industry in which we conduct our operations and our profitability.

          Terrorist attacks may harm our results of operations and the investments of our stockholders. We cannot assure you that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly impact the property underlying our asset-based securities or the securities markets in general. Losses resulting from these types of events are uninsurable.

          More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economies. Adverse economic conditions could harm the value of the property underlying our asset-backed securities or the securities markets in general, which could harm our operating results and revenues and may result in the volatility of the value of our securities.

We will be subject to the requirements of the Sarbanes-Oxley Act of 2002, which may be costly and challenging.

          After we become a public company, our management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires our independent registered public accounting firm to deliver an attestation report on management’s assessment of, and the operating effectiveness of, our internal controls over financial reporting in conjunction with their opinion on our audited financial statements as of December 31 subsequent to the year in which our registration statement becomes effective. Substantial work on our part is required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process is expected to be both costly and challenging. We cannot give any assurances that material weaknesses will not be identified in the future in connection with our compliance with the provisions of Sections 302 and 404 of the Sarbanes-Oxley Act. The existence of any material weakness described above would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and expense to remediate any material weaknesses that may be discovered and may not be able to remediate any material weaknesses in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a decline in the trading price of our common stock.

The increasing number of proposed federal, state and local laws may increase our risk of liability with respect to certain mortgage loans and could increase our cost of doing business.

          The United States Congress and various state and local legislatures are considering legislation, which, among other provisions, would permit limited assignee liability for certain violations in the mortgage loan origination process. We cannot predict whether or in what form Congress or the various state and local legislatures may enact legislation affecting our business. We are evaluating the potential impact of these initiatives, if enacted, on our practices and results of operations. As a result of these and other initiatives, we are unable to predict whether federal, state or local authorities will require changes in our practices in the future. These changes, if required, could adversely affect our profitability, particularly if we make such changes in response to new or amended laws, regulations or ordinances in any state where we acquire a significant portion of our mortgage loans, or if such changes result in us being held responsible for any violations in the mortgage loan origination process.

Accounting rules for certain of our transactions are highly complex and involve significant judgment and assumptions, and changes in accounting treatment may adversely affect our profitability and impact our financial results.

          Accounting rules for mortgage loan sales and securitizations, valuations of financial instruments, investment consolidations and other aspects of our anticipated operations are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in preparation of financial information and the delivery of this information to our shareholders. Changes in accounting interpretations or assumptions could impact our financial statements and our ability to timely prepare our financial statements in a timely fashion. Our inability to timely prepare our financial statements in a timely fashion in the future would likely adversely affect our share price significantly.

          In February 2008, the Financial Accounting Standards Board, or FASB, issued final guidance regarding the accounting and financial statement presentation for transactions that involve the acquisition of Agency RMBS from a counterparty and the subsequent financing of these securities through repurchase agreements with the same counterparty. We will evaluate our position based on the final guidance issued by FASB. If we do not meet the criteria under the final guidance to account for the transactions on a gross basis, our accounting treatment would not affect the economics of these transactions, but would affect how these transactions are reported on our financial statements. If we are not able to comply with the criteria under this final guidance for same party transactions we would be precluded from presenting Agency RMBS and the related financings, as well as the related interest income and interest expense, on a gross basis on our financial statements. Instead, we would be required to account for the purchase commitment and related repurchase agreement on a net basis and record a forward commitment to purchase Agency RMBS as a derivative instrument. Such forward commitments would be recorded at fair value with subsequent changes in fair value recognized in earnings. Additionally, we would record the cash portion of our investment in Agency RMBS as a mortgage-related receivable from the counterparty on our balance sheet. Although we would not expect this change in presentation to have a material impact on our net income, it could have an adverse impact on our operations. It could have an impact on our ability to include certain Agency RMBS purchased and simultaneously financed from the same counterparty as qualifying real estate interests or real estate-related assets used to qualify under the exemption to not have to register as an investment company under the 1940 Act. It could also limit our investment opportunities as we may need to limit our purchases of Agency RMBS that are simultaneously financed with the same counterparty.

          On October 10, 2008, FASB issued FASB Staff Position (FSP) 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP 157-3”), in response to the deterioration of the credit markets. This FSP provides guidance clarifying how SFAS 157, should be applied when valuing securities in markets that are not active. The fair value at which our assets may be recorded may not be an indication of their realizable value. Ultimate realization of the value of an asset depends to a great extent on economic and other conditions that are beyond our control. Further, fair value is only an estimate based on good faith judgment of the price at which an investment can be sold since market prices of investments can only be determined by negotiation between a willing buyer and seller. If we were to liquidate a particular asset, the realized value may be more than or less than the amount at which such asset is valued. Accordingly, the value of our common shares could be adversely affected by our determinations regarding the fair value of our investments, whether in the applicable period or in the future. Additionally, such valuations may fluctuate over short periods of time.

Risks Related to U.S. Government Programs

There can be no assurance that the actions of the U.S. Government, the Federal Reserve, U.S. Treasury and other governmental and regulatory bodies for the purpose of stabilizing the financial markets, including the establishment of the TALF and the PPIP, or market response to those actions, will achieve the intended effect, or that our business will benefit from these actions, and further government or market developments would materially and adversely impact us.

          In response to the financial issues affecting the banking system and the financial markets and going concern threats to investment banks and other financial institutions, the U.S. Government, the Federal Reserve, the U.S. Treasury and other governmental and regulatory bodies have taken action to attempt to stabilize the financial markets. Significant measures include the enactment of the Economic Stabilization Act of 2008, or the EESA, to, among other things, establish the Troubled Asset Relief Program, or the TARP; the enactment of the Housing and Economic Recovery Act of 2008, or the HERA, which established a new regulator for Fannie Mae and Freddie Mac; the establishment of the TALF; and the establishment of the PPIP. There can be no assurance that the EESA, HERA, TALF, PPIP or other recent U.S. Government actions will have a beneficial impact on the financial markets, including on current extreme levels of volatility. To the extent the market does not respond favorably to these initiatives or these initiatives do not function as intended, our business may not receive the anticipated positive impact from the legislation. There can also be no assurance that we will be eligible to participate in any programs established by the U.S. Government such as the TALF or the PPIP or, if we are eligible, that we will be able to utilize them successfully or at all. In addition, because the programs are designed, in part, to restart the market for certain of our targeted assets, the establishment of these programs may result in increased competition for attractive opportunities in our targeted assets. It is also possible that our competitors may utilize the programs which would provide them with attractive debt and equity capital funding from the U.S. Government. In addition, the U.S. Government, the Federal Reserve, the U.S. Treasury and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. We cannot predict whether or when such actions may occur, and such actions could have a dramatic impact on our business, results of operations and financial condition.

The terms and conditions of the PPIP have not been finalized and there is no assurance that the final terms will enable us to participate in the PPIP in a manner consistent with our strategy.

          While the U.S. Treasury and the FDIC have released a summary of proposed terms and conditions for the PPIP, they have not released the final terms and conditions governing these programs. The existing proposed terms and conditions do not address the specific terms and conditions relating to: (1) the guaranteed debt to be issued by participants in the Legacy Loans Program, (2) the debt financing from the U.S. Treasury in the Legacy Securities Program and (3) the warrants that the U.S. Treasury will receive under both programs. In addition, the U.S. Treasury and the FDIC have reserved the right to modify the proposed terms of the PPIP. When the final terms and conditions are released, there is no assurance that we will be able to participate in the PPIP in a manner acceptable to us and consistent with our strategy.

The terms and conditions of the TALF may change, which could adversely affect our assets.

          The terms and conditions of the TALF, including asset and borrower eligibility, could be changed at any time. Any such modifications may adversely affect the market value of any of our assets financed through the TALF and otherwise or our ability to obtain additional TALF financing. The TALF is scheduled to expire on December 31, 2009, unless extended. If the TALF is prematurely discontinued or reduced while our assets financed through the TALF are still outstanding, there may be no market for these assets and the market value of these assets would be adversely affected. We intend to enhance the returns on our commercial mortgage loans, especially loan originations, by securitizing the senior portion, expected to be equivalent to AAA-rated CMBS, while retaining the subordinate securities in our portfolio to the extent that TALF financing would be available for buyers of these AAA-rated CMBS. The TALF eligible asset requirements have not been finalized. As a result, there can be no assurance that our intended securitizations would benefit from TALF financing for AAA-rated CMBS.

Downgrades of legacy CMBS or changes in the rating methodology and assumptions for future CMBS issuances, may decrease the availability of the TALF to finance CMBS.

          On May 26, 2009, Standard & Poor’s Investors Service, Inc., or S&P, which rates a substantial majority of CMBS issuances, issued a request for comment regarding its proposed changes to its methodology and assumptions for rating CMBS, and in so doing indicated that the proposed changes would result in downgrades of a considerable amount of CMBS (including super-senior tranches). Specifically, S&P indicated that “it is likely that the proposed changes, which represent a significant change to the criteria for rating high investment-grade classes, will prompt a considerable amount of downgrades in recently issued (2005 through 2008 vintage) CMBS.” S&P noted that its preliminary findings indicate that approximately 25%, 60%, and 90% of the most senior tranches (by count) within the 2005, 2006, and 2007 vintages, respectively, may be downgraded. The current TALF guidelines issued by the FRBNY indicate that in order to be eligible for the TALF, legacy CMBS must not have a rating below the highest investment-grade rating category from any TALF CMBS-eligible rating agency, which includes S&P. Other rating agencies may take similar actions with regard to their ratings of CMBS. As a result, downgrades of legacy CMBS may limit substantially the availability of the TALF for legacy CMBS. Further, changes to the methodology and assumptions in rating CMBS by rating agencies, including S&P’s proposed changes, may decrease the amount or availability of new issue CMBS rated in the highest investment-grade rating category. Our strategy includes seeking to obtain financing through the TALF and so, to the extent that fewer assets were available to receive TALF financing, our operations and financial results could be negatively impacted.

There is no assurance that we will be able to participate in or benefit from the PPIP or, if we are able to participate, that funding will be available or will have a beneficial impact on us.

          Investors in the Legacy Loans Program must be pre-qualified by the FDIC. The FDIC has complete discretion regarding the qualification of investors in the Legacy Loans Program and is under no obligation to approve our participation even if it meets all of the applicable criteria. Requests for funding under the PPIP may surpass the amount of funding authorized by the U.S. Treasury, resulting in an early termination of the PPIP. In addition, under the terms of the Legacy Securities Program, the U.S. Treasury has the right to cease funding of committed but undrawn equity capital and debt financing to a specific fund participating in the Legacy Securities Program in its sole discretion. Furthermore, on June 3, 2009, the FDIC announced that the development of the Legacy Loans Program will continue, but that a previously planned pilot sale of assets by banks targeted for June 2009 will be postponed. If we are unable to participate in or benefit from the PPIP, we may be unable to obtain capital and debt financing on similar terms and such actions may adversely affect our ability to purchase eligible assets and may otherwise affect expected returns on our assets.

There is no assurance that we will be able to obtain any TALF loans.

          The TALF is operated by the FRBNY. The FRBNY has complete discretion regarding the extension of credit under the TALF and is under no obligation to make any loans to us even if we meet all of the applicable criteria. Requests for TALF loans may surpass the amount of funding authorized by the Federal Reserve and the U.S. Treasury, resulting in an early termination of the TALF. Depending on the demand for TALF loans and the general state of the credit markets, the Federal Reserve and the U.S. Treasury may decide to modify the terms and conditions of the TALF. Such actions may adversely affect our ability to obtain TALF loans and use the loan leverage to enhance returns and may otherwise affect expected returns on our assets.

We could lose our eligibility as a TALF borrower, which would adversely affect our ability to fulfill our objectives.

          Any U.S. company is permitted to participate in the TALF, provided that it maintains an account relationship with a primary dealer. A U.S. company excludes certain entities that are controlled by a non-U.S. government or are managed by an investment manager controlled by a non-U.S. government. For these purposes, an entity controls a company if, among other things, such entity owns, controls, or holds with power to vote 25% or more of a class of voting securities, or total equity, of the company. The application of these rules under the TALF is not clear. For instance, it is uncertain how a change of control subsequent to a stockholders’ purchase of shares of common stock which results in such shareholder being owned or controlled by a non-U.S. government will be treated for purposes of the 25% limitation. If for any reason we are deemed not to be eligible to participate in the TALF, all of our outstanding TALF loans will become immediately due and payable and we will not be eligible to obtain future TALF loans.

We may not be able to acquire sufficient amounts of eligible assets to qualify for in the PPIP or the TALF consistent with our strategy.

          Assets to be used as collateral for PPIP and TALF loans must meet strict eligibility criteria with respect to characteristics such as issuance date, maturity, and credit rating and with respect to the origination date of the underlying collateral. These restrictions may limit the availability of eligible assets, and we may be unable to acquire sufficient amounts of assets to obtain financing under the PPIP and TALF consistent with our strategy. In the Legacy Loans Program, eligible financial institutions must consult with the FDIC before offering an asset pool for sale, and there is no assurance that a sufficient number of eligible financial institutions will be willing to participate as sellers in the Legacy Loans Program. Once an asset pool has been offered for sale by an eligible financial institution, the FDIC will determine the amount of leverage available to finance the purchase of the asset pool. There is no assurance that the amount of leverage available to finance the purchase of eligible assets will be acceptable to us. The asset pools will be purchased through a competitive auction conducted by the FDIC. The auction process may increase the price of these eligible asset pools. Even if we submit the highest bid on an eligible asset pool at a price that is acceptable to us, the selling financial institution may refuse to sell us the eligible asset pool at that price. These factors may limit the availability of eligible assets, and we may be unable to acquire sufficient amounts of assets to obtain financing under the Legacy Loans Program consistent with our strategy.

Our ability to transfer any assets we may purchase using PPIP and TALF funding, to the extent available to us, is restricted.

          Our assets purchased using TALF funding will be pledged to the FRBNY as collateral for the TALF loans. If we sell or transfer any of these assets, we must either repay the related TALF loan or obtain the consent of the FRBNY to assign our obligations under the related TALF loan to the applicable assignee. The FRBNY in its discretion may restrict or prevent us from assigning our loan obligations to a third party, including a third party that meets the criteria of an eligible borrower. In addition, the FRBNY will not consent to any assignments after the termination date for making new loans, which is December 31, 2009, unless extended by the Federal Reserve.

          Any assets we may purchase using PPIP funding, to the extent available to us, will be pledged to the FDIC as collateral for their guarantee under the Legacy Loans Program and to the U.S. Treasury as collateral for debt financing under the Legacy Securities Program. If we sell or transfer any of these assets, we must either repay the related loan or obtain the consent of the FDIC or the U.S. Treasury to assign our obligations to the applicable assignee. The FDIC or the U.S. Treasury, as applicable, each in its discretion, may restrict or prevent us from assigning our obligations to a third party, including a third party that meets the criteria for participation in the PPIP.

          These restrictions may limit our ability to trade or otherwise dispose of our assets and may adversely affect our ability to take advantage of favorable market conditions and make distributions to stockholders.

If we need to surrender eligible TALF assets to repay TALF loans at maturity, we would forfeit any equity we held in these assets.

          Each TALF loan must be repaid within three to five years. We intend to acquire CMBS that do not mature within the term of the TALF loan. If we do not have sufficient funds to repay interest and principal on the related TALF loan at maturity and if these assets cannot be sold for an amount equal to or greater than the amount owed on such loan, we must surrender the assets to the FRBNY in lieu of repayment. If we are forced to sell any assets to repay a TALF loan, we may not be able to obtain a favorable price. If we default on our obligation to pay a TALF loan and the FRBNY elects to liquidate the assets used as collateral to secure such TALF loan, the proceeds from that sale will be applied, first, to any enforcement costs, second, to unpaid principal and, finally, to unpaid interest. Under the terms of the TALF, if assets are surrendered to the FRBNY in lieu of repayment, all assets that collateralize that loan must be surrendered. In these situations, we would forfeit any equity that we held in these assets.

FRBNY consent is required to exercise our voting rights on CMBS.

          As a requirement of the TALF, we must agree not to exercise or refrain from exercising any voting, consent or waiver rights under the TALF eligible assets without the consent of the FRBNY. During the continuance of a collateral enforcement event, the FRBNY will have the right to exercise voting rights in the collateral.

We will be dependent on the activities of our primary dealers.

          To obtain TALF loans, we must execute a customer agreement with at least one primary dealer which will act on our behalf under the agreement with the FRBNY. The primary dealer will submit aggregate loan request amounts on behalf of its customers in the form and manner specified by the FRBNY. Each primary dealer is required to apply its internal customer identification program and due diligence procedures to each borrower and represent that each borrower is an eligible borrower for purposes of the TALF, and to provide the FRBNY with information sufficient to describe the dealer’s customer risk assessment methodology. These customer agreements may impose additional requirements that could affect our ability to obtain TALF loans. Each primary dealer is expected to have relationships with other TALF borrowers, and a primary dealer may allocate more resources toward assisting other borrowers with whom it has other business dealings. Primary dealers are also responsible for distributing principal and interest after receipt thereof from The Bank of New York Mellon, as custodian for the TALF. Once funds or collateral are transferred to a primary dealer or at the direction of a primary dealer, neither the custodian nor the FRBNY has any obligation to account for whether the funds or collateral are transferred to the borrower. We will therefore be exposed to bankruptcy risk of our primary dealers.

We may be adversely affected if one of our investors has been previously rejected for the TALF.

          Primary dealers may require us to represent under our customer agreements with them that neither we nor any person that holds an ownership interest in us has previously had a loan request under the TALF rejected by the FRBNY. We may not be able to determine if one of our investors has previously had a loan request under the TALF rejected by the FRBNY. A failure to comply with this representation may expose us to liability to the primary dealer. An inability to make this representation and warranty may prevent us from participating in the TALF.

We will be subject to interest rate risk, which can adversely affect our net income.

          We expect interest rates on fixed-rate TALF loans will be set at a premium over the then-current three-year or five-year LIBOR swap rate. All CMBS TALF loans must be fixed rate loans. As a result, we may be exposed to (1) timing risk between the dates on which payments are received on assets financed through the TALF and the dates on which interest payments are due on the TALF loans and (2) asset/liability repricing risk, due to differences in the dates and indices on which floating rates on the financed assets and on the related TALF loans are reset.

Our ability to receive the interest earnings may be limited.

          Interest payments that are received from the assets that are used as collateral for a TALF loan must be applied to pay interest on the related TALF loan before any interest payments can be distributed to us. To the extent there are interest payments from the collateral in excess of the required interest payment on the related TALF loan, the amount of such excess interest that will be distributed to us will be limited. For example, for a five-year TALF loan, the excess of interest distributions from the collateral over the TALF loan interest payable will be remitted to us only until such excess equals 25% per annum of the haircut amount in the first three loan years, 10% in the fourth loan year, and 5% in the fifth loan year, and the remainder of such excess will be applied to the related TALF loan principal.

          We may be required to use our earnings to keep the TALF loans current. If the interest on the collateral pledged to support a TALF loan is not sufficient to cover the interest payment on such loan, we will have a grace period of 30 days to make the interest payment. If the loan remains delinquent after the grace period, the FRBNY will enforce its rights to the collateral.

Under certain conditions, we may be required to provide full recourse for TALF loans or to make indemnification payments.

          To participate in the TALF, we must execute a customer agreement with a primary dealer authorizing it, among other things, to act as our agent under TALF and to act on our behalf under the agreement with the FRBNY and with The Bank of New York Mellon as administrator and as the FRBNY’s custodian of the CMBS. Under such agreements, we will be required to represent to the primary dealer and to the FRBNY that, among other things, we are an eligible borrower and that the CMBS that we pledge meet the TALF eligibility criteria. The FRBNY will have full recourse to us for repayment of the loan for any breach of these representations. Further, the FRBNY may have full recourse to us for repayment of a TALF loan if the eligibility criteria for collateral under the TALF are considered continuing requirements and the pledged collateral no longer satisfies such criteria. In addition, we will be required to pay to our primary dealers fees under the customer agreements and to indemnify our primary dealers for certain breaches under the customer agreements and to indemnify the FRBNY and its custodian for certain breaches under the agreement with the FRBNY. Payments made to satisfy such full recourse requirements and indemnities could have a material adverse effect on our net income and our distributions to our stockholders, including any proceeds of this offering that we have not yet invested in CMBS or distributed to our stockholders.

Risks Related to Private Sources of Financing

Our access to private sources of financing may be limited and thus our ability to maximize our returns may be adversely affected.

          We do not presently intend to use recourse borrowings to finance our acquisitions with the exception of our purchases of Agency RMBS. If and to the extent available in the future, our financing sources may include borrowings in the form of bank credit facilities (including term loans and revolving facilities), repurchase agreements, warehouse facilities, structured financing arrangements, public and private equity and debt issuances and derivative instruments, in addition to transaction or asset specific funding arrangements. Our access to private sources of financing will depend upon a number of factors over which we have little or no control, including:

•	general market conditions;

•	the market’s view of the quality of our assets;

•	the market’s perception of our growth potential;

•	our eligibility to participate in and access capital from programs established by the U.S. Government;

•	our current and potential future earnings and cash distributions; and

•	the market price of the shares of our capital stock.

          The current dislocation and weakness in the capital and credit markets could adversely affect one or more private lenders and could cause one or more of our private lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. In addition, if regulatory capital requirements imposed on our private lenders change, they may be required to limit, or increase the cost of, financing they provide to us. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price.

          Under current market conditions, many forms of structured financing arrangements are generally unavailable, which has also limited borrowings under warehouse and repurchase agreements that are intended to be refinanced by such financings. Consequently, the execution of our strategy may be dictated by the cost and availability of financing. Depending on market conditions at the relevant time, we may have to rely more heavily on additional equity issuances, which may be dilutive to our shareholders, or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, cash distributions to our shareholders and other purposes. Furthermore, we could be forced to sell our assets at an inopportune time when prices are depressed. In addition, as a REIT, we are required to distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our shareholders and are therefore not able to retain significant amounts of our earnings for new acquisitions. We cannot assure you that we will have access to such equity or debt capital on favorable terms (including, without limitation, cost and term) at the desired times, or at all, which may cause us to curtail our asset acquisition activities and/or dispose of assets, which could negatively affect our results of operations.

We may incur significant debt, which will subject us to increased risk of loss and may reduce cash available for distributions to our shareholders.

          Subject to market conditions and availability, we may incur significant debt through bank credit facilities (including term loans and revolving facilities), repurchase agreements, warehouse facilities and structured financing arrangements, public and private debt issuances and derivative instruments, in addition to transaction or asset specific funding arrangements. The percentage of leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders and the lenders’ and rating agencies’ estimate of the stability of our investment portfolio’s cash flow. Our governing documents contain no limitation on the amount of debt we may incur. Initially, we anticipate utilizing moderate leverage. However, we may significantly increase the amount of leverage we utilize at any time without approval of our board of directors. In addition, we may leverage individual assets at substantially higher levels. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

•

our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt or we may fail to comply with all of the other covenants contained in the debt, which is likely to result in (i) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (ii) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements or (iii) the loss of some or all of our assets to foreclosure or sale;

•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;

•

we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, shareholder distributions or other purposes; and

•	we are not able to refinance debt that matures prior to the investment it was used to finance on favorable terms, or at all.

Interest rate fluctuations could significantly decrease our results of operations and cash flows and the market value of our assets.

          Our primary interest rate exposures will relate to the yield on our assets and the financing cost of our debt, as well as our interest rate swaps that we utilize for hedging purposes. Changes in interest rates will affect our net interest income, which is the difference between the interest income we earn on our interest-earning assets and the interest expense we incur in financing these assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us. Changes in the level of interest rates also may affect our ability to originate and acquire assets, the value of our assets and our ability to realize gains from the disposition of assets. Changes in interest rates may also affect borrower default rates. Our operating results depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. To the extent that our financing costs will be determined by reference to floating rates, such as LIBOR or a U.S. Treasury index, plus a margin, the amount of which will depend on a variety of factors, including, without limitation, (i) for collateralized debt, the value and liquidity of the collateral, and for non-collateralized debt, our credit, (ii) the level and movement of interest rates and (iii) general market conditions and liquidity. In a period of rising interest rates, our interest expense on floating rate debt would increase, while any additional interest income we earn on our floating rate assets may not compensate for such increase in interest expense, the interest income we earn on our fixed rate assets would not change, the duration and weighted average life of our fixed rate assets would increase and the market value of our fixed rate assets would decrease. Similarly, in a period of declining interest rates, our interest income on floating rate assets would decrease, while any decrease in the interest we are charged on our floating rate debt may not compensate for such decrease in interest income and interest we are charged on our fixed rate debt would not change. We anticipate that for any period during which our assets are not match-funded, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates may significantly influence our net income. Increases in these rates will tend to decrease our net income and the market value of our fixed rate assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us. Any such scenario could materially and adversely affect us.

          Our operating results will depend, in part, on differences between the income earned on our assets, net of credit losses, and our financing costs. For any period during which our assets are not match-funded, the income earned on such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may immediately and significantly decrease our results of operations, cash flows and the market value of our assets.

If we utilize non-recourse long-term securitizations, such structures may expose us to risks which could result in losses to us.

          We may utilize non-recourse long-term securitizations of our assets in mortgage loans, especially loan originations, if and when they become available. Prior to any such financing, we may seek to finance assets with relatively short-term facilities until a sufficient portfolio is accumulated. As a result, we would be subject to the risk that we would not be able to acquire, during the period that any short-term facilities are available, sufficient eligible assets to maximize the efficiency of a securitization. We also would bear the risk that we would not be able to obtain new short-term facilities or would not be able to renew any short-term facilities after they expire should we need more time to seek and acquire sufficient eligible assets for a securitization. In addition, conditions in the capital markets, including the recent unprecedented volatility and disruption in the capital and credit markets, may not permit a non-recourse securitization at any particular time or may make the issuance of any such securitization less attractive to us even when we do have sufficient eligible assets. While we would intend to retain the unrated equity component of securitizations and, therefore, still have exposure to any assets included in such securitizations, our inability to enter into such securitizations would increase our overall exposure to risks associated with direct ownership of such assets, including the risk of default. Our inability to refinance any short-term facilities would also increase our risk because borrowings thereunder would likely be recourse to us as an entity. If we are unable to obtain and renew short-term facilities or to consummate securitizations to finance our assets on a long-term basis, we may be required to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price.

Any warehouse facilities that we may obtain in the future may limit our ability to acquire assets, and we may incur losses if the collateral is liquidated.

          If securitization financings become available, we may utilize, if available, warehouse facilities pursuant to which we would accumulate commercial mortgage loans in anticipation of a securitization financing, which assets would be pledged as collateral for such facilities until the securitization transaction is consummated. To borrow funds to acquire assets under any future warehouse facilities, we expect that our lenders thereunder would have the right to review the potential assets for which we are seeking financing. We may be unable to obtain the consent of a lender to acquire assets that we believe would be beneficial to us and we may be unable to obtain alternate financing for such assets. In addition, no assurance can be given that a securitization structure would be consummated with respect to the assets being warehoused. If the securitization is not consummated, the lender could liquidate the warehoused collateral, and we would then have to pay any amount by which the original purchase price of the collateral assets exceeds its sale price, subject to negotiated caps, if any, on our exposure. In addition, regardless of whether the securitization is consummated, if any of the warehoused collateral is sold before the consummation, we would have to bear any resulting loss on the sale. Currently, we have no warehouse facilities in place, and no assurance can be given that we will be able to obtain one or more warehouse facilities on favorable terms, or at all.

Any repurchase agreements and bank credit facilities that we may use in the future to finance our assets may require us to provide additional collateral or pay down debt.

          Although under current market conditions, other than with respect to Agency RMBS, we do not anticipate that we will utilize repurchase agreements and bank credit facilities (including term loans and revolving facilities) to finance our assets, we may utilize such arrangements to finance our assets if they become available on acceptable terms. In the event we utilize such financing arrangements, they would involve the risk that the market value of the loans pledged or sold by us to the repurchase agreement counterparty or provider of the bank credit facility may decline in value, in which case the lender may require us to provide additional collateral or to repay all or a portion of the funds advanced. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all. Posting additional collateral would reduce our liquidity and limit our ability to leverage our assets. If we cannot meet these requirements, the lender could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from them, which could materially and adversely affect our financial condition and ability to implement our business plan. In addition, in the event that the lender files for bankruptcy or becomes insolvent, our loans may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. Such an event could restrict our access to bank credit facilities and increase our cost of capital. The providers of repurchase agreement financing and bank credit facilities may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate rapidly.

          Currently, we have no repurchase agreements or bank credit facilities in place, and there can be no assurance that we will be able to obtain one or more such facilities on favorable terms, or at all.

If the counterparty to a repurchase transaction defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term or if we default on our obligations under a repurchase agreement, we will lose money on that repurchase transaction.

          If we engage in a repurchase transaction, we generally would sell securities to the transaction counterparty and receive cash from the counterparty. The counterparty would be obligated to resell the securities back to us at the end of the term of the transaction, which is typically 30 to 90 days. Because the cash we would receive from the counterparty when we initially sold the securities to the counterparty will be less than the value of those securities (this difference is referred to as the haircut), if the counterparty defaults on its obligation to resell the securities back to us we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities).

          We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions could adversely affect our earnings, and thus our cash available for distribution to you. If we default on one of our obligations under a repurchase transaction, the counterparty can terminate the transaction and cease entering into any other repurchase transactions with us. In that case, we would likely need to establish a replacement repurchase facility with another repurchase dealer in order to continue to leverage our portfolio and carry out our strategy. There is no assurance we would be able to establish a suitable replacement facility.

Our rights under repurchase agreements will be subject to the effects of the bankruptcy laws in the event of our bankruptcy or insolvency or our lenders’ bankruptcy or insolvency under the repurchase agreements, which may allow our lenders to repudiate our repurchase agreements.

          In the event of our insolvency or bankruptcy, certain repurchase agreements may qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to foreclose on the collateral agreement without delay. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a repurchase agreement or to be compensated for any damages resulting from the lender’s insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur.

An increase in our borrowing costs relative to the interest we will receive on our assets may adversely affect our profitability, and thus our cash available for distribution to you.

          As repurchase agreements and other short-term borrowings that we may enter mature, we would be required either to enter into new borrowings or to sell certain of our assets. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would adversely affect our returns on our assets that are subject to prepayment risk, including our mortgage-backed securities, which might reduce earnings and, in turn, cash available for distribution to you.

If we issue senior securities we will be exposed to additional risks, which may restrict our operating flexibility.

          If we decide to issue senior securities in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, you, will bear the cost of issuing and servicing such securities.

Securitizations would expose us to additional risks.

          In the most likely securitization structure, we would convey a pool of assets to a special purpose vehicle, the issuing entity, and the issuing entity would issue one or more classes of non-recourse notes pursuant to the terms of an indenture. The notes would be secured by the pool of assets. In exchange for the transfer of assets to the issuing entity, we would receive the cash proceeds of the sale of non-recourse notes and a 100% interest in the equity of the issuing entity. The securitization of our portfolio might magnify our exposure to losses because any equity interest we retain in the issuing entity would be subordinate to the notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses. Moreover, we cannot be assured that we will be able to continue to access the securitization market or be able to do so at favorable rates. The inability to securitize our portfolio could hurt our performance and our ability to grow our business.

Lenders may require us to enter into restrictive covenants relating to our operations that may inhibit our ability to grow our business and increase revenues.

          If or when we obtain debt financing, lenders (especially in the case of bank credit facilities) may impose restrictions on us that would affect our ability to incur additional debt, make certain allocations or acquisitions, reduce liquidity below certain levels, make distributions to our shareholders, redeem debt or equity securities and impact our flexibility to determine our operating policies and strategies. For example, our loan documents may contain negative covenants that limit, among other things, our ability to repurchase our common shares, distribute more than a certain amount of our net income or funds from operations to our shareholders, employ leverage beyond certain amounts, sell assets, engage in mergers or consolidations, grant liens, and enter into transactions with affiliates. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. We may also be subject to cross-default and acceleration rights and, with respect to collateralized debt, the posting of additional collateral and foreclosure rights upon default. Furthermore, this could also make it difficult for us to satisfy the qualification requirements necessary to maintain our status as a REIT for U.S. federal income tax purposes. A default and resulting repayment acceleration could significantly reduce our liquidity, which could require us to sell our assets to repay amounts due and outstanding. This could also significantly harm our business, financial condition, results of operations and ability to make distributions, which could cause the value of our capital stock to decline. A default could also significantly limit our financing alternatives such that we would be unable to pursue our leverage strategy, which could adversely affect our returns.

If one or more of our Manager’s executive officers are no longer employed by our Manager, financial institutions providing any financing arrangements we may have may not provide future financing to us, which could materially and adversely affect us.

          If financial institutions that we seek to finance our assets require that one or more of our Manager’s executives continue to serve in such capacity and if one or more of our Manager’s executives are no longer employed by our Manager, it may constitute an event of default and the financial institution providing the arrangement may have acceleration rights with respect to outstanding borrowings and termination rights with respect to our ability to finance our future assets with that institution. If we are unable to obtain financing for our accelerated borrowings and for our future assets under such circumstances, we could be materially and adversely affected.

Risks Related to Hedging

We may enter into hedging transactions that could expose us to contingent liabilities in the future and adversely affect our financial condition.

          Subject to maintaining our qualification as a REIT, part of our strategy will involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). These potential payments will be contingent liabilities and therefore may not appear in our financial statements. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

          Subject to maintaining our qualification as a REIT, we may pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and liabilities incurred and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	due to a credit loss, the duration of the hedge may not match the duration of the related liability;

•

the amount of income that a REIT may earn from hedging transactions (other than hedging transactions that satisfy certain requirements of the Internal Revenue Code or that are done through a TRS) to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

          Hedging transactions, which are intended to limit losses, may actually limit gains and increase our exposure to losses. As a result, hedging activity may adversely affect our earnings, which could reduce our cash available for distribution to you. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

In addition, we may fail to recalculate, readjust and execute hedges in an efficient manner.

          Any hedging activity in which we engage may materially and adversely affect our results of operations and cash flows. Therefore, while we may enter into such transactions seeking to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio positions or liabilities being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs that could result in material losses.

          The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates, we may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in significant losses.

Risks Related To Our Common Stock

Annaly will own a significant percentage of our common stock, which could result in significant influence over the outcome of matters submitted to the vote of our stockholders.

Subsequent to the offering and the concurrent private placement, Annaly will own approximately 9.8% of our common stock, which percentage excludes shares sold pursuant to the underwriters’ exercise of their overallotment option and shares of our restricted common stock approved to be granted to our executive officers and employees of our Manager or its affiliates. As a result, Annaly may have significant influence over the outcome of matters submitted to a vote of our stockholders, including the election of our directors or transactions involving a change in control. The interests of Annaly may conflict with, or differ from, the interests of other holders of our capital stock, particularly as Annaly is also a large creditor of ours. So long as Annaly continues to own a significant percentage of shares of our common stock, it will significantly influence all our corporate decisions submitted to our stockholders for approval, regardless of whether or not we terminate the management agreement with our Manager.

There is no public market for our common stock and a market may never develop, which could result in holders of our common stock being unable to monetize their investment.

          Our shares of common stock are newly issued securities for which there is no established trading market. We expect that our common stock will be approved for trading on the New York Stock Exchange, but there can be no assurance that an active trading market for our common stock will develop. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

          Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations after this offering and may fall below the offering price. Some of the factors that could negatively affect our share price include:

•	our actual or projected operating results, financial condition, cash flows and liquidity, or changes in business strategy or prospects;

•	actual or perceived conflicts of interest with our Manager and individuals, including our executives;

•	equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

•	actual or anticipated accounting problems;

•	publication of research reports about us or the real estate industry;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions to or departures of our Manager’s or Annaly’s key personnel;

•	actions by stockholders;

•	speculation in the press or investment community;

•	our failure to meet, or the lowering of, our earnings’ estimates or those of any securities analysts;

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increases in market interest rates, which may lead investors to demand a higher distribution yield for our common stock, if we have begun to make distributions to our stockholders, and would result in increased interest expenses on our debt;

•	failure to maintain our REIT qualification or exemption from the 1940 Act;

•	price and volume fluctuations in the stock market generally; and

•	general market and economic conditions, including the current state of the credit and capital markets.

          Market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease as market rates on interest-bearing securities increase.

Common stock eligible for future sale may have adverse effects on our share price.

          We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of the common stock. If an active trading market develops for our common stock, the market price of our common stock may decline significantly when the restrictions on re-sale (or lock-up agreement) by certain of our stockholders lapse. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect the prevailing market price for our common stock.

          Also, we may issue additional shares of our common stock in subsequent public offerings or private placements to acquire new assets or for other purposes. We are not required to offer any such shares to our current stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances which may dilute their interests in us.

There is a risk that you may not receive distributions or that distributions may not grow over time.

          We intend to make distributions on a quarterly basis out of assets legally available therefor to our stockholders in amounts such that all or substantially all of our REIT taxable income in each year is distributed. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. Among the factors that could adversely affect our results of operations and impair our ability to pay distributions to our stockholders are:

•	the profitability of the assets we purchase with the net proceeds of this offering:

•	our ability to make profitable asset acquisitions;

•	margin calls or other expenses that reduce our cash flow;

•	defaults in our asset portfolio or decreases in the value of our portfolio; and

•	the fact that anticipated operating expense levels may not provide accurate, as actual results may vary from estimates.

A change in any one of these factors could affect our ability to make distributions. We cannot assure you that we will achieve results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions.

Market interest rates may have an effect on the trading value of our shares.

          One of the factors that investors may consider in deciding whether to buy or sell our shares is our distribution rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market value of our shares. For instance, if interest rates rise, it is likely that the market price of our shares will decrease as market rates on interest-bearing securities, such as bonds, increase.

Investing in our shares may involve a high degree of risk and may result in a loss of principal.

          The assets we purchase in accordance with our objectives may result in a high amount of risk when compared to alternative asset acquisition options and volatility or loss of principal. Our investments may be highly speculative and aggressive, are subject to credit, interest and market value risks, among other things, and therefore an investment in our shares may not be suitable for someone with lower risk tolerance.

Broad market fluctuations could negatively impact the market price of our common stock.

          The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Future sales of shares may have adverse consequences for investors.

          We may issue additional shares in subsequent public offerings or private placements to make new asset purchases or for other purposes. We are not required to offer any such shares to existing stockholders on a pre-emptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issues, which may dilute the existing stockholders’ interests in us. Additional shares may be issued pursuant to the terms of the underwriters’ option, which, if issued, would dilute stockholders’ percentage ownership in us. If the underwriters exercise their option to purchase additional shares to cover overallotments, the issuance of additional shares by us, or the possibility of such issue, may cause the market price of the shares to decline. Annaly will own 9.8% of our outstanding shares of common stock as of the closing of this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option and shares of our restricted common stock approved to be granted to our executive officers and employees of our Manager and to our independent directors, will be an aggregate of shares of our common stock, and will be permitted, subject to the requirements of Rule 144 under the Securities Act, to sell such shares following expiration of the lock-up period which expires upon the earlier of (i) the date which is three years after the date of this prospectus or (ii) the termination of the management agreement.

Risks Related to Our Organization and Structure

Our charter and bylaws contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

          Upon completion of this offering, our charter and bylaws will contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

•

There are ownership limits and restrictions on transferability and ownership in our charter. To qualify as a REIT for each taxable year after 2009, not more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals during the second half of any calendar year. In addition, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year for each taxable year after 2009. To assist us in satisfying these tests, our charter generally prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of any class or series of our outstanding capital stock. These restrictions may discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders and any shares issued or transferred in violation of such restrictions being automatically transferred to a trust for a charitable beneficiary, thereby resulting in a forfeiture of the additional shares.

•

Our charter permits our board of directors to issue stock with terms that may discourage a third party from acquiring us. Upon completion of this offering, our charter will permit our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of stock or the number of shares of any class or series and to issue common or preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption as determined by our board of directors. Thus, our board of directors could authorize the issuance of stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

•

Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” will have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act.

If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Our bylaws contain a provision exempting acquisitions of our shares from the Maryland Control Share Acquisition Act. However, our board of directors may amend our bylaws in the future to repeal or modify this exemption, in which case any control shares of our company acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

•

Business Combinations. Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

	•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Maryland Control Share Acquisition Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

•

Staggered board of directors. Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2010, 2011 and 2012, respectively. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the stockholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interests of our stockholders.

•

Our charter and bylaws contain other possible anti-takeover provisions. Upon completion of this offering, our charter and bylaws will contain other provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price. See “Description of Capital Stock” and “Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws.”

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

          Under Maryland law generally, a director’s actions will be upheld if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated for which Maryland law prohibits such exemption from liability.

          In addition, our charter authorizes us to obligate our company to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party because of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See “Limitation on Liability of Directors and Officers and Indemnification and Advance of Expenses.”

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

          Our charter provides that a director may only be removed for cause upon the affirmative vote of holders of two-thirds of the votes entitled to be cast in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

Tax Risks

Your investment has various tax risks.

          This summary of certain tax risks is limited to the U.S. federal tax risks addressed below. Additional risks or issues may exist that are not addressed in this prospectus and that could affect the U.S. federal tax treatment of us or our stockholders.

          Because this prospectus was written in connection with the marketing of our common stock, it is not intended to be used and cannot be used by any stockholder to avoid penalties that may be imposed on stockholders under the Internal Revenue Code.

          We strongly urge you to review carefully the discussion under “Certain Federal Income Tax Considerations” and to seek advice based on your particular circumstances from an independent tax advisor concerning the effects of U.S. federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

          To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. To meet these tests, we may be required to forego investments we might otherwise make. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our investment performance.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

          To qualify as a REIT, we generally must ensure that at the end of each calendar quarter at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and MBS. The remainder of our investment in securities (other than government securities and qualifying real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualifying real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. See “Certain Federal Income Tax Considerations—Taxation of Our Company—Asset Tests.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

          If (1) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (2) we are a “pension-held REIT,” (3) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (4) the residual REMIC interests we buy generate “excess inclusion income,” then a portion of the distributions to and, in the case of a stockholder described in clause (3), gains realized on the sale of common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Internal Revenue Code. See “Certain Federal Income Tax Considerations—Taxation of Our Company—Taxable Mortgage Pools.”

Classification of a securitization or financing arrangement we enter into as a taxable mortgage pool could subject us or certain of our stockholders to increased taxation.

          If we have borrowings with two or more maturities and, (1) those borrowings are secured by mortgages or MBS and (2) the payments made on the borrowings are related to the payments received on the underlying assets, then the borrowings and the pool of mortgages or MBS to which such borrowings relate may be classified as a taxable mortgage pool under the Internal Revenue Code. If any part of our investments were to be treated as a taxable mortgage pool, then our REIT status would not be impaired, but a portion of the taxable income we recognize may, under regulations to be issued by the Treasury Department, be characterized as “excess inclusion” income and allocated among our stockholders to the extent of and generally in proportion to the distributions we make to each stockholder. Any excess inclusion income would:

•	not be allowed to be offset by a stockholder’s net operating losses;

•	be subject to a tax as unrelated business income if a stockholder were a tax-exempt stockholder;

•

be subject to the application of U.S. federal income tax withholding at the maximum rate (without reduction for any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

•

be taxable (at the highest corporate tax rate) to us, rather than to our stockholders, to the extent the excess inclusion income relates to stock held by disqualified organizations (generally, tax-exempt companies not subject to tax on unrelated business income, including governmental organizations).

Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

          We intend to operate in a manner that will cause us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending on December 31, 2009. However, the U.S. federal income tax laws governing REITs are extremely complex, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments we may make, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

          If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income. We might need to borrow money or sell assets to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

          To qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our REIT ordinary income for that year;

•	95% of our REIT capital gain net income for that year; and

•	any undistributed taxable income from prior years.

          We intend to distribute our REIT taxable income to our stockholders in a manner that will satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that taxable REIT subsidiaries distribute their after-tax net income to their parent REIT or their stockholders.

          Our taxable income may substantially exceed our net income as determined based on generally accepted accounting principles, or GAAP, because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may acquire assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets. To the extent that we generate such non-cash taxable income in a taxable year, we may incur corporate income tax and the 4% nondeductible excise tax on that income if we do not distribute such income to stockholders in that year. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or at times that we regard as unfavorable to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year. Moreover, our ability to distribute cash may be limited by the financing agreements we enter into.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

          In order for us to qualify as a REIT for each taxable year after 2009, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To preserve our REIT qualification, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock.

          This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Our ownership of and relationship with any TRS which we may form or acquire following the completion of this offering will be limited, and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

          A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

          The domestic TRS that we may form following the completion of this offering would pay federal, state and local income tax on its taxable income, and its after-tax net income would be available for distribution to us but would not be required to be distributed to us. We anticipate that the aggregate value of the TRS stock and securities owned by us will be less than 25% of the value of our total assets (including the TRS stock and securities). Furthermore, we will monitor the value of our investments in our TRSs to ensure compliance with the rule that no more than 25% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we will scrutinize all of our transactions with taxable REIT subsidiaries to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation discussed above or to avoid application of the 100% excise tax discussed above.

We could fail to qualify as a REIT or we could become subject to a penalty tax if income we recognize from certain investments that are treated or could be treated as equity interests in a foreign corporation exceeds 5% of our gross income in a taxable year.

          We may acquire securities, such as subordinated interests in certain CRE CDO offerings, that are treated or could be treated for federal (and applicable state and local) corporate income tax purposes as equity interests in foreign corporations. Categories of income that qualify for the 95% gross income test include dividends, interest and certain other enumerated classes of passive income. Under certain circumstances, the U.S. federal income tax rules concerning controlled foreign corporations and passive foreign investment companies require that the owner of an equity interest in a foreign corporation include amounts in income without regard to the owner’s receipt of any distributions from the foreign corporation. Amounts required to be included in income under those rules are technically neither actual dividends nor any of the other enumerated categories of passive income specified in the 95% gross income test. Furthermore, there is no clear precedent with respect to the qualification of such income under the 95% gross income test. Due to this uncertainty, we intend to limit our direct investment in securities that are or could be treated as equity interests in a foreign corporation such that the sum of the amounts we are required to include in income with respect to such securities and other amounts of non-qualifying income do not exceed 5% of our gross income. We cannot assure you that we will be successful in this regard. To avoid any risk of failing the 95% gross income test, we may be required to invest only indirectly, through a domestic TRS, in any securities that are or could be considered to be equity interests in a foreign corporation. This, of course, will result in any income recognized from any such investment to be subject to U.S. federal income tax in the hands of the domestic TRS, which may, in turn, reduce our yield on the investment.

Liquidation of our assets may jeopardize our REIT qualification.

          To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets in transactions that are considered to be prohibited transactions.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans that would be treated as sales for U.S. federal income tax purposes.

          A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we sold or securitized our assets in a manner that was treated as a sale for U.S. federal income tax purposes. Therefore, to avoid the prohibited transactions tax, we may choose not to engage in certain sales of assets at the REIT level and may securitize assets only in transactions that are treated as financing transactions and not as sales for tax purposes even though such transactions may not be the optimal execution on a pre-tax basis.

          We could avoid any prohibited transactions tax concerns by engaging in securitization transactions through a TRS, subject to certain limitations as described above. To the extent that we engage in such activities through domestic TRSs, the income associated with such activities will be subject to federal (and applicable state and local) corporate income tax.

Characterization of the repurchase agreements we enter into to finance our investments as sales for tax purposes rather than as secured lending transactions would adversely affect our ability to qualify as a REIT.

          We anticipate entering into several repurchase agreements with a number of counterparties to achieve our desired amount of leverage for the assets in which we invest. When we enter into a repurchase agreement, we generally sell assets to our counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction, which is typically 30-90 days. We believe that for U.S. federal income tax purposes we will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT.

Complying with REIT requirements may limit our ability to hedge effectively.

          The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge our assets and related borrowings. Our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS, which we may form following the completion of this offering. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT or cause us to be subject to a penalty tax.

          We may acquire mezzanine loans, for which the IRS has provided a safe harbor but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. We may acquire mezzanine loans that do not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests and, if such a challenge were sustained, we could be subject to a penalty tax or could fail to qualify as a REIT.

Our investments in construction loans will require us to make estimates about the fair market value of land improvements that may be challenged by the IRS.

          We may invest in construction loans, the interest from which will be qualifying income for purposes of the REIT income tests, provided that the loan value of the real property securing the construction loan is equal to or greater than the highest outstanding principal amount of the construction loan during any taxable year. For purposes of construction loans, the loan value of the real property is the fair market value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) which will secure the loan and which are to be constructed from the proceeds of the loan. There can be no assurance that the IRS would not challenge our estimate of the loan value of the real property.

Dividends payable by REITs do not qualify for the reduced tax rates available for certain dividends.

          The maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates from 38.6% to 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

          We may acquire MBS in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectibility rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made. Payments on MBS are ordinarily made monthly, and consequently accrued market discount generally will have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

          Similarly, some of the MBS that we acquire may have been issued with original issue discount. We will be required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such MBS will be made. If such MBS turns out not to be fully collectible, an offsetting loss deduction will become available only in the later year that uncollectibility is provable and we may not be able to benefit from ay such loss deduction.

          Finally, if any debt instruments or MBS acquired by us are delinquent as to mandatory principal and interest payments, or if payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectibility. Similarly, we may be required to accrue interest income with respect to subordinate MBS at its stated rate regardless of whether corresponding cash payments are received or are ultimately collectible. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

If we have significant amounts of non-cash taxable income, we may have to declare taxable stock dividends or make other non-cash distributions.

          We currently intend to pay dividends in cash only, and not in common stock. However, if for any taxable year, we have significant amounts of taxable income in excess of available cash flow, we may have to declare dividends in-kind. We may distribute a portion of our dividends in the form of our common stock or in the form of our debt instruments. In either event, you will be required to report dividend income as a result of such distributions even though we distributed no cash or only nominal amounts of cash to you.

          Alternatively, we may distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Under IRS Revenue Procedure 2009-15, up to 90% of any such taxable dividend for 2009 could be payable in our stock. Taxable U.S. stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, a U.S. stockholder may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock, and we may have to withhold or dispose of part of the shares in such distribution and use such withheld shares or the proceeds of such disposition to satisfy any withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

          Further, because Revenue Procedure 2009-15 applies only to taxable dividends payable in cash or stock in 2008 and 2009, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various tax aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

          At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

FORWARD-LOOKING STATEMENTS

          We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business and strategy;

•	our projected operating results;

•	our ability to obtain future financing arrangements;

•	financing and advance rates for our targeted assets;

•	general volatility of the markets in which we acquire assets;

•	the implementation, timing and impact of, and changes to, various U.S. Government programs, including TALF and PPIP;

•	our expected assets;

•	market trends in our industry, interest rates, the debt securities markets or the general economy;

•	rates of default or decreased recovery rates on our assets;

•	our relationships with our third parties;

•	prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	changes in governmental regulations, tax law and rates and similar matters;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the 1940 Act;

•	availability of opportunities in real estate-related and other securities;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	our understanding of our competition;

•	interest rate mismatches between our assets and our borrowings used to finance such purchases;

•	changes in interest rates and mortgage prepayment rates;

•	effects of interest rate caps on our adjustable-rate mortgage-backed securities; and

•	use of the proceeds of this offering.

          The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

          We estimate that our net proceeds from the initial public offering of our shares of common stock, after deducting the underwriting discount and our estimated offering and organizational expenses, will be approximately $          million. We estimate that our net proceeds will be approximately $          million if the underwriters exercise their overallotment option in full.

          Concurrent with this offering, we also expect to sell, in a separate private placement, 9.8% of our shares, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option and shares of our restricted common stock approved to be granted to our executive officers and employees of our Manager and to our independent directors, to Annaly at a price per share equal to the initial public offering price. No underwriting discount is payable in connection with the sale of shares to Annaly. We plan to deploy the net proceeds of this offering and the concurrent private placement of shares to Annaly in accordance with our objectives and the strategies described in this prospectus. See “Business—Our Strategy.”

          We intend to acquire CMBS, commercial real estate loans, commercial real estate-related securities and various other commercial real estate asset classes. Initially, we expect to focus our activities on acquiring CMBS that are, or were previously, primarily AAA-rated, and commercial real estate loans through our MOSAs with third parties as well as our own direct relationships with commercial mortgage brokers and borrowers. As the diligence and acquisition lead times for commercial real estate loans are longer than for CMBS purchases, we expect our portfolio at the outset to be weighted toward CMBS, subject to maintaining our REIT qualification and our 1940 Act exemption, but we expect our portfolio to become weighted toward commercial real estate loans over the next twelve months. We may use a portion of the proceeds to acquire Agency RMBS consistent with maintaining our exemption from registration under the 1940 Act. Until appropriate assets can be identified, our Manager may invest these funds in interest-bearing short-term investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we hope to achieve from deploying the proceeds of this offering in our target assets. We expect to reallocate a portion of the net proceeds from this offering into a more diversified portfolio of assets within twelve months, subject to the availability of appropriate opportunities. Our Manager intends to conduct due diligence with respect to our asset acquisitions and suitable opportunities may not be immediately available. To the extent we raise more proceeds in this offering, we will make more asset acquisitions. To the extent we raise less proceeds in this offering, we will make asset acquisitions.

DISTRIBUTION POLICY

          We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending on December 31, 2009. U.S. federal income tax law requires that a REIT distribute with respect to each year at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. If our cash available for distribution is less than 90% of our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. We will not be required to make distributions with respect to activities conducted through the TRS which we intend to form following the completion of this offering. For more information, please see “Certain Federal Income Tax Considerations—Taxation of Our Company.”

          To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefor. Any future distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of our REIT status, applicable provisions of the Maryland General Corporation Law, or MGCL, and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see “Risk Factors.”

          We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income, capital gain or excess inclusion income, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income, excess inclusion income or capital gain. For more information, please see “Certain Federal Income Tax Considerations—Taxation of Owners.”

CAPITALIZATION

          The following table sets forth (1) our actual capitalization at March 31, 2009 and (2) our capitalization as adjusted to reflect the effects of the sale of our common stock in this offering at an assumed offering price of $ per share after deducting the underwriters’ commissions and estimated organizational and offering expenses payable by us and the concurrent offering, in a separate private placement, to Annaly of 9.8% of our common stock at the same assumed offering price. You should read this table together with “Use of Proceeds” included elsewhere in this prospectus.

As of March 31, 2009

	Actual	As Adjusted(1)(2)(3)

Stockholders’ equity:

Common stock, par value $0.01 per share; 1,000,000 shares authorized, 1,000,000 shares outstanding, actual and 1,000,000,000 shares authorized and shares outstanding, as adjusted (4)	$	$

Additional paid-in-capital(5)
Total stockholders’ equity	$	$

(1)

Assumes          shares will be sold in this offering at an initial offering price of $          per share for net proceeds of approximately $          million after deducting the underwriters’ commission and estimated organization and offering expenses of approximately $1.0 million and the concurrent offering, in a separate private placement, to Annaly of 9.8% of our common stock. The shares sold to Annaly will be sold at the offering price without payment of any underwriters’ commission. See “Use of Proceeds.”

(2)	Does not include the underwriters’ option to purchase or place up to additional shares.

(3)	Includes shares of our common stock which Annaly will purchase for an aggregate purchase price of $in a concurrent offering to Annaly.

(4)	Does not include shares of restricted common stock approved as grants pursuant to our equity incentive plan.

(5)

Upon the successful completion of this offering, we will reimburse our Manager for all costs incurred in connection with our formation, organization and this offering, which are expected to be $1.0 million.

DILUTION

          Our net tangible book value as of June 30, 2009 was approximately $          million, or $           per share of our common stock. Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the shares of our common stock outstanding. Assuming the sale of          shares of our common stock in this offering at an assumed initial public offering price of $           per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value on June 30, 2009 would have been approximately $          million, or $          per share. This amount represents an immediate decrease in net tangible book value of $           per share to our existing stockholders and an immediate accretion in as adjusted net tangible book value of $          per share to new investors who purchase our common stock in this offering at an assumed initial public offering price of $          . The following table shows this immediate per share dilution:

Public offering price per share
Net tangible book value per share on June 30, 2009, before giving effect to this offering
Decrease in net tangible book value per share attributable to this offering
As adjusted net tangible book value per share on June 30, 2009, after giving effect to this offering
Accretion in as adjusted net tangible book value per share to new investors

          The following table summarizes, as of June 30, 2009, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering at an initial public offering price of $          per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us in this offering:

	Shares Purchased(1)		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage	Per Share
Shares purchased by existing stockholders
Shares granted pursuant to our 2009 stock incentive plan (2)
New investors

Total

(1) Assumes no exercise of the underwriters’ over-allotment option to purchase an additional shares of our common stock.

(2) As of June 30, 2009, includes an aggregate of shares of restricted stock owned by our executive officers and certain officers and employees of our Manager and its affiliates.

          If the underwriters fully exercise their over-allotment option to purchase an additional          shares of our common stock, the number of shares of common stock held by existing holders will be reduced to          % of the aggregate number of shares of common stock outstanding after this offering, and the number of shares of common stock held by new investors will be increased to          , or          % of the aggregate number of shares of common stock outstanding after this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

          We are a specialty finance company that will acquire, manage, and finance, directly or through its subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial mortgage-backed securities, or CMBS, and other commercial real estate-related assets. We will be externally managed by FIDAC. We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

          Our objective is to provide attractive risk-adjusted returns to our investors over the long-term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by acquiring a broad range of commercial real estate assets to construct a portfolio that is designed to achieve attractive risk-adjusted returns and that is structured to comply with the various U.S. federal income tax requirements for REIT status and to maintain our exemption from registration under the 1940 Act. We have not yet made any asset acquisitions.

Factors Impacting our Operating Results

          We expect that the results of our operations will be affected by a number of factors and will primarily depend on, among other things, the level of our net interest income, the market value of our assets and the supply of, and demand for, commercial mortgage loans, commercial real estate debt, CMBS and other financial assets in the marketplace. Our net interest income, includes the actual payments we receive and is also impacted by the amortization of purchase premiums and accretion of purchase discounts. Our net interest income varies over time, primarily as a result of changes in interest rates, prepayment rates on our mortgage loans and prepayment speeds, as measured by the Constant Prepayment Rate, or CPR, on our MBS assets. Interest rates and prepayment rates vary according to the type of asset, conditions in the financial markets, credit worthiness of our borrowers, competition and other factors, none of which can be predicted with any certainty. Our operating results may also be impacted by credit losses in excess of initial anticipations or unanticipated credit events experienced by borrowers whose mortgage loans are held directly by us or are included in our CMBS and/or Non-Agency MBS.

          Change in Fair Value of our Assets. It is our business strategy to hold our targeted assets as long-term investments. As such, we expect that the majority of our MBS will be carried at their fair value, as available-for-sale securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt or Equity Securities”, or SFAS No. 115, with changes in fair value recorded through accumulated other comprehensive income/(loss), a component of stockholders’ equity, rather than through earnings. As a result, we do not expect that changes in the fair value of the assets will normally impact our operating results. At least on a quarterly basis, however, we will assess both our ability and intent to continue to hold such assets as long-term investments. As part of this process, we will monitor our targeted assets for other-than-temporary impairment. A change in our ability or intent to continue to hold any of our investment securities could result in our recognizing an impairment charge or realizing losses upon the sale of such securities.

          Credit Risk. We may be exposed to various levels of credit risk depending on the nature of our underlying assets and the nature and level of credit enhancements, if any, supporting our assets. Our Manager and our Manager’s Investment Committee will review and monitor credit risk and other risks associated with each investment. We will seek to manage this risk through our pre-acquisition due diligence processes including, but not limited to, analysis of the sponsor/borrower, the structure of the investment, property information including tenant composition, the property’s historical operating performance and evaluation of the market in which the property is located.

          Size of Portfolio. The size of our portfolio, as measured by the aggregate unpaid principal balance of our mortgage loans and aggregate principal balance of our mortgage related securities and the other assets we own is also a key revenue driver. Generally, as the size of our portfolio grows, the amount of interest income we receive increases. The larger portfolio, however, drives increased expenses as we incur additional interest expense to finance the purchase of our assets.

          Current Environment. We believe that the investment environment for our target assets is attractive.

          According to the Federal Reserve, commercial mortgage debt outstanding increased by 60% over the five years ending 2008, setting the stage for a need for refinancing in the years ahead. Nevertheless, because of a number of factors outlined below affecting the capacity of traditional lending sources, we believe the supply of mortgage capital will be unable to meet the demand.

          First, the CMBS market, representing, according to the Mortgage Bankers Association’s analysis of the Federal Reserve Board’s flow of funds data, approximately 21% of the total U.S. commercial mortgage debt outstanding as of March 31, 2009, or $736 billion, has effectively shut down. According to Credit Suisse’s June 12, 2009 CMBS Market Watch Weekly report, there was no new CMBS issuance in the second half of 2008 and only approximately 6% of the average amount raised from 2005 through 2007 was raised in 2008. We believe that spread volatility combined with significant losses incurred by investment banks will continue to constrain this source of capital. The second source of debt capital available for commercial real estate is provided by life insurance companies and, according to the Mortgage Bankers Association’s analysis of the Federal Reserve Board’s flow of funds data, represents approximately 9% of the total U.S. commercial mortgage debt outstanding as of March 31, 2009, or $316 billion. To date, we do not believe that life companies have realized losses to any significant degree due to their commercial real estate mortgages. However, to the extent that there are losses realized on other assets in their portfolios and requirements to reallocate their investments, it appears that additional capital that can be allocated to commercial real estate investments will be limited if not reduced. Finally, the largest component, of the commercial mortgage sector, representing, according to the Mortgage Bankers Association’s analysis of the Federal Reserve Board’s flow of funds data, approximately 45% of the total U.S. commercial mortgage debt outstanding as of March 31, 2009, is provided by the commercial banks. This sector comprises a wide range of providers as well as commercial mortgage financing activities. Similar to the CMBS market and life companies, to the extent that there are losses as well as reallocations of assets from commercial mortgage debt instruments, it appears that there may be less capital available for commercial real estate.

          We believe that these shortages of mortgage debt capital will provide opportunities to originate a variety of commercial real estate debt instruments at attractive pricing with strong structural features including, but not limited to, lockboxes, recourse and funded reserves. We also believe that we will be able acquire CMBS and other real estate loans at discounts to par from third parties wishing to rebalance their balance sheets.

          Changes in Market Interest Rates. With respect to our proposed business operations, increases in interest rates, in general, may over time cause:

•	the interest expense associated with our borrowings to increase;

•	the value of our mortgage loans and mortgage-backed securities or MBS, to decline;

•	coupons on our mortgage loans to reset, although on a delayed basis, to higher interest rates;

•

to the extent applicable under the terms of our investments, prepayments on our mortgage loan portfolio and MBS to slow, thereby slowing the amortization of our purchase premiums and the accretion of our purchase discounts; and

•	to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to increase.

Conversely, decreases in interest rates, in general, may over time cause:

•

to the extent applicable under the terms of our investments, prepayments on our mortgage loan and MBS portfolio to increase, thereby accelerating the amortization of our purchase premiums and the accretion of our purchase discounts;

•	the interest expense associated with our borrowings to decrease;

•	the value of our mortgage loan and MBS portfolio to increase;

•	to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to decrease, and

•	coupons on our adjustable-rate mortgage loans and MBS to reset, although on a delayed basis, to lower interest rates.

          Since changes in interest rates may significantly affect our activities, our operating results depend, in large part, upon our ability to effectively manage interest rate risks and prepayment risks while maintaining our status as a REIT.

Critical Accounting Policies

          Our financial statements will be prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. These accounting principles may require us to make some complex and subjective decisions and assessments. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made and based upon information available to us at that time. We have identified what we believe will be our most critical accounting policies to be the following:

          Loans and Securities Held for Investment

          We will purchase CMBS, commercial real estate loans, and commercial real estate-related securities, a portion of which may be held for investment. Loans or securities held for investment are intended to be held to maturity and, accordingly, will be reported at amortized cost.

          Loans and Securities Held as Available-for-Sale

          A portion of our CMBS, commercial real estate loans and commercial real estate-related securities may be held as available-for-sale. In accordance with SFAS, No. 115, Accounting for Certain Investments in Debt and Equity Securities, all assets classified as available-for-sale are reported at estimated fair value, and unrealized gains and losses included in other comprehensive income.

          Fair Value Option

          SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” or SFAS No. 159, permits entities to choose to measure many financial instruments and certain other items at fair value. Changes in fair value, along with transaction costs, would be reported through net income. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities.

          Valuation of Financial Instruments

          SFAS No. 157, “Fair Value Measurements,” or SFAS 157, establishes a framework for measuring fair value and expands related disclosures. SFAS No. 157 establishes a hierarchy of valuation techniques based on the observability of inputs utilized in measuring financial instruments at fair values. SFAS No. 157 establishes market based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The three levels of the hierarchy under SFAS No. 157 are described below:

          Level I — Quoted prices in active markets for identical assets or liabilities.

          Level II — Prices are determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in pricing a security. These may include quoted prices for similar securities, interest rates, prepayment speeds, credit risk and others.

          Level III — Prices are determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used.

          Unobservable inputs reflect our own assumptions about the factors that market participants would use in pricing an asset or liability, and would be based on the best information available. We anticipate that a significant portion of our assets will fall in Level III in the valuation hierarchy.

          FASB has provided further guidance for the valuation of assets when the market is not active and when the volume and level of activity have significantly decreased, along with guidance on identifying transactions that are not orderly (FSP 157-3 and FSP 157-4, respectively). FSP 157-3 allows the use of management’s internal cash flow and discount rate assumptions when relevant observable data does not exist and clarifies how observable market information and market quotes should be considered when measuring fair value in an inactive market. FSP 157-4 provides additional guidance on determining fair value when the volume and level of activity for the asset or liability have significantly decreased when compared with normal market activity for the asset or liability (or similar assets or liabilities). FSP 157-4 gives specific factors to evaluate if there has been a decrease in normal market activity and if so, provides a methodology to analyze transactions or quoted prices and make necessary adjustments to fair value in accordance with SFAS No. 157. The objective is to determine the point within a range of fair value estimates that is most representative of fair value under current market conditions. We anticipate utilizing the guidance within FSP 157-3 and FSP 157-4 to value a portion of our assets.

          We will rely on independent pricing of our assets at each quarter’s end to arrive at what we believe to be reasonable estimates of fair market value. Our Manager will evaluate the pricing of our assets estimates by conducting its own analysis at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Any changes to the valuation methodology will be reviewed by management to ensure the changes are appropriate. As markets and products develop and the pricing for certain products becomes more transparent, we will continue to refine our valuation methodologies. The methods used by us may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while we anticipate that our valuation methods will be appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. We will use inputs that are current as of the measurement date, which may include periods of market dislocation, during which price transparency may be reduced.

          Loan Impairment

          Loans held for investment will be valued quarterly to determine if an other-than-temporary impairment exists in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended (“SFAS No. 114”). Impairment occurs when it is deemed probable that we will not be able to collect all amounts due according to the contractual terms of the loan. If upon completion of the valuation, the fair value of the underlying collateral securing the impaired loan is less than the net carrying value of the loan, an allowance will be created with a corresponding charge to the provision for losses. An allowance for each loan would be maintained at a level believed adequate by management to absorb probable losses. We may elect to sell a loan held for investment due to adverse changes in credit fundamentals. Once the determination has been made by us that we will no longer hold the loan for investment, we will account for the loan at the lower of amortized cost or estimated fair value. The reclassification of the loan/security and recognition of impairments could adversely affect our reported earnings.

          Impairment of Securities

          Securities will be valued quarterly to determine if an other-than-temporary impairment (OTTI) exists in accordance with FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. Impairment occurs when the fair value of the investment is less than its amortized cost basis. Securities will be analyzed for credit loss (the difference between the present value of cash flows expected to be collected and the amortized cost). Further the securities will be evaluated based on the intent to sell the security or if it is more likely than not that we will be required to sell the debt security before its anticipated recovery. If the intention is not to sell (nor are we required to sell) the credit loss, if any, will be recognized in the statement of earnings and the balance of impairment related to other factors recognized in Other Comprehensive Income (OCI). If the intention is to sell the security, (or we are required to sell) before its anticipated recovery, the full OTTI will be recognized in the statement of earnings. The recognition of impairments could adversely effect our reported earnings.

          Classifications of Investment Securities

          Our MBS assets are expected to initially consist primarily of commercial real estate debt instruments and CMBS that we will classify as either available-for-sale or held-to-maturity. As such, we expect that our MBS classified as available-for-sale will be carried at their fair value in accordance with SFAS No. 115, with changes in fair value recorded through accumulated other comprehensive income/(loss), a component of stockholders’ equity, rather than through earnings. We do not intend to hold any of our investment securities for trading purposes; however, if our securities were classified as trading securities, there could be substantially greater volatility in our earnings, as changes in the fair value of securities classified as trading are recorded through earnings. MBS assets held for investment will be stated at their amortized cost, net of deferred fees and costs with income recognized using the effective interest method.

          When the estimated fair value of an available-for-sale security is less than amortized cost, we will consider whether there is an other-than-temporary impairment in the value of the security. Unrealized losses on securities considered to be other-than-temporary will be recognized in earnings. The determination of whether a security is other-than-temporarily impaired will involve judgments and assumptions based on subjective and objective factors. Consideration will be given to (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of recovery in fair value of the security, and (iii) our intent to sell our investment in the security, or whether it is more likely than not we will be required to sell the security before its anticipated recovery in fair value. Investments with unrealized losses will not be considered other-than-temporarily impaired if we have the ability and intent to hold the investments for a period of time, to maturity if necessary, sufficient for a forecasted market price recovery up to or beyond the cost of the investments.

          Investment Consolidation

          For each asset we acquire, we will evaluate the underlying entity that issued the securities we will acquire or to which we will make a loan to determine the appropriate accounting. We refer, initially, to guidance in Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and FASB Interpretation No. (FIN) 46R, Consolidation of Variable Interest Entities, in performing our analysis. FIN 46R addresses the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which voting rights are not effective in identifying an investor with a controlling financial interest. An entity is subject to consolidation under FIN 46R if the investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity’s activities, or are not exposed to the entity’s losses or entitled to its residual returns (“variable interest entities” or “VIEs”). Variable interest entities within the scope of FIN 46R are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that absorbs a majority of the entity’s expected losses, its expected returns, or both. However, effective January 1, 2010, FAS No. 166 and FAS No. 167 which amend both FAS 140 and FIN 46(R), respectively, will govern consolidation. These new statements are discussed in more detail under the Recent Accounting Pronouncement section of this document.

          Securitizations

          We may periodically enter into transactions in which we sell financial assets, such as commercial mortgage loans, CMBS and other assets. Upon a transfer of financial assets, we will sometimes retain or acquire senior or subordinated interests in the related assets. Gains and losses on such transactions will be recognized using the guidance in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” or SFAS No. 140, which is based on a financial components approach that focuses on control. Under this approach, after a transfer of financial assets that meets the criteria for treatment as a sale—legal isolation, ability of transferee to pledge or exchange the transferred assets without constraint, and transferred control—an entity recognizes the financial and servicing assets it acquired or retained and the liabilities it has incurred, derecognizes financial assets it has sold, and derecognizes liabilities when extinguished. We will determine the gain or loss on sale of mortgage loans by allocating the carrying value of the underlying mortgage between securities or loans sold and the interests retained based on their fair values. The gain or loss on sale is the difference between the cash proceeds from the sale and the amount allocated to the securities or loans sold. From time to time, we may securitize mortgage loans we hold if such financing is available. These transactions will be recorded in accordance with SFAS No. 140 and will be accounted for as either a “sale” and the loans will be removed from our balance sheet or as a “financing” and will be classified as “securitized loans” on our balance sheet, depending upon the structure of the securitization transaction. SFAS No. 140 is a complex standard that may require us to exercise significant judgment in determining whether a transaction should be recorded as a “sale” or a “financing.” Further, effective January 1, 2010, SFAS No. 166, which amends SFAS No. 140 revises the criteria for determining when derecognition of an asset or portion of an asset is appropriate. This new statement is discussed in more detail under the Recent Accounting Pronouncement section of this document.

          Valuations of Available-for-Sale Securities

          We expect our available-for-sale securities will have fair values as determined with reference to price estimates provided by independent pricing services and dealers in the securities. Our Manager will evaluate available-for-sale securities estimates by conducting its own analysis at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. The pricing is subject to various assumptions which could result in different presentations of value.

          When the fair value of an available-for-sale security is less than its amortized cost for an extended period, we will consider whether there is an other-than-temporary impairment in the value of the security. If, in our judgment, an other-than-temporary impairment exists, the cost basis of the security is written down to the then-current fair value, and the unrealized loss is transferred from accumulated other comprehensive loss as an immediate reduction of current earnings (as if the loss had been realized in the period of other-than-temporary impairment). The determination of other-than-temporary impairment is a subjective process, and different judgments and assumptions could affect the timing of loss realization.

          We will consider the following factors when determining an other-than-temporary impairment for a security or investment:

•	The length of time and the extent to which the market value has been less than the amortized cost;

•	Whether the security has been downgraded by a rating agency; and

•	Our intent to hold the security for a period of time sufficient to allow for any anticipated recovery in market value.

          The determination of other-than-temporary impairment is made at least quarterly. If we determine an impairment to be other than temporary we will need to realize a loss that would have an impact on future income.

          Interest Income Recognition

          Interest income on available-for-sale securities and loans held for investment will be recognized over the life of the investment using the effective interest method. Interest income on mortgage-backed securities is recognized using the effective interest method as described by SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases,” or SFAS No. 91, for securities of high credit quality and Emerging Issues Task Force No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets,” for all other securities. Interest income on loans held for investment is recognized based on the contractual terms of the loan instruments. Income recognition will be suspended for loans when, in the opinion of management, a full recovery of income and principal becomes doubtful. Income recognition will be resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Any loan fees or acquisition costs on originated loans or securities will be capitalized and recognized as a component of interest income over the life of the investment using the effective interest method.

          Under SFAS No. 91 and Emerging Issues Task Force No. 99-20, management will estimate, at the time of purchase, the future expected cash flows and determine the effective interest rate based on these estimated cash flows and our purchase price. As needed, these estimated cash flows will be updated and a revised yield computed based on the current amortized cost of the investment. In estimating these cash flows, there will be a number of assumptions that will be subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass-through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans, and the timing of the magnitude of credit losses on the mortgage loans underlying the securities have to be judgmentally estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and our interest income.

          Security transactions will be recorded on the trade date. Realized gains and losses from security transactions will be determined based upon the specific identification method and recorded as gain (loss) on sale of available for sale securities and loans held for investment in the statement of income.

          We will account for accretion of discounts or premiums on available-for-sale securities and real estate loans using the effective interest yield method. Such amounts will be included as a component of interest income in the income statement.

          Accounting For Derivative Financial Instruments

          Our policies permit us to enter into derivative contracts, including interest rate swaps and interest rate caps, as a means of mitigating our interest rate risk. We intend to use interest rate derivative instruments to mitigate interest rate risk rather than to enhance returns.

          We will account for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, or SFAS No. 133. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheets and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income in stockholders’ equity until the hedged item is recognized in earnings or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

          In the normal course of business, we may use a variety of derivative financial instruments to manage, or hedge, interest rate risk. These derivative financial instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the hedging criteria is marked-to-market with the changes in value included in net income. In accordance with SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements shall be included in future financial reporting.

          Derivatives will be used for hedging purposes rather than speculation. We will rely on quotations from a third party to determine these fair values. Our Manager will evaluate the quotation estimates by conducting its own analysis at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. If our hedging activities do not achieve our desired results, our reported earnings may be adversely affected.

          Reserve for Possible Credit Losses

          The expense for possible credit losses in connection with debt investments is the charge to earnings to increase the allowance for possible credit losses to the level that management estimates to be adequate considering delinquencies, loss experience and collateral quality. Other factors considered relate to geographic trends and product diversification, the size of the portfolio and current economic conditions. Based upon these factors, we will establish the provision for possible credit losses by category of asset. When it is probable that we will be unable to collect all amounts contractually due, the account is considered impaired.

          Where impairment is indicated, a valuation write-down or write-off is measured based upon the excess of the recorded investment amount over the net fair value of the collateral, as reduced by selling costs. Any deficiency between the carrying amount of an asset and the net sales price of repossessed collateral is charged to the allowance for credit losses.

          Income Taxes

          We intend to elect and qualify to be taxed as a REIT for our taxable year ending on December 31, 2009. Accordingly, we will generally not be subject to U.S. federal income tax (or applicable state or local taxes) to the extent that we make qualifying distributions to our stockholders, and provided we satisfy on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If we fail to qualify as a REIT, and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax (and applicable state and local taxes) and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could have a material adverse impact on our results of operations and amounts available for distribution to our stockholders.

          The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using our taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.

          We may elect to treat certain of our subsidiaries as TRSs. In general, a TRS of ours may hold assets and engage in activities that we cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A domestic TRS is subject to U.S. federal income tax (and applicable state and local taxes).

          While our TRS will generate net income, our TRS can declare dividends to us which will be included in our taxable income and necessitate a distribution to our stockholders. Conversely, if we retain earnings at the TRS level, no distribution is required and we can increase book equity of the consolidated entity.

Recent Accounting Pronouncements

          In October 2008, the FASB issued FASB Staff Position 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”), in response to the deterioration of the credit markets. This FSP provides guidance clarifying how SFAS No. 157 should be applied when valuing securities in markets that are not active. The guidance provides an illustrative example that applies the objectives and framework of SFAS No. 157, utilizing management’s internal cash flow and discount rate assumptions when relevant observable data does not exist. It further clarifies how observable market information and market quotes should be considered when measuring fair value in an inactive market. It reaffirms the notion of fair value as an exit price as of the measurement date and that fair value analysis is a transactional process and should not be broadly applied to a group of assets. FSP 157-3 is effective upon issuance including prior periods for which financial statements have not been issued. We will apply the guidance in FSP 157-3 in determining the fair value of our financial instruments.

          In March 2008, the FASB issued SFAS No. 161, or SFAS 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. SFAS 161 attempts to improve the transparency of financial reporting by providing additional information about how derivative and hedging activities affect an entity’s financial position, financial performance and cash flows. This statement changes the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosure about (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for under SFAS Statement 133 and its related interpretations, and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. To meet these objectives, SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This disclosure framework is intended to better convey the purpose of derivative use in terms of the risks that an entity is intending to manage. SFAS 161 was effective on January 1, 2009.

          SFAS 160, Noncontrolling interests in Consolidated Financial Statements, an Amendment of ARB No.51, was effective January 1, 2009. This standard requires us to classify noncontrolling interests (previously referred to as “minority interest”) as part of consolidated net income and to include the accumulated amount of noncontrolling interests as part of stockholders’ equity. SFAS 160 provides for significant changes in accounting related to noncontrolling interests; specifically, increases and decreases in controlling financial interests in consolidated subsidiaries will be reported in equity similar to treasury stock transactions. If a change in ownership of a consolidated subsidiary results in loss of control and deconsolidation, any retained ownership interests are remeasured with the gain or loss reported in net earnings. At this time, this SFAS does not apply to us, however, we will monitor the need to apply its guidance in the future.

          On October 3, 2008, the Emergency Economic Stabilization Act of 2008, or EESA, was signed into law. Section 133 of the EESA mandated that the SEC conduct a study on mark-to-market accounting standards. The SEC provided its study to the U.S. Congress on December 30, 2008. Part of the recommendations within the study indicated that “fair value requirements should be improved through development of application and best practices guidance for determining fair value in illiquid or inactive markets.” As a result of this study and the recommendations therein, on April 9, 2009, the FASB issued FSP 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, or FSP 157-4. FSP 157-4 provides additional guidance on determining fair value when the volume and level of activity for the asset or liability have significantly decreased when compared with normal market activity for the asset or liability (or similar assets or liabilities). FSP 157-4 gives specific factors to evaluate if there has been a decrease in normal market activity and if so, provides a methodology to analyze transactions or quoted prices and make necessary adjustments to fair value in accordance with SFAS No. 157. The objective is to determine the point within a range of fair value estimates that is most representative of fair value under current market conditions. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009. We will apply the guidance in FSP 157-4 in determining the fair value of our financial instruments.

          Additionally, in conjunction with FSP 157-4, the FASB issued FSP 115-2 and FSP 124-2, “Recognition and Presentation of Other Than Temporary Impairments”. The objective of the new guidance is to make impairment guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments, or OTTI, on debt and equity securities in financial statements. This, too, was as a result of the SEC mark-to-market study mandated under the EESA. The SEC’s recommendation was to “evaluate the need for modifications (or the elimination) of current OTTI guidance to provide for a more uniform system of impairment testing standards for financial instruments.” The new guidance revises the OTTI evaluation methodology. Previously the analytical focus was on whether the entity had the “intent and ability to retain its investment in the debt security for a period of time sufficient to allow for any anticipated recovery in fair value.” Now the focus is on whether the entity has the “intent to sell the debt security or, more likely than not, will be required to sell the debt security before its anticipated recovery.” Further, the security is analyzed for credit loss (the difference between the present value of cash flows expected to be collected and the amortized cost basis). If the company does not intend to sell the debt security, nor will be required to sell the debt security prior to its anticipated recovery, the credit loss, if any, will be recognized in the statement of earnings, while the balance of impairment related to other factors will be recognized in Other Comprehensive Income. If the company intends to sell the security, or will be required to sell the security before its anticipated recovery, the full OTTI will be recognized in the statement of earnings. We will consider the guidance in evaluating our investments for OTTI. In January 2009, FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue 99-20”, or FSP EITF 99-20-1, was issued in an effort to provide a more consistent determination on whether an other-than-temporary impairment has occurred for certain beneficial interests in securitized financial assets. Other-than-temporary impairment has occurred if there has been an adverse change in future estimated cash flow and its impact reflected in current earnings. The determination cannot be overcome by management judgment of the probability of collecting all cash flows previously projected. For debt securities that are not within the scope of FSP EITF 99-20-1, SFAS No. 115 continues to apply. The objective of other-than-temporary impairment analysis is to determine whether it is probable that the holder will realize some portion of the unrealized loss on an impaired security. Factors to consider when making an other-than-temporary impairment decision include information about past events, current conditions, reasonable and supportable forecasts, remaining payment terms, financial condition of the issuer, expected defaults, value of underlying collateral, industry analysis, sector credit rating, credit enhancement, and financial condition of guarantor. We anticipate that our CMBS assets will fall under the guidance of FSP EITF 99-20-1 and as such we will assess each security for OTTI in accordance with its guidance.

          On April 9, 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. The FSP requires disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements. The effective date of this rule/guideline is for interim reporting periods ending after June 15, 2009.

          On June 12, 2009, the FASB issued FAS No. 166, which amends the derecognition guidance in FAS No. 140. FAS No. 166 eliminates the concept of a QSPE (Qualified Special Purpose Entity) and eliminates the exception from applying FIN 46(r), Consolidation of Variable Interest Entities to QSPE’s. Additionally, this Statement clarifies that the objective of paragraph 9 of FAS 140 is to determine whether a transferor has surrendered control over transferred financial assets. That determination must consider the transferor’s continuing involvements in the transferred financial asset, including all arrangements or agreements made contemporaneously with, or in contemplation of, the transfer, even if they were not entered into at the time of the transfer. This Statement modifies the financial-components approach used in Statement 140 and limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. It defines the term “participating interest” to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale. Under this statement, when the transfer of financial assets are accounted for as a sale, the transferor must recognize and initially measure at fair value all assets obtained and liabilities incurred as a result of the transfer. This includes any retained beneficial interest. The implementation of this standard materially effects the securitization process in general, as it eliminates off-balance sheet transactions when an entity retains any interest in or control over assets transferred in this process. However, we do not believe the implementation of this standard will materially effect our reporting as we have no legacy QSPE’s and it is our intent to treat securitizations as financings. The effective date for FAS 166 is January 1, 2010.

          In conjunction with FAS No. 166, FASB issued FAS 167 which amends FASB Interpretation No. 46(R), (FIN 46(R)). This statement requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. The analysis identifies the primary beneficiary of a variable interest entity (VIE) as the enterprise that has both: a) the power to direct the activities that most significantly impact the entity’s economic performance and b) the obligation to absorb losses of the entity or the right to receive benefits from the entity which could potentially be significant to the VIE. With the removal of the QSPE exemption, established QSPE’s must be evaluated for consolidation under this statement. This statement requires enhanced disclosures to provide users of financial statements with more transparent information about and enterprises involvement in a VIE. Further, this statement also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE. Should we treat securitizations as sales in the future, we will analyze the transactions under the guidelines of FAS No, 167 for consolidation. The effective date for FAS 167 is January 1, 2010.

Results of Operations

          As of the date of this prospectus, we have not commenced any significant operations because we are in our organization stage. Since our organization on January 23, 2008, we have had $50,000 in a non-interest bearing bank account. We will not commence any significant operations until we have completed this offering. We are not aware of any material trends or uncertainties, other than economic conditions affecting mortgage loans, mortgage-backed securities and real estate, generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition of real estate-related assets, other than those referred to in this prospectus.

Liquidity and Capital Resources

          Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and other general business needs. We will use significant cash to purchase our targeted assets, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations. Our primary sources of cash will generally consist of the net proceeds from this offering and the concurrent private placement, payments of principal and interest we receive on our portfolio of assets, cash generated from our operating results and unused borrowing capacity under our financing sources.

          We expect that our primary sources of financing for our commercial mortgage loans and CMBS will be, to the extent available to us, through (i) non- recourse loans provided under the TALF, (ii) non-recourse term borrowing facilities and capital provided under the PPIP, and (iii) securitizations. We expect to use repurchase agreements with a number of counterparties to finance acquisitions of Agency RMBS. In the future, we may utilize other sources of financing to the extent available to us. The sources of financing for our targeted assets are described below.

          The Term Asset-Backed Securities Loan Facility (TALF)

          On November 25, 2008, the U.S. Treasury and the Federal Reserve announced the creation of the TALF. Under the TALF, The Federal Reserve Bank of New York, or the FRBNY, provides non-recourse loans to borrowers to fund their purchase of eligible assets, which initially included certain asset-backed securities, or ABS, but not RMBS or CMBS. On March 23, 2009, the U.S. Treasury announced preliminary plans to expand the TALF to include (i) CMBS, and (ii) non-Agency RMBS. On May 1, 2009, the Federal Reserve provided more of the details as to how TALF will be expanded to include CMBS and explained that beginning in June 2009, up to $100 billion of TALF loans will be available to finance purchases of CMBS created on or after January 1, 2009. On May 19, 2009, the Federal Reserve announced that, starting in July 2009, certain high-quality CMBS issued before January 1, 2009, or legacy CMBS, would become eligible collateral under the TALF. The FRBNY, however, may limit the volume of TALF loans secured by legacy CMBS and is in the process of establishing other requirements that will apply to legacy CMBS. The TALF program is set to expire on December 31, 2009, but may be extended.

          We believe that the expansion of the TALF to include highly rated CMBS may provide us with attractively priced non-recourse term borrowings that we could use to purchase CMBS that are eligible for funding under this program. Once the legacy CMBS requirements are finalized, we believe that the TALF may also provide us with attractively priced non-recourse term financing for the acquisition of legacy CMBS. There can be no assurance, however, we will be able to utilize the TALF to finance the acquisition of legacy CMBS or that the financing terms will be attractive.

          The Public-Private Investment Program (PPIP)

          On March 23, 2009, the U.S. Treasury, in conjunction with the FDIC, announced the creation of the PPIP. The PPIP is designed to encourage the transfer of certain illiquid legacy real estate-related assets off of the balance sheets of financial institutions, restarting the market for these assets and supporting the flow of credit and other capital into the broader economy. Legacy Loans PPIFs, will be established to purchase troubled loans from insured depository institutions and Legacy Securities PPIFs, will be established to purchase legacy non-Agency RMBS and CMBS that were originally rated AAA from financial institutions. Legacy Loans PPIFs and Legacy Securities PPIFs will have access to equity capital from the U.S. Treasury as well as debt financing provided or guaranteed by the U.S. Government. Under the Legacy Loans Program, the U.S. Treasury will provide up to 50% of the equity capital for each Legacy Loans PPIF, with the remaining 50% provided by private investors, and the FDIC will guarantee the debt issued by the PPIF up to a 6-to-1 debt-to-equity ratio. Under the Legacy Securities Program, the TALF will be expanded and the Federal Reserve Board of NY will provide non-recourse loans to investors to fund purchases of eligible assets, and through Legacy Security PPIFs, the U.S. Treasury will provide up to 50% of the equity capital and senior debt up to 100% of the total equity capital of such PPIFs.

          On June 3, 2009, the FDIC announced that the development of the Legacy Loans Program will continue, but that a previously planned pilot sale of assets by banks targeted for June 2009 will be postponed. In making the announcement, the FDIC noted that banks have been able to raise capital without having to sell assets through the Legacy Loans Program, which in the view of the FDIC reflects renewed investor confidence in our banking system. The FDIC also indicated that it will continue its work on the Legacy Loans Program and will be prepared to offer it in the future as what the FDIC characterized as “an important tool to cleanse bank balance sheets and bolster their ability to support the credit needs of the economy,” although no specific timeframe for the program was announced. As a next step, the FDIC will test the funding mechanism contemplated by the Legacy Loans Program in a sale of receivership assets this summer. This funding mechanism draws upon concepts successfully employed by the Resolution Trust Corporation in the 1990s, which routinely assisted in the financing of asset sales through responsible use of leverage. The FDIC expects to solicit bids for this sale of receivership assets in July. The PPIP has not been finalized and its terms are subject to change. As a result, the attractiveness of the programs to us cannot be determined at this time.

          Securitizations

          We intend to seek to enhance the returns on our commercial mortgage loan investments, especially loan originations, through securitizations that may be supported by the TALF. If available, we intend to securitize the senior portion, expected to be equivalent to AAA-rated CMBS, while retaining the subordinate securities in our portfolio. To facilitate the securitization market, TALF is currently expected to provide financing to buyers of AAA-rated CMBS. Therefore, we expect to see interest in the credit markets for such financing at 50% to 60% of our cost basis in the relevant assets, and more importantly, at reasonable cost of fund levels that would generate a positive net spread and enhance returns for our investors.

          Other Sources of Financing

          We expect to use repurchase agreements to finance acquisitions of Agency RMBS with a number of counterparties. In the future, we may also use other sources of financing to fund the acquisition of our targeted assets, including warehouse facilities and other secured and unsecured forms of borrowing. We may also seek to raise further equity capital or issue debt securities in order to fund our future asset purchases.

Contractual Obligations and Commitments

          We had no contractual obligations as of the date of this prospectus. We intend to enter into a management agreement with FIDAC, a wholly-owned subsidiary of Annaly. Our Manager is entitled to receive a management fee and, in certain circumstances, a termination fee and reimbursement of certain expenses as described in the management agreement. Such fees and expenses do not have fixed and determinable payments. See “Our Manager and the Management Agreement – Management Fees”. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

          We expect to enter into certain contracts that contain a variety of indemnification obligations, principally with our Manager, brokers and counterparties to repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations is unlimited.

Off-Balance Sheet Arrangements

          As of the date of this prospectus, we did not maintain any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, or special purpose or variable interest entities, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, as of the date of this prospectus, we had not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide additional funding to any such entities.

Dividends

          To qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular quarterly dividends to our stockholders. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, which would only be paid out of available cash to the extent permitted under our warehouse and repurchase facilities and commercial paper, we must first meet both our operating requirements and scheduled debt service on our warehouse lines and other debt payable.

Inflation

          Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions will be determined by our board of directors consistent with our obligation to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          The primary components of our market risk are related to credit risk, interest rate risk, prepayment and market value risk. While we do not seek to avoid risk completely, we believe the risk can be quantified from historical experience and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Credit Risk

          We will be subject to credit risk, which is the risk of loss due to a borrower’s failure to repay principal or interest on a loan, a security or otherwise fail to meet a contractual obligation, in connection with our assets and will face more credit risk on assets we own which are rated below “AAA”. The credit risk related to these assets pertains to the ability and willingness of the borrowers to pay, which is assessed before credit is granted or renewed and periodically reviewed throughout the loan or security term. We believe that residual loan credit quality is primarily determined by the borrowers’ credit profiles and loan characteristics.

          Our Manager will use a comprehensive credit review process. Our Manager’s analysis of loans includes borrower profiles, as well as valuation and appraisal data. We expect that our Manager’s resources include a proprietary portfolio management system, as well as third party software systems. Our Manager will utilize a third party to perform an independent underwriting review to insure compliance with existing guidelines. Our Manager will select loans for review predicated on risk-based criteria such as loan-to-value, a property’s operating history and loan size. Our Manager will reject loans that fail to conform to our standards. Our Manager will accept only those loans which meet our underwriting criteria. Once we own a loan, our Manager’s surveillance process includes ongoing analysis and oversight by our third-party servicer and us. Additionally, the MBS and other commercial real estate-related securities which we will acquire for our portfolio will be reviewed by our Manager to ensure that we acquire MBS and other commercial real estate-related securities which satisfy our risk based criteria. Our Manager’s review of MBS and other commercial real estate-related securities will include utilizing its proprietary portfolio management system. Our Manager’s review of MBS and other commercial real estate-related securities will be based on quantitative and qualitative analysis of the risk-adjusted returns MBS and other commercial real estate-related securities present.

Interest Rate Risk

          Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will be subject to interest rate risk in connection with our assets and any related financing obligations. In general, we may finance the acquisition of our targeted assets through financings in the form of borrowings under programs established by the U.S. government, warehouse facilities, bank credit facilities (including term loans and revolving facilities), resecuritizations, securitizations and repurchase agreements. We may mitigate interest rate risk through utilization of hedging instruments, primarily interest rate swap agreements. Interest rate swap agreements are intended to serve as a hedge against future interest rate increases on our borrowings. Another component of interest rate risk is the effect changes in interest rates will have on the market value of the assets we acquire. We will face the risk that the market value of our assets will increase or decrease at different rates than that of our liabilities, including our hedging instruments. We may acquire floating rate mortgage assets. These are assets in which the mortgages are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the asset’s interest yield may change during any given period. Our borrowing costs pursuant to our financing agreements, however, will not be subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our floating rate mortgage assets would effectively be limited. In addition, floating rate mortgage assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on such assets than we would need to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

          Our analysis of interest rate risk is based on our Manager’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of asset allocation decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in this prospectus.

Prepayment Risk

          As we receive prepayments of principal on our assets, premiums paid on such assets will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the assets. Conversely, discounts on such investments are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the our assets. For commercial real estate loans, the risk of prepayment is mitigated by call protection, which includes defeasance, yield maintenance premiums and prepayment charges.

Extension Risk

          For CMBS and RMBS, our Manager will compute the projected weighted-average life of our assets based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when a fixed-rate or hybrid adjustable-rate asset is acquired with borrowings, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related residential mortgage-backed security.

          If prepayment rates decrease in a rising interest rate environment, however, the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the hybrid adjustable-rate assets would remain fixed. This situation may also cause the market value of our hybrid adjustable-rate assets to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Market Risk

          Market Value Risk

          Our available-for-sale securities will be reflected at their estimated fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income pursuant to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase. As market volatility increases or liquidity decreases, the fair value of our assets may be adversely impacted. If we are unable to readily obtain independent pricing to validate our estimated fair value of the securities in our portfolio, the fair value gains or losses recorded in other comprehensive income may be adversely affected.

          Real Estate Risk

          Commercial and residential property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses.

Risk Management

          To the extent consistent with maintaining our REIT status, we will seek to manage risk exposure to protect our portfolio of commercial mortgage loans, CMBS, and commercial mortgage securities and related debt against the credit and interest rate risks. We generally seek to manage our risk by:

•

analyzing the borrower profiles, as well as valuation and appraisal data, of the loans we acquire. We expect that our Manager’s resources include a proprietary portfolio management system, as well as third party software systems;

•	using a third party to perform an independent underwriting review to insure compliance with existing guidelines;

•	using our Manager’s proprietary portfolio management system to review our MBS and other commercial real estate-related securities;

•	monitoring and adjusting, if necessary, the reset index and interest rate related to our targeted assets and our financings;

•	attempting to structure our financings agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

•	using derivatives, financial futures, swaps, options, caps, floors and forward sales to adjust the interest rate sensitivity of our targeted assets and our borrowings;

•

using securitization financing to lower average cost of funds relative to short-term financing vehicles further allowing us to receive the benefit of attractive terms for an extended period of time in contrast to short term financing and maturity dates of the assets included in the securitization; and

•

actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of our targeted assets and the interest rate indices and adjustment periods of our financings.

BUSINESS

Our Company

          We are a specialty finance company that will acquire, manage, and finance, directly or through our subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial mortgage-backed securities, or CMBS, and other commercial real estate-related assets. We intend to acquire CMBS which are rated AAA through BBB as well as CMBS that are below investment grade or are non-rated. We expect that the commercial real estate loans we acquire will be high quality fixed and floating rate first mortgage loans secured by commercial properties. We may also acquire subordinated commercial mortgage loans and mezzanine loans. The other commercial real estate-related securities and other commercial real estate asset classes will consist of debt and equity tranches of commercial real estate collateralized debt obligations, or CRE CDOs, loans to real estate companies including real estate investment trusts, or REITs, and real estate operating companies, or REOCs, commercial real estate securities and commercial real property. In addition, to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act, we expect to acquire residential mortgage-backed securities, or RMBS, for which a U.S. Government agency such as the Government National Mortgage Association, or Ginnie Mae, or a federally chartered corporation such as the Federal National Mortgage Association, or Fannie Mae, or the Federal Home Loan Mortgage Corporation, or Freddie Mac, guarantees payments of principal and interest on the securities. We refer to these securities as Agency RMBS. We refer to Ginnie Mae, Fannie Mae, and Freddie Mac collectively as the Agencies.

          We will be externally managed by Fixed Income Discount Advisory Company, or FIDAC, a wholly-owned subsidiary of Annaly, a New York Stock Exchange-listed REIT. Concurrent with this offering, Annaly will acquire, in a separate private placement, 9.8% of our outstanding shares of common stock after giving effect to the shares issued in this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option and shares of our restricted common stock approved to be granted to our executive officers and employees of our Manager and to our independent directors. We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

          Our objective is to provide attractive risk-adjusted returns, to our investors over the long-term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by acquiring a broad range of commercial real estate-related assets to construct a portfolio that is designed to achieve attractive risk-adjusted returns and that is structured to comply with the various U.S. federal income tax requirements for REIT status and to maintain our exemption from registration under the 1940 Act. We have not yet made any asset acquisitions.

Our Manager

          We will be externally managed and advised by FIDAC, an investment advisor registered with the Securities and Exchange Commission. Our Manager is a fixed-income investment management company specializing in managing fixed income investments in (i) Agency RMBS, (ii) non-Agency RMBS, including investment grade and non-investment grade classes, which are typically pass-through certificates created by a securitization of a pool of mortgage loans that are collateralized by residential real properties and (iii) collateralized debt obligations, or CDOs. Our Manager also has experience in managing and structuring debt financing associated with these asset classes. Our Manager is also a leading liquidation agent of CDOs. Our Manager commenced active investment management operations in 1994. At March 31, 2009, our Manager was the adviser or sub-adviser for investment vehicles and separate accounts with approximately $3.8 billion in net assets and $11.6 billion in gross assets, which includes the assets of Chimera Investment Corporation, or Chimera, a publicly traded REIT whose shares are traded on the NYSE under the symbol “CIM” and is externally managed by our Manager. In addition, as of March 31, 2009, our Manager’s affiliated investment advisor, Merganser Investment Capital, Inc., or Merganser, managed $4.7 billion in structured products, including CMBS, RMBS, asset-backed securities, corporate bonds, U.S. Treasury securities and Agency debentures.

          Our Manager will be responsible for administering our business activities and day-to-day operations pursuant to a management agreement with us. All of our officers are employees of our Manager or its affiliates. Our Chief Executive Officer, President and Director, Kevin Riordan, is a managing director of Annaly and has over 25 years of experience in evaluating and managing a wide range of commercial real estate assets, as a group managing director at TIAA-CREF. Our Manager has well-respected and established portfolio management resources for each of our targeted asset classes and a sophisticated infrastructure supporting those resources, including professionals focusing on residential and commercial mortgage loans, Agency and non-Agency RMBS, CMBS and other asset-backed securities. We also expect to benefit from our Manager’s finance and administration functions, which address legal, compliance, investor relations, and operational matters, including portfolio management, trade allocation and execution, securities valuation, risk management and information technology in connection with the performance of its duties.

Our Competitive Advantages

          We believe that our competitive advantages include the following:

          Experienced Investment Advisor

          Our Manager has a long history of strong performance across a broad range of fixed-income assets. Our Manager’s most senior professionals have invested in a variety of commercial mortgage loans and real estate-related securities including structured CDOs. Our Chief Executive Officer, President and Director, Kevin Riordan, has over 25 years of experience in managing commercial real estate-related investment strategies and the acquisition, credit underwriting and surveillance processes for commercial real estate assets. Our acquisitions and dispositions of assets and related financing activities will be evaluated by Kevin Riordan and other members of our Manager’s team and overseen by an investment committee of our Manager’s senior professionals, consisting of Michael A.J. Farrell, Wellington J. Denahan-Norris, Jeremy Diamond, Ronald Kazel, James P. Fortescue, Kristopher Konrad, Rose-Marie Lyght, Matthew Lambiase, and Eric Szabo.

          Strategy Designed to Perform in a Variety of Credit and Interest Rate Environments

          Our strategy is designed to generate attractive risk-adjusted returns during a full economic cycle. Although we will face credit risk and interest rate risk, we believe that our primary strategy will be to manage credit risk. We will seek to minimize principal loss while maximizing risk-adjusted returns through our Manager’s credit-based approach, which is based on rigorous quantitative and qualitative analysis. There may be periods when we would employ interest-rate sensitive strategies whereby we would receive increased income over our cost of financing, in which case our portfolio’s increased exposure to this risk would be beneficial.

          Access to Third Parties

          Our Manager expects to engage the services of Principal, and may engage other third parties, which have track records of performing such roles in all types of commercial real estate financing, and across all manner of commercial real estate assets, to originate, underwrite, due diligence, close and service commercial real estate loans. While our Manager’s personnel will have all oversight and decision making capability on assets sourced by third parties, we believe we will be able to achieve economies of scale and reduced infrastructure costs by establishing relationships with third parties versus maintaining these functions and services ourselves.

          Access to Annaly’s and Our Manager’s Relationships

          Annaly and our Manager have developed long-term relationships with life insurance companies, commercial mortgage brokers, primary dealers, commercial and investment banks, specialty investment dealers and financial sponsors. We believe these relationships will provide us with a range of high-quality asset acquisition opportunities.

          Access to Our Manager’s Systems, Infrastructure and Experience Managing a REIT

          Our Manager has created a proprietary portfolio management system, which we expect will provide us with a competitive advantage. Our Manager’s personnel have created a comprehensive finance and administrative infrastructure, an important component of a complex vehicle, such as a REIT, and is currently the manager to Chimera Investment Corporation, a New York Stock Exchange-listed REIT. In addition, most of our Manager’s personnel are also Annaly’s personnel; therefore, they have had extensive experience managing Annaly, which has been a REIT since 1997.

          Alignment of Interests between Annaly, Our Manager and Our Investors

          Our Manager’s parent company, Annaly, has agreed to purchase, in a concurrent private placement, 9.8% of our outstanding shares after giving effect to the shares issued in this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option and shares of our restricted common stock approved to be granted to our executive officers and employees of our Manager and to our independent directors. In addition,

Annaly has agreed to a three year lock-up, subject to termination upon the termination of our management agreement, with respect to the shares of our common stock that it purchases in the separate private placement.

Our Strategy

          We will rely on our Manager’s expertise in identifying assets within our targeted asset classes. We expect that our Manager will make decisions based on various factors, including expected cash yield, relative value, risk-adjusted returns, current and projected credit fundamentals, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, liquidity, cost of financing and financing availability, as well as maintaining our REIT qualification and our exemption from registration under the 1940 Act.

          We recognize that making acquisitions in our targeted asset classes is highly competitive, and that our Manager will compete with many other investment managers for profitable opportunities in these areas. Annaly and our Manager have close relationships with a diverse group of financial intermediaries, including life insurance companies, commercial mortgage brokers, primary dealers, commercial and investment banks and brokerage firms, specialty investment dealers and financial sponsors. In addition, we expect to benefit from our Manager’s analytical and portfolio management expertise and technology. To facilitate our acquisition of commercial real estate loans, we expect to enter into Mortgage Loan Origination and Servicing Agreements, or MOSAs, with third parties to originate, underwrite, conduct due diligence, close and service commercial real estate loans. Our Manager has entered into a non-binding letter of intent with Principal Real Estate Investors, LLC, or Principal, with respect to a MOSA whereby Principal will originate, underwrite, conduct due diligence, close and service commercial real estate loans for us. Our Manager will oversee the diligence, credit evaluation and financial reporting with respect to our potential loan acquisitions.

          In addition, we expect to make loan acquisitions from our own direct relationships with commercial mortgage brokers and borrowers. We believe that the combined and complementary strengths of Annaly and our Manager, as well as the capabilities of our MOSA counterparties, give us a competitive advantage over REITs with a similar focus to ours.

          Over time, we will continually adjust our allocation strategy as market conditions change to seek to maximize the returns from our portfolio. We believe this strategy, combined with our Manager’s experience, will enable us to pay dividends and achieve capital appreciation throughout changing interest rate and credit cycles and provide attractive long-term returns to investors.

          Our targeted asset classes and the principal assets we expect to acquire are as follows:

Asset Class	Principal Assets

Commercial Mortgage-Backed Securities,	•	CMBS rated AAA through BBB
or CMBS
	•	CMBS that are rated below investment grade or are non-rated

Commercial Real Estate Loans	•	First mortgage loans that are secured by commercial properties

	•	Subordinated mortgage loans or “B-notes”

	•	Mezzanine loans

	•	Construction loans

Other Commercial Real Estate Assets	•	Debt and equity tranches of CRE CDOs

	•	Loans to real estate companies including REITs and REOCs

	•	Commercial real estate securities

	•	Commercial real property

Agency RMBS	•

Single-family residential mortgage pass-through certificates representing interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal are guaranteed by a U.S. Government agency or federally chartered corporation

          Initially, we expect to focus on acquiring CMBS, commercial real estate loans and, to the extent necessary to maintain our exemption from registration under the 1940 Act, Agency RMBS. To facilitate our acquisition of commercial real estate loans, we expect to enter into a MOSA with Principal and may enter into similar MOSAs with other third parties to originate, underwrite, conduct due diligence, close and service commercial real estate loans. Our Manager will oversee the diligence, credit evaluation and financial reporting with respect to our potential loan acquisitions. In addition, we expect to make loan acquisitions from our own direct relationships with commercial mortgage brokers and borrowers. As the diligence and acquisition lead times for commercial real estate loans are longer than for CMBS purchases, we expect our portfolio at the outset to be weighted toward CMBS, subject to maintaining our REIT qualification and our 1940 Act exemption, but we expect our portfolio to become weighted toward commercial real estate loans over the next 12 months. Our asset acquisition decisions, however, will depend on prevailing market conditions and will change over time. As a result, we cannot predict the percentage of our assets that will be deployed in each asset class or whether we will acquire in other classes of assets. We may change our strategy and policies without a vote of our stockholders.

          We intend to elect and qualify to be taxed as a REIT and to operate our business so as to be exempt from registration under the 1940 Act, and therefore will be required to acquire a substantial majority of our assets in loans secured by mortgages on real estate and real estate-related assets. Subject to maintaining our REIT qualification and our 1940 Act exemption, we do not have any limitations on the amounts we may acquire of any of our targeted asset classes.

Portfolio

          Commercial Mortgage-Backed Securities

          CMBS are bonds that evidence interests in, or are secured by, a single commercial mortgage or a pool of commercial mortgage loans. CMBS are typically issued in multiple tranches or split into different levels of risk thereby allowing an investor to select a credit level that suits its risk profile. Principal payments are applied sequentially to the most senior tranche of the structure until the most senior class has been repaid. Losses and other shortfalls are borne by the most subordinate class which receives principal payments only after the more senior classes are repaid.

          Commercial Real Estate Loans

          First Mortgage Loans – First mortgage loans are generally three-to-ten year term loans that are primarily for fully constructed real estate located in the United States that are current pay and are either fixed or floating rate. Some of these loans may be syndicated in either a pari passu or in a senior /subordinated structure. First mortgages generally provide for a higher recovery rate due to their senior position.

          Subordinated Mortgage Loans or “B-Notes” – These instruments include structurally subordinated first mortgage loans and junior participations in first mortgage loans or participations in these types of assets. A B Note is typically a privately negotiated loan that is secured by a first mortgage on a single large commercial property or group of related properties and subordinated to an A Note secured by the same first mortgage property or group. The subordination of a B Note typically is evidenced by an intercreditor agreement with the holder of the A Note. B notes are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding A Note. We may create subordinated mortgage loans by tranching our purchased first mortgage loans through syndication of our senior first mortgages, or buy such assets directly from third party originators. Due to balance sheet constraints arising from the current credit disruption, we believe opportunities to acquire these subordinated, first mortgage positions will be readily available at attractive prices on an adjusted risk/return basis.

          Purchasers of subordinated mortgage loans and B notes are compensated for the increased risk of such assets but still benefit from a lien on the related property. Investors’ rights are generally governed through participations and other agreements that, subject to certain limitations, provide the holders of subordinated positions of the mortgage loan with the ability to cure certain defaults and control certain decisions of holders of senior debt secured by the same property or properties.

          Mezzanine Loans – These loans are secured by a pledge of the borrower’s equity ownership in the property. Unlike a mortgage, this loan does not represent a lien on the property. Therefore it is always junior and subject to any first-lien as well as second liens, if applicable, on the property. These loans are senior to any preferred equity or common equity interests. Purchasers of mezzanine loans benefit from a right to foreclose on the ownership equity in a more efficient means than senior mortgage debt. Also, investor rights are usually governed by intercreditor agreements that provide holders with the rights to cure defaults and exercise control on certain decisions of any senior debt secured by the same property.

          Construction Loans – We may acquire participations in construction or rehabilitation loans on commercial properties. These loans will generally provide 40% to 60% of financing on the total cost of the construction or rehabilitation project and will be secured by first mortgage liens on the property under construction or rehabilitation. Purchases of construction and rehabilitation loans would generally allow us to earn origination fees and may also entitle us to a percentage of the underlying property’s net operating income (subject to our qualification as a REIT) or gross revenues, payable on an ongoing basis, as well a percentage of any increase in value of the property, payable upon maturity or refinancing of the loan.

          Other Real Estate-Related Securities and Assets

          Commercial Real Estate Collateralized Debt Obligations – CRE CDOs are multiple class securities, or bonds, secured by pools of assets such as CMBS, B-notes, mezzanine loans and REIT debt. In a CRE CDO, the assets are pledged to a trustee for the benefit of the bond certificate holders. Generally, principal payments are applied sequentially to the most senior tranche of the structure until the most senior class has been repaid. Losses and other shortfalls are borne by the most subordinate class which receives principal payments only after the more senior classes are repaid. However, these structures are also subject to further compliance tests pursuant to their respective indentures, the failure of which can also result in the redirection of cash flow to the most senior securities.

          Loans to REITS and REOCs – These assets generally are publicly registered, unsecured corporate obligations made to companies whose primary business is the ownership and operation of commercial real estate including office, retail, multifamily and industrial properties. These investments generally pay semi-annually versus monthly for mortgage instruments. Credit protections include both operating and maintenance covenants.

          Commercial Real Property – We may make a limited number of acquisitions in commercial real property to take advantage of attractive opportunities. In certain circumstances, our real estate debt investments may result in us owning commercial real property as a result of a loan workout and the exercise of our remedies under the mortgage documents.

          Agency RMBS

          We may acquire Agency RMBS to the extent necessary to maintain our exemption from registration under the 1940 Act. These are investments in pools of mortgage-backed securities which, although not rated, carry an implied “AAA” rating. Agency mortgage-backed securities are mortgage-backed securities for which a government agency or federally chartered corporation, such as Freddie Mac, Fannie Mae, or Ginnie Mae guarantees payments of principal or interest on the securities.

Asset Sourcing

          We expect our Manager to take advantage of the broad network of relationships it and Annaly have established over the past decade to identify asset acquisition opportunities. Annaly and our Manager have close relationships with a diverse group of financial intermediaries, ranging from life insurance companies, commercial mortgage brokers, primary dealers, major investment banks and brokerage firms, specialty investment dealers and financial sponsors. To facilitate our acquisition of commercial real estate loans, we expect to enter into a MOSA with Principal, the commercial real estate investment operation of Principal Global Investors, the wholly owned subsidiary and asset management entity of the Principal Financial Group (NYSE:PFG). Our Manager has already entered into a non-binding letter of intent with Principal with respect to a MOSA. Principal will provide a turnkey service to us to originate, underwrite, close and service commercial real estate loans on our behalf. We expect the MOSA to be non-exclusive and cancelable on thirty days written notice. We may enter into similar MOSAs with other third parties to originate, underwrite, conduct due diligence, close and service commercial real estate loans. These third parties will have extensive commercial real estate investment platforms that provide commercial mortgage origination, closing, servicing and asset management functions. We expect that these agreements will also be non-exclusive and will be cancelable on thirty (30) days written notice. We will oversee the diligence, credit evaluation and financial reporting with respect to our potential acquisitions of assets.

Asset Acquisition Process

          We expect our asset acquisition process will benefit from the resources and professionals of our Manager. The professionals responsible for portfolio management decisions are Kevin Riordan, our President, Chief Executive Officer and Director and Jeffrey Conti, our Head of Commercial Underwriting. Mr. Riordan is also an employee of our Manager, where he serves as a Managing Director; and Jeffrey Conti is also an employee of our Manager, where he serves as an Executive Vice President. Our acquisitions and dispositions of assets and related financing activities will be evaluated by Kevin Riordan and other members of our Manager’s team and overseen by an investment committee of our Manager’s senior professionals, consisting of Michael A.J. Farrell, Wellington J. Denahan-Norris, Jeremy Diamond, Ronald Kazel, James P. Fortescue, Kristopher Konrad, Rose-Marie Lyght, Matthew Lambiase, and Eric Szabo. This Investment Committee will advise and consult with our Manager’s senior management team with respect to our asset acquisition policies, portfolio holdings, financing and leveraging strategies and asset guidelines.

          Our asset acquisition process will include sourcing and screening of asset acquisition opportunities from not only our sources but also those of our MOSA third parties. For all asset acquisition opportunities, we intend to oversee all critical stages of the asset acquisition process including its pricing, structure and credit. In the event the asset acquisition opportunity is sourced through our MOSA third party, various checklists and assets summaries will developed to insure an asset acquisition opportunity’s suitability. Such summaries will include, but not limited to credit and prepayment analysis, evaluation of cash flow and collateral performance, a review of the legal structure, an analysis of the sponsor/borrower and review of the location of the property including the market supply and demand, as appropriate, to seek an attractive return commensurate with the risk we are bearing. We will perform similar evaluations for asset acquisition opportunities sourced directly to seek an attractive return commensurate with the risk we are bearing. Upon identification of an asset acquisition opportunity, the assets will be screened and monitored by our Manager to determine its impact on maintaining our REIT qualification and our exemption from registration under the 1940 Act. We will seek to make acquisitions in sectors where we believe credit risk and expected performance can be reasonably quantified.

          Our Manager will evaluate each one of our opportunities based on its expected risk-adjusted return relative to the returns available from other, comparable assets. In addition, we will evaluate new opportunities based on their relative expected returns compared to comparable positions held in our portfolio. Risks posed by illiquidity or correlations with other securities in the portfolio are also taken into consideration. Our Manager will also develop a macro outlook with respect to commercial real estate by examining factors in the broader economy such as employment trends and unemployment rates, gross domestic product, or GDP, interest rates, and the availability of credit, among other things. Our Manager will also analyze fundamental trends in each targeted asset class in commercial real estate to adjust/maintain its outlook for that particular targeted asset class. Our Manager will conduct extensive diligence with respect to each targeted opportunity by, among other things, examining the supply/demand trends for the individual sub-market in which the targeted opportunity is located, the subject property’s historical and projected performance, the credit profile and outlook for the property’s tenants, and the track record and financial capability of the building sponsor. Once a potential commercial loan opportunity has been identified, our Manager or our MOSA counterparties will perform financial, operational and legal due diligence to assess the risks of the investment.

          All commercial mortgage transactions will be presented to our Manager’s Investment Committee for review prior to issuing a commitment. We will maintain all approval rights including pricing, credit and structure for every asset sourced under any MOSA with Principal and other third parties it engages.

Our Financing Strategy

          We do not presently intend to use recourse borrowings to finance our acquisitions with the exception of our purchases of Agency RMBS. Based upon market conditions, however, we will consider utilizing non-recourse borrowings such as securitizations of our commercial real estate loans. Subject to maintaining our REIT qualification, we may use a number of sources to finance our Agency RMBS, including repurchase agreements and term financing structures. Additionally, we may attempt to finance our acquisitions through financing programs created by the U.S. Government. We are not required to maintain any specific debt-to-equity ratio as we believe the appropriate leverage for the particular assets we are financing depends on the credit quality and risk of those assets.

          Term Asset-Backed Securities Loan Facility

          In response to the severe dislocation in the credit markets, the U.S. Treasury and the Federal Reserve jointly announced the establishment of the TALF on November 25, 2008. The TALF is designed to increase credit availability and support economic activity by facilitating renewed securitization activities. Under the TALF, the FRBNY makes non-recourse loans to borrowers to fund their purchase of ABS collateralized by certain assets such as student loans, auto loans and leases, floor plan loans, credit card receivables, receivables related to residential mortgage servicing advances, equipment loans and leases, loans guaranteed by the SBA and CMBS. Under the TALF, the FRBNY may lend up to $200 billion to certain holders of TALF-eligible ABS. Any U.S. company that owns TALF-eligible ABS may borrow from the FRBNY under TALF, provided that the company maintains an account relationship with a primary dealer. TALF is scheduled to expire on December 31, 2009, but may be extended.

          On March 23, 2009, the U.S. Treasury and Federal Reserve announced preliminary plans to expand the TALF to include (i) CMBS and (ii) non-Agency RMBS. On May 1, 2009, the Federal Reserve provided more of the details as to how TALF will be expanded to include CMBS and explained that beginning in June 2009, up to $100 billion of TALF loans will be available to finance purchases of CMBS created on or after January 1, 2009. On May 19, 2009, the Federal Reserve announced that, starting in July 2009, certain high-quality CMBS issued before January 1, 2009, or legacy CMBS, would become eligible collateral under the TALF. However, the FRBNY may limit the volume of TALF loans secured by legacy CMBS and is in the process of establishing other requirements that will apply to legacy CMBS.

          To be eligible for TALF funding, the following conditions must be satisfied with respect to newly issued CMBS:

•	The CMBS must be collateralized by first-priority mortgage loans or participations therein that are current in payment at the time of securitization;

•	The underlying mortgage loans must be fixed-rate loans that do not provide for interest-only payments during any part of their term;

•	The underlying mortgage loans must be secured by one or more income-generating commercial properties located in the United States or one of its territories;

•

Ninety-five percent or more of the dollar amount of the credit exposures underlying the CMBS must be exposures that are originated by U.S.-organized entities or institutions or U.S. branches or agencies of foreign banks.

•	The CMBS must be issued on or after January 1, 2009 and the underlying mortgage loans must have been originated on or after July 1, 2008;

•	The underwriting for the CMBS must be prepared generally on the basis of then-current in-place, stabilized and recurring net operating income and then-current property appraisals;

•

The CMBS collateralizing the TALF borrowing must have a credit rating in the highest long-term investment-grade rating category, without the benefit of third party credit support, from at least two CMBS eligible national rating agencies and must not have a credit rating below the highest long-term investment-grade rating category from any CMBS eligible national rating agency;

•	The CMBS must entitle its holders to payments of principal and interest (that is, must not be an interest-only or principal-only security);

•	The CMBS must bear interest at a pass-through rate that is fixed or based on the weighted average of the underlying fixed mortgage rates;

•	The CMBS collateralizing the TALF borrowing must not be junior to other securities with claims on the same pool of loans; and

•

Control over the servicing of the underlying mortgage loans must not be held by investors in a subordinate class of the CMBS once the principal balance of that class is reduced to less than 25% of its initial principal balance as a result of both actual realized losses and “appraisal reduction amounts”.

The Federal Reserve also described the following terms for CMBS collateralized TALF loans:

•	Each TALF loan secured by CMBS will have a three-year maturity or five-year maturity, at the election of the borrower;

•

A three-year TALF loan will bear interest at a fixed rate per annum equal to 100 basis points over the three-year LIBOR swap rate. A five-year TALF loan is expected to bear interest at a fixed rate per annum equal to 100 basis points over the five-year LIBOR swap rate;

•

The collateral haircut for each CMBS with an average life of five years or less will be 15%. For CMBS with average lives beyond five years, collateral haircuts will increase by one percentage point for each additional year of average life beyond five years. No CMBS may have an average life beyond ten years. The TALF loan amount for each legacy CMBS will be the dollar purchase price of the CMBS less the base dollar haircut (from par);

•

Any remittance of principal on the CMBS must be used immediately to reduce the principal amount of the TALF loan in proportion to the TALF advance rate. In addition, for five-year TALF loans, the excess of CMBS interest distributions over the TALF loan interest payable will be remitted to the borrower only until such excess equals 25% per annum of the haircut amount in the first three loan years, 10% in the fourth loan year, and 5% in the fifth loan year, and the remainder of such excess will be applied to TALF loan principal. For a three-year TALF loan relating to Legacy CMBS, such excess will be remitted to the borrower in each loan year until it equals 30% per annum of the haircut amount, with the remainder applied to loan principal;

•	The loans will be non-recourse to the borrower, unless the borrower breaches its representations, warranties or covenants;

•	The loans will be exempt from margin calls related to a decrease in the underlying collateral value;

•	The loans are pre-payable in whole or in part at the option of the borrower, and generally prohibit collateral substitutions;

•	A TALF borrower must agree not to exercise or refrain from exercising any voting, consent or waiver rights under a CMBS without the consent of the FRBNY;

•

The FRBNY will retain the right to reject any CMBS as TALF loan collateral based on its risk assessment, and will pay particular attention to CMBS mortgage pools with large historical losses, concentrations of loans that are delinquent, in special servicing or on servicer watch lists or concentrations of subordinated-priority mortgage loans, and CMBS mortgage pools that are not diversified with respect to loan size, geography, property type, borrower sponsorship and other characteristics; and

•	The FRBNY may limit the volume of TALF loans secured by legacy CMBS, and is considering whether to allocate such volume via an auction or other procedure.

          We believe that the expansion of the TALF to include highly rated CMBS may provide us with the ability to gain exposure to attractively priced non-recourse term borrowings that we could use to purchase CMBS that are eligible for funding under this program. While we will consider utilizing the TALF program to the extent that it is feasible for us to do so and the nature of eligible assets is extended to fit within our investment strategy, we can provide no assurance that we will be eligible to do so, or if eligible, will be able to utilize it successfully.

          Public-Private Investment Program

          On March 23, 2009, the U.S. Treasury, in conjunction with the Federal Deposit Insurance Corporation, or FDIC, and the Federal Reserve, announced the establishment of the Public-Private Investment Program, or PPIP. The PPIP is designed to encourage the transfer of certain illiquid legacy real estate-related assets off of the balance sheets of financial institutions, restarting the market for these assets and supporting the flow of credit and other capital into the broader economy. The PPIP is expected to be $500 billion to $1 trillion in size and has two primary components: the Legacy Securities Program and the Legacy Loans Program. Under the Legacy Securities Program, Legacy Securities Public-Private Investment Funds, or PPIFs, will be established to purchase from financial institutions certain non-Agency RMBS and CMBS that were originally rated in the highest rating category by one or more of the nationally recognized statistical rating organizations. Under the Legacy Loans Program, Legacy Loan PPIFs will be established to purchase troubled loans (including residential and commercial mortgage loans) from insured depository institutions. On June 3, 2009, the FDIC announced that the development of the Legacy Loans Program will continue, but that a previously planned pilot sale of assets by banks targeted for June 2009 will be postponed. In making the announcement, the FDIC noted that banks have been able to raise capital without having to sell assets through the Legacy Loans Program, which in the view of the FDIC reflects renewed investor confidence in the U.S. banking system.

          We are currently actively evaluating these programs to determine if they are appropriate in light of our strategy. As further details of these programs emerge, we may deem them appropriate in light of our strategy. We can provide no assurance, however, that we will be eligible to utilize these programs, or if eligible, will be able to utilize them successfully. Further, these programs are still in early stages of development and it is not possible for us to predict how these programs will impact our current or future investments.

          Securitizations

          We intend to seek to enhance the returns on our commercial mortgage loans, especially loan acquisitions, through securitizations that may be supported by the TALF. If available, we intend to securitize the senior portion, expected to be equivalent to AAA-rated CMBS, while retaining the subordinate securities in our portfolio. To facilitate the securitization market, TALF is currently expected to provide financing to buyers of AAA-rated CMBS.

          Other Sources of Financing

          We expect to use repurchase agreements to finance acquisitions of Agency RMBS with a number of counterparties. In the future, we may also use other sources of financing to fund the acquisition of our targeted assets, including warehouse facilities and other secured and unsecured forms of borrowing. We may also seek to raise further equity capital or issue debt securities in order to fund our future asset purchases.

Our Interest Rate Hedging and Risk Management Strategy

          Subject to maintaining our qualification as a REIT, we may, from time to time, utilize derivative financial instruments to hedge all or a portion of the interest rate risk associated with our investments.

          We intend to engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or other potential influences on the values of our assets. The U.S. federal income tax rules applicable to REITs may require us to implement certain of these techniques through a domestic TRS that is fully subject to corporate income taxation. Our interest rate management techniques may include:

•	puts and calls on securities or indices of securities;

•	Eurodollar futures contracts and options on such contracts;

•	interest rate caps, swaps and swaptions;

•	U.S. treasury securities and options on U.S. treasury securities; and

•	other similar transactions.

          We expect to attempt to reduce interest rate risks and to minimize exposure to interest rate fluctuations through the use of match funded financing structures, when appropriate, whereby we seek (i) to match the maturities of our debt obligations with the maturities of our assets and (ii) to match the interest rates on our investments with like-kind debt (i.e., floating rate assets are financed with floating rate debt and fixed-rate assets are financed with fixed-rate debt), directly or through the use of interest rate swaps, caps or other financial instruments, or through a combination of these strategies. We expect this to allow us to minimize the risk that we have to refinance our liabilities before the maturities of our assets and to reduce the impact of changing interest rates on our earnings.

Credit Analysis and Structuring

          We will benefit from our Manager’s experience in credit analysis and investment structuring. The credit analysis process is driven by extensive research that focuses, where applicable, on the underlying collateral, servicer and structure of a loan or security, as well as the borrower or issuer, its management team and overall conditions in its industry. When conducting due diligence, we expect our Manager will evaluate a number of important business considerations, as well as relevant tax, accounting, environmental and legal issues in determining whether to proceed with an investment.

Risk Management

          Risk management is an integral component of our strategy to deliver returns to our stockholders. Because we will invest primarily in fixed-income securities, losses from credit defaults, interest rate volatility or other risks can meaningfully reduce or eliminate our distributions to stockholders. In addition, because we may employ financial leverage in funding portions of our portfolio, mismatches in the maturities of our assets and liabilities can create risk in the need to continually renew or otherwise refinance our liabilities. Our net interest margins will be dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. To minimize the risks to our portfolio, we will actively employ portfolio-wide and security-specific risk measurement and management processes in our daily operations. Our risk management tools include software and services licensed or purchased from third parties, in addition to proprietary analytical methods developed by FIDAC. There can be no guarantee that these tools will protect us from market risks.

Asset Guidelines

          Our board of directors has adopted a set of asset guidelines that set out the asset classes, risk tolerance levels, diversification requirements and other criteria used to evaluate the merits of specific assets as well as the overall portfolio composition. Our Manager’s Investment Committee will review our compliance with the asset guidelines periodically and our board of directors will receive an investment report at each quarter-end in conjunction with its review of our quarterly results. Our board of directors will also review our portfolio and related compliance with our policies and procedures and asset guidelines at each regularly scheduled board of directors meeting.

          Our board of directors and our Manager’s Investment Committee have adopted the following asset guidelines for our assets:

•	No investment shall be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

•	No investment shall be made that would cause us to be regulated as an investment company under the 1940 Act;

•	any assets we purchase will be in our targeted assets; and

•

until appropriate assets can be identified, our Manager may deploy the proceeds of this and any future offerings in interest-bearing, short-term investments, including money market accounts and/or funds, that are consistent with our intention to qualify as a REIT.

          These asset guidelines may be changed by a majority of our board of directors without the approval of our stockholders.

          Our board of directors has also adopted a separate set of asset guidelines and procedures to govern our relationships with FIDAC. We have also adopted detailed compliance policies to govern our interaction with FIDAC, including when FIDAC is in receipt of material non-public information.

Policies with Respect to Certain Other Activities

          If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

          We may offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares and may engage in such activities in the future. We may also make loans to third parties including to joint ventures in which we participate. We may, but do not intend to, underwrite securities of other issuers or invest in the securities of other issuers for the purpose of exercising control.

          In addition, we may borrow money to finance the acquisition of assets. We may use TALF or PPIP in the event that we are eligible pursuant to the terms and conditions of those programs. We may use traditional forms of financing, such as repurchase agreements and warehouse facilities. We may utilize structured financing techniques, such as CDOs, to create attractively priced non-recourse financing at an all-in borrowing cost that is lower than that provided by traditional sources of financing and that provide long-term, floating rate financing. Our asset guidelines and our portfolio and leverage will be periodically reviewed by our board of directors as part of their oversight of our Manager.

          We engage in the purchase and sale of assets. We may, subject to gross income and assets tests necessary for REIT qualification, invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers.

          Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Historical Performance

          Annaly has an eleven-year history of investing and at March 31, 2009, owned and managed a portfolio of approximately $58.8 billion of Agency RMBS. Our Manager, a wholly-owned subsidiary of Annaly substantially all of whose personnel are also employees of Annaly, has a 15-year history of investing. At March 31, 2009, our Manager was the adviser or sub-adviser for investment vehicles and separate accounts with approximately $3.8 billion in net assets and $11.6 billion in gross assets, primarily Agency and non-Agency RMBS, including Chimera Investment Corporation, a NYSE-listed REIT focused on acquiring and managing residential mortgage-backed securities, residential mortgage loans, real estate-related securities and various other asset classes.

          The tables below set forth certain historical investment performance about Annaly and the five vehicles advised by our Manager. Annaly, as well as the investment funds advised by our Manager, have strategies and objectives which are different than ours.

          Additionally, this information is not a reflection of the past performance of Annaly or the vehicles advised by our Manager, and is not a guarantee or prediction of the returns that we, Annaly or the other vehicles advised by our Manager may achieve in the future. This is especially true for us because we intend to acquire CMBS, commercial real estate loans and securities and various other commercial real estate asset classes which are in neither Annaly or our Manager’s other vehicles. Moreover, we expect that the foregoing commercial real estate-related assets, rather than Agency RMBS or non-Agency RMBS, will constitute the majority of our portfolio. While Annaly and our Manager have significant experience acquiring Agency RMBS which we may purchase in connection with maintaining our 1940 Act exemption, neither Annaly nor our Manager has managed CMBS, commercial real estate loans and securities or other commercial real estate assets. Accordingly, neither Annaly’s historical returns, nor those of the other vehicles advised by our Manager, are indicative of the performance of our strategy and we can offer no assurance that our Manager will replicate the historical performance of our Manager’s professionals in their previous endeavors. Our returns could be substantially lower than the returns achieved by our Manager’s professionals in their previous endeavors.

          Annaly Historical Performance

          Table I sets forth certain historical performance with respect to Annaly for the fiscal years ended 2006 to 2008.

Table I
Annaly Capital Management, Inc.
Historical Information
(dollars in thousands)

	2008	2007	2006

Total Capital Raised	$2,410,593	$2,808,644	$1,099,337
Amount paid to Annaly and Affiliates from proceeds of offerings(1)	—	—	—

Amounts paid to third parties from proceeds of offerings(2)	$97,543	$125,705	$52,965

Stockholders’ Equity	$7,183,272	$5,204,938	$2,543,041
Total Assets	$57,597,615	$53,903,514	$30,715,980
Leverage(3)	6.4:1	8.7:1	10.4:1

(1)	Annaly and its affiliates did not receive any commissions with respect to amounts raised.

(2)

Aggregate fees and commissions paid to underwriters and sales agents, and fees and expenses paid to third parties in connection with the offerings such as legal, accounting, printing, travel, and listing expenses.

(3)	Ratio of debt to equity.

          Table II sets forth certain summary financial information about Annaly for the fiscal years ended 2004 to 2008.

Table II
Annaly Capital Management, Inc.
Summary Financial Information
(dollars in thousands, other than per share)

	For the years ended December 31,

	2008	2007	2006	2005	2004

Statement of Operations Data
Interest income	$3,115,428	$2,355,447	$1,221,882	$705,046	$532,328
Interest expense	1,888,912	1,926,465	1,055,013	568,560	270,116

Net interest income	1,226,516	428,982	166,869	136,486	262,212

Other (loss) income:
Investment advisory and service fees	27,891	22,028	22,351	35,625	12,512
Gain (loss) on sale of investment securities	10,713	19,062	(3,862)	(53,238)	5,215
Gain on termination of interest rate swaps	—	2,096	10,674	—	—
Income from trading securities	9,695	19,147	3,994	—	—
Dividend income from available-for-sale equity securities	2,713	91	—	—	—
Loss on other-than-temporarily impaired securities	(31,834)	(1,189)	(52,348)	(83,098)	—
Unrealized loss on interest rate swaps	(768,268)	—	—	—	—

Total other (loss) income	(749,090)	61,235	(19,191)	(100,711)	17,727

Expenses:
Distribution fees	1,589	3,647	3,444	8,000	2,860
General and administrative expenses	103,622	62,666	40,063	26,278	24,029

Total Expenses	105,211	66,313	43,507	34,278	26,889

Impairment of intangible for customer relationships	—	—	2,493	—	—

Income before income taxes	372,215	423,904	101,678	1,497	253,050

Income taxes	25,977	8,870	7,538	10,744	4,458

Income (loss) before minority interest	346,238	415,034	94,140	(9,247)	248,592

Minority interest	58	650	324	—	—

Net income (loss)	346,180	414,384	93,816	(9,247)	248,592

Dividends on preferred stock	21,177	21,493	19,557	14,593	7,745

Net income available (loss related) to common shareholders	$325,003	$392,891	$74,259	($23,840)	$240,847

	Table II Annaly Capital Management, Inc. Summary Financial Information

Basic net income (loss) per average common share	$0.64	$1.32	$0.44	($0.19)	$2.04
Diluted net income (loss) per average common share	$0.64	$1.31	$0.44	($0.19)	$2.03
Dividends declared per common share	$2.08	$1.04	$0.57	$1.04	$1.98
Dividends declared per preferred Series A share	$1.97	$1.97	$1.97	$1.97	$1.45
Dividends declared per preferred Series B share	$1.50	$1.50	$1.08	—	—

          Our Manager’s Historical Performance

          Our Manager is currently the adviser or sub-adviser to five vehicles, including Chimera Investment Corporation, a NYSE-listed REIT, which invests predominately in non-Agency RMBS as well as residential whole loans. For three of these vehicles, our Manager invests predominately in AAA-rated Agency RMBS, and for the other vehicles our Manager invests predominately in non-Agency RMBS. Substantially all of the losses reported in Table II regarding our Manager’s performance below for 2008 were in vehicles that invested predominately in non-Agency RMBS. Certain of these vehicles are operated like closed-end funds and are not required to redeem shares. Other of our Manager’s vehicles provide for daily or monthly redemptions. Some of these vehicles declare cash dividends on a daily, monthly or quarterly basis. For some vehicles, however, income is rolled-up in the vehicle and not paid to investors until they redeem their shares.

          Table I presents the amount of capital raised by the five vehicles, the aggregate cash generated from these funds and the amount of investment advisory fees, and certain other information for the fiscal years ended 2006 to 2008.

Table I Fixed Income Discount Advisory Company Aggregate Compensation to Our Manager and Affiliates (dollars in thousands)
	2008	2007	2006

Total Capital Raised (1)	$1,198,365	$1,043,696	$32,462
Amount paid to our Manager and Affiliates from proceeds of offerings(2)	—	—	—

Amounts paid to third parties from proceeds of offerings(3)	($11,941)	($33,157)	—

Cash Generated from Operations (4)	$213,983	$105,736	$77,202
Investment Advisory Fees (5)	$16,581	$16,142	$17,425

Leverage(6)	5.33:1	4.77:1	7.50:1

(1)

This amount is the aggregate amount of capital that has been raised from the investors in the five vehicles. Each of these vehicles has the ability to raise additional capital, subject to market conditions. The aggregate dollar amount in thousands of redemptions in these investment funds was $101,021 in 2008, $435,308 in 2007 and $495,544 in 2006.

(2)	Our Manager and its affiliates do not receive any commissions with respect to amounts raised.

(3)

This amount is the aggregate fees and commissions paid to underwriters and placement agents, and fees and expenses paid to third parties in connection with the offerings such as legal, accounting, printing, travel, and listing expenses.

(4)	This amount is the aggregate net interest income earned by the five vehicles, after all expenses but before investment advisory fees.

(5)

This amount is the aggregate investment advisory fees paid by the five vehicles, and includes advisory fees paid to third party investment advisers for the five vehicles for which our Manager is the sub-adviser.

(6)	Ratio of debt to net asset value.

          Table II presents certain historical operating results with respect to the five vehicles. The aggregated information about each vehicle is with respect to the fiscal years ended 2004 to 2008.

Table II
Fixed Income Discount Advisory Company
Aggregate Summary Historical Performance (1)

	For the years ended December 31,
	2008	2007	2006	2005	2004

	(dollars in thousands, except number of investment funds)
Gross assets	$5,929,275	$9,048,085	$7,767,240	$10,781,433	$6,401,552
Net assets	942,187	1,477,606	906,867	1,390,765	728,390
Number of investment funds	5	5	4	4	2
Statement of Operations
Interest income	$487,637	$499,837	$460,129	$379,356	$128,351
Interest expense	263,295	388,189	376,079	267,047	67,518

Net interest income	224,342	111,648	84,050	112,309	60,833
Other income (loss):
Realized gain (loss) on sales or impairment	(348,750)	(4,006)	(164,969)	(64,054)	(9,394)
Unrealized gain (loss)	(1,394,808)	(78,484)	108,890	(34,133)	(23,719)

Total other income (loss)	(1,743,558)	(82,490)	(56,079)	(98,187)	(33,113)
Expenses:
Investment advisory fee	16,581	16,142	17,425	19,011	11,389
All other expenses	10,359	5,912	6,848	8,473	6,674

Total expenses	26,940	22,054	24,273	27,484	18,063
Net income (loss)	($1,546,157)	$7,104	$3,698	$(13,362)	$9,657

Dividends Distributed	$76,520	$33,405	$24,514	$38,448	$20,460

(1)

If the vehicle distributes income, dividends are generally declared with respect to the vehicle’s net interest income less total expenses. For certain vehicles, realized gains can be paid out as dividends. Other income (loss) results in changes to the vehicle’s net asset value, and generally will not affect amounts available for distribution as dividends. Dividends are not return of capital except with respect to one vehicle, which in 2004 and 2005 made aggregate distributions of approximately $38.0 million, of which approximately 17.6% was return of capital.

Conflicts of Interest

          We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. Our officers and our non-independent directors also serve as employees of our Manager. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

          Our Manager has discretionary investment authority over a number of different vehicles and accounts. Although currently none of these vehicles or accounts have objectives that materially overlap with ours, it is possible in the future that our Manager may manage vehicles and accounts that may compete with us for opportunities. In addition, to the extent we seek to acquire Agency RMBS, we may compete for opportunities with Annaly and other vehicles managed by our Manager. Our Manager has an allocation policy in place so that we may share equitably with other client accounts of our Manager and Annaly in all opportunities, particularly those involving an asset with limited supply, that may be suitable for our account and such other accounts. Our Manager’s policy also includes other controls designed to monitor and prevent any particular account or Annaly from receiving favorable treatment over any other vehicle or account. This policy may be amended by our Manager at any time without our consent. To the extent our Manager’s, Annaly’s, or our business evolves in such a way to give rise to conflicts not currently addressed by our Manager’s allocation policy, our Manager may need to refine its policy to handle any such situations. To avoid any actual or perceived conflicts of interest with our Manager, an investment in any security or assets structured or managed by our Manager will require approval by a majority of our independent directors.

          The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager and its officers and directors spend managing us. Further, during turbulent conditions in the mortgage industry, distress in the credit markets or other times when we will need focused support and assistance from our Manager, other entities for which or Manager also acts as a manager will likewise require greater focus and attention, placing our Manager’s resources in high demand. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if our Manager did not act as a manager for other entities.

          We have agreed to pay our Manager a management fee that is not tied to our performance The management fee component may not sufficiently incentivize our Manager to generate attractive, risk-adjusted returns for us. This could result in increased risk to the value of our portfolio.

          There are also potential conflicts of interest that could arise out of our relationships with our third parties, with whom we will enter into MOSAs. Employees of such MOSA counterparties may have conflicts between their duties to us and their employer. Our MOSA counterparties may manage assets for themselves or other clients that participate in some or all of our target asset classes. In addition, our MOSA counterparties may compete directly with us for opportunities or may have other clients that do so. To try to avoid any actual or perceived investment conflicts, we expect our MOSA counterparties to have asset allocation policies and procedures to ensure that no client receives preferential treatment in the asset acquisition process due to its status as an affiliate or non-affiliate of the third party.

          It is difficult and costly to terminate the management agreement we have entered into with our Manager without cause. Our independent directors will review our Manager’s performance and the management fees annually, and following the initial term, the management agreement provides that it may be terminated annually by us without cause upon the affirmative vote of at least two-thirds of our independent directors or by a vote of the holders of at least a majority of the outstanding shares of our common stock (other than those shares held by Annaly or its affiliates), based upon: (i) our Manager’s unsatisfactory performance that is materially detrimental to us or (ii) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. Our Manager will be provided 180-days’ prior notice of any such termination. Upon such termination, we will pay our Manager a termination fee equal to three times the average annual management fee (or if the period is less than 24-months annualized) earned by our Manager during the 24-month period before such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our Manager without cause.

          Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may also decline to renew the management agreement by providing us with 180-days’ written notice, in which case we would not be required to pay a termination fee.

          The management agreement provides that our Manager will not assume any responsibility other than to provide the services called for by the management agreement. It further provides that our Manager will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its officers, managers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager, its officers, stockholders, managers, directors, officers, employees, any person controlling or controlled by the Manager and any person providing sub-advisory services to the Manager, with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement.

Resolution of Potential Conflicts of Interest and Allocation of Opportunities

          FIDAC will abide by its allocation policy and thus will offer us the right to participate in all opportunities that it determines are appropriate for us in view of our objectives, policies and strategies and other relevant factors, subject to the exception that, in accordance with FIDAC’s allocation policy described below, we might not participate in each such opportunity but will on an overall basis equitably participate with FIDAC’s other clients in all such opportunities. FIDAC allocates opportunities to eligible accounts, including us, based on current demand according to the market value of the account (which is the amount of available capital that, consistent with such account’s investment parameters, may be invested in a proposed investment). An account has current demand if it has positive market value. For certain transactions that cannot be allocated on a pro rata basis, such as in the case of “whole pool” trades, our Manager will endeavor to allocate such purchases over time in a fair and equitable manner. If the investment cannot fulfill the pro rata allocation or be allocated in marketable portions, the investment is allocated on a rotational basis to accounts with current demand, with an emphasis placed on those accounts that were excluded in prior allocations, but without any preference given to accounts based on their market value. The rotational system is determined by FIDAC’s chief investment officer and is overseen by its compliance officer to ensure fair and equitable investment allocation to all accounts in accordance with the 1940 Act.

Operating and Regulatory Structure

          REIT Qualification

          We intend to elect to be treated as a REIT under the Internal Revenue Code commencing with our taxable year ending on December 31, 2009. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

          As a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates (and applicable state and local taxes) and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property.

          1940 Act Exemption

          We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

          We are organized as a holding company that conducts its businesses primarily through wholly-owned subsidiaries. We intend to conduct our operations so that we comply with the 40% test. The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are exempted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned subsidiaries, we will be primarily engaged in the non-investment company businesses of these subsidiaries.

          We intend to create one or more subsidiaries in the future that we expect to qualify for an exemption from registration under the 1940 Act as an investment company pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of such subsidiaries’ assets must be comprised of qualifying real estate assets and at least 80% of each of their portfolios must be comprised of qualifying real estate assets and real estate-related assets under the 1940 Act. Specifically, we expect each of our subsidiaries relying on Section 3(c)(5)(C) to invest at least 55% of its assets in mortgage loans, MBS that represent the entire ownership in a pool of mortgage loans and other interests in real estate that constitute qualifying real estate assets in accordance with Securities and Exchange Commission, or the SEC, staff guidance and/or positions taken by other industry participants in public filings with the SEC. We expect each of our subsidiaries relying on section 3(c)(5)(C) to invest an additional 25% of its assets in more qualifying real estate assets or other types of mortgages, MBS, securities of REITs and other real estate-related assets. Although we intend to monitor our portfolio periodically and prior to each investment acquisition, there can be no assurance that we will be able to maintain this exemption from registration for these subsidiaries. Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold mortgage assets through majority owned subsidiaries that rely on Section 3(c)(5)(C).

          We may in the future organize special purpose subsidiaries that would finance our assets. We anticipate that some of these subsidiaries may be organized to rely on the 1940 Act exemption provided to certain structured financing vehicles by Rule 3a-7. If we organize subsidiaries that rely on Rule 3a-7 for an exemption from the 1940 Act, these subsidiaries will need to comply with the restrictions contained in this rule. In general, Rule 3a-7 exempts from the 1940 Act issuers that limit their activities as follows:

•

the issuer issues securities the payment of which depends primarily on the cash flow from “eligible assets,” which include many of the types of assets that we expect to acquire in our TALF fundings, that by their terms convert into cash within a finite time period;

•

any securities sold to the public are fixed income securities rated investment grade by at least one rating agency (fixed income securities which are unrated or rated below investment grade may be sold to institutional accredited investors and any securities may be sold to “qualified institutional buyers” and to persons involved in the organization or operation of the issuer);

•

the issuer acquires and disposes of eligible assets (1) only in accordance with the agreements pursuant to which the securities are issued, (2) so that the acquisition or disposition does not result in a downgrading of the issuer’s fixed income securities and (3) the eligible assets are not acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes; and

•

unless the issuer is issuing only commercial paper, the issuer appoints an independent trustee, takes reasonable steps to transfer to the trustee an ownership or perfected security interest in the eligible assets, and meets rating agency requirements for commingling of cash flows.

          In addition, in certain circumstances, compliance with Rule 3a-7 may also require that the indenture governing the subsidiary’s securities include additional limitations on the types of assets the subsidiary may sell or acquire out of the proceeds of assets that mature, are refinanced or otherwise sold, on the period of time during which such transactions may occur, and on the level of transactions that may occur. In light of the requirements of Rule 3a-7, our ability to manage assets held in a special purpose subsidiary that complies with Rule 3a-7 will be limited and we may not be able to purchase or sell assets owned by that subsidiary when we would otherwise desire to do so, which could lead to losses.

          Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries that rely on Section 3(c)(5)(C) to invest directly in MBS that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain ABS and real estate companies or in assets not related to real estate. We expect that most of our other majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the 1940 Act. Consequently, we expect that our interests in these subsidiaries (which we expect will constitute a substantial majority of our assets) will not constitute “investment securities” and that we will be able to conduct our operations so that we are not required to register as an investment company under the 1940 Act.

          If the SEC staff provides more specific guidance regarding any of the matters bearing upon such exemptions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen. Additionally, if the value of securities issued by our subsidiaries that are exempted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company under the 1940 Act, either of which could have an adverse effect on us and the market price of our securities. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.

Competition

          A number of entities will compete with us to purchase the types of assets we plan to acquire. Our net income will depend, in large part, on our ability to acquire assets at favorable spreads. In acquiring real estate-related assets, we will compete with other REITs, public and private funds, including PPIFs, commercial and investment banks, commercial finance companies and other entities. In addition, there are numerous mortgage REITs with similar asset acquisition objectives, including a number that have been recently formed, and others may be organized in the future. These other REITs will increase competition for the available supply of real estate-related assets suitable for purchase. Many of our anticipated competitors are substantially larger than we are, have considerably greater financial, technical, marketing and other resources and may have other advantages over us. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have objectives that overlap with ours, which may create competition for asset acquisition opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us.

          In the face of this competition, we expect to have access to our Manager’s and MOSA counterparties’, including Principal, professionals and their industry expertise, which may provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for certain potential investments. We expect that these relationships will enable us to compete more effectively for attractive investment opportunities. In addition, we believe that current market conditions may have adversely affected the financial condition of certain competitors. Thus, not having a legacy portfolio may also enable us to compete more effectively for attractive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—Risks Related To Our Business.”

Staffing

          We will be managed by our Manager pursuant to the management agreement between our Manager and us. All of our officers are employees of our Manager or its affiliates. We will have no employees upon completion of this offering other than our officers. See “Our Manager and the Management Agreement—Management Agreement.”

Legal Proceedings

          Neither we nor our Manager is currently subject to any legal proceedings which it considers to be material.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

          We are externally advised and managed by our Manager. All of our officers are employees of our Manager or its affiliates. The executive offices of our Manager are located at 1211 Avenue of the Americas, Suite 2902, New York, New York 10036 and the telephone number of our Manager’s executive offices is (212) 696-0100.

Officers of Our Manager

          The following sets forth certain information with respect to the executive officers and certain employees of our Manager:

Name	Age	Position Held with our Manager

Michael A.J. Farrell	57	Chairman of the Board, President and Chief Executive Officer
Wellington J. Denahan-Norris	45	Vice Chairman of the Board, Chief Investment Officer and Chief Operating Officer
Kathryn F. Fagan	42	Chief Financial Officer and Treasurer
Jeremy Diamond	45	Managing Director
Ronald Kazel	41	Managing Director
R. Nicholas Singh	50	General Counsel, Secretary and Chief Compliance Officer
James P. Fortescue	35	Managing Director and Head of Liabilities
Kristopher Konrad	34	Managing Director and Co-Head Portfolio Management
Rose-Marie Lyght	35	Managing Director and Co-Head Portfolio Management
Matthew Lambiase	42	Managing Director
Eric Szabo	34	Managing Director and Chief Risk Officer
Kevin Riordan	53	Managing Director
Daniel Wickey	42	Executive Vice President, Accounting
Jeffrey Conti	50	Executive Vice President

          Michael A.J. Farrell is the Chief Executive Officer, President and founder of FIDAC and Chairman, Chief Executive Officer, President and one of the founders of Annaly. Mr. Farrell was a founder of FIDAC in July 1994 and since November 1994 he has been its President and Chief Executive Officer. Mr. Farrell was elected on December 5, 1996 to serve as Chairman of the Board and Chief Executive Officer of Annaly. Mr. Farrell was appointed as Annaly’s President effective January 1, 2002. Mr. Farrell is a member of our Manager’s Investment Committee. Prior to founding FIDAC, from February 1992 to July 1994, Mr. Farrell served as President of Citadel Funding Corporation. From April 1990 to January 1992, Mr. Farrell was a Managing Director for Schroder Wertheim & Co. Inc., in its Fixed Income Department. In addition to being the former Chairman of the Primary Dealers Operations Committee of the Public Securities Association (from 1981 through 1985) and its Mortgage Backed Securities Division, he is a former member of the Executive Committee of its Primary Dealers Division (from 1983 through 1988). Mr. Farrell has served on the board of directors for the US Dollar Floating Rate Fund, Ltd. since August 1994 and the board of governors of the National Association of Real Estate Investment Trusts since January 2000 and has been the Chairman of the board of trustees of the Oratory Preparatory School since June 2004.

          Wellington J. Denahan-Norris is the Vice Chairman of Annaly, and Chief Investment Officer and Chief Operating Officer of Annaly and FIDAC. Ms. Denahan-Norris is a member of our Manager’s Investment Committee. Ms. Denahan-Norris was elected on December 5, 1996 to serve as Vice Chairman of the Board and a director of Annaly. Ms. Denahan-Norris was appointed Annaly’s Chief Operating Officer in January 2006. Ms. Denahan-Norris has been the Chief Investment Officer of Annaly since 1996. She was a founder of Annaly and has been the Chief Operating Officer of FIDAC since January 2006. She has been FIDAC’s Senior Vice President since March 1995, Treasurer since July 1994 and Chief Investment Officer since February 1997. From July 1994 through March 1995 she was a Vice President of FIDAC. She is also responsible for the development of Annaly and FIDAC’s in-house portfolio systems. Ms. Denahan-Norris has been the Portfolio Manager for the U.S. Dollar Floating Rate Fund since its inception in August 1994. Prior to joining FIDAC, from March 1992 to July 1994, Ms. Denahan-Norris had been Vice President responsible for asset selection and financing at Citadel Funding Corporation. Prior to joining Citadel she had been a trader on the mortgage-backed securities desk at Schroder

Wertheim and Co. Inc. from July 1991 to March 1992. She has a Bachelors Degree in Finance from Florida State University and attended the New York Institute of Finance for intense mortgage-backed securities studies.

          Kathryn F. Fagan is our Manager’s and Annaly’s Chief Financial Officer and Treasurer. Ms. Fagan was employed by Annaly and FIDAC on April 1, 1997 in the positions of Chief Financial Officer and Treasurer of each of Annaly and FIDAC. From June 1, 1991 to February 28, 1997, Ms. Fagan was Chief Financial Officer and Controller of First Federal Savings & Loan Association of Opelousas, Louisiana. First Federal is a publicly owned savings and loan that converted to the stock form of ownership during her employment period. Ms. Fagan’s responsibilities at First Federal included all financial reporting, including reports for internal use and reports required by the SEC and the Office of Thrift Supervision. During the period from September 1988 to May 1991, Ms. Fagan was employed as a bank and savings and loan auditor by John S. Dowling & Company, a corporation of Certified Public Accountants. Ms. Fagan is a Certified Public Accountant and has an M.B.A. from the University of Southwestern Louisiana.

          Jeremy Diamond is a Managing Director for FIDAC and Annaly and a member of our Manager’s Investment Committee. He joined Annaly and FIDAC in March 2002. From 1990 to 2002 he was President of Grant’s Financial Publishing, a financial research company and publisher of Grant’s Interest Rate Observer. In addition to his responsibilities as principal business executive, Mr. Diamond conducted security analysis and financial market research. Mr. Diamond began his career as an analyst in the investment banking group at Lehman Brothers. Mr. Diamond has an M.B.A. from UCLA and a Bachelors Degree from Princeton University.

          Ronald Kazel is one of our Directors. He is also a Managing Director for Annaly and FIDAC. Mr. Kazel is a member of our Manager’s Investment Committee. Mr. Kazel joined these companies in December 2001. Before joining Annaly and FIDAC, Mr. Kazel was a Senior Vice President in Friedman Billings Ramsey’s financial services investment banking group. During his tenure there, he was responsible for structuring both the private and public equity offerings for Annaly in 1997. From 1991 to 1996, Mr. Kazel served as a Vice President at Sandler O’Neill & Partners where he was involved in asset/liability management and mortgage-backed securities analysis and sales. Mr. Kazel has a Bachelor of Science in finance and management from New York University.

          R. Nicholas Singh is General Counsel, Secretary and Chief Compliance Officer for Annaly and FIDAC. Before joining these companies in February 2005, Mr. Singh was a partner at the law firm McKee Nelson LLP. Mr. Singh has experience in a broad range of public and private transactions. Before joining McKee Nelson, he was a partner at the law firm of Sidley Austin, LLP. Mr. Singh received a J.D. from the Washington College of Law, American University, an M.A. from Columbia University and a Bachelors Degree from Carleton College.

          James P. Fortescue is a Managing Director and Head of Liabilities for FIDAC and Annaly. Mr. Fortescue is a member of our Manager’s Investment Committee. He started with FIDAC in June 1995 where he was in charge of finding financing on mortgage-backed and corporate bonds for regional dealers. In September 1996 he expanded his responsibilities for all financing activities which included trading and structuring all liabilities, coordinating trade settlements with broker dealers and maintaining the relationships with these dealers. Mr. Fortescue has been in charge of liability management for Annaly since its inception, and continues to oversee all financing activities for FIDAC. Mr. Fortescue holds a Bachelors Degree in finance from Siena College.

          Kristopher Konrad is a Managing Director and Co-Head of Portfolio Management for FIDAC and Annaly. Mr. Konrad is a member of our Manager’s Investment Committee. He has worked for both companies since October 1997. Currently, Mr. Konrad is a portfolio manager for Annaly and has served in this capacity since December 2000. Before this, he was head of financing for the US Dollar Floating Rate Fund, Ltd. and assisted with the management of FIDAC’s high net worth separate accounts. Mr. Konrad has a Bachelors Degree in business from Ithaca College and has attended the New York Institute of Finance for intense mortgage-backed securities studies.

          Rose-Marie Lyght is a Managing Director and Co-Head of Portfolio Management for FIDAC and Annaly. Ms. Lyght is a member of our Manager’s Investment Committee. She joined both companies in April 1999. Since that time she has been involved in the asset selection and financing for FIDAC’s funds and high net worth separate accounts. She has been a portfolio manager of the US Dollar Floating Rate Fund, Ltd. since December 2000. Ms. Lyght has a Bachelor of Science in finance and an M.B.A. from Villanova University.

          Matthew Lambiase is a Managing Director for Annaly and FIDAC and a member of our Manager’s Investment Committee. He joined these companies in June 2004. Before joining Annaly and FIDAC, Mr. Lambiase was a Director in Fixed Income Sales at Nomura Securities International, Inc. Over his 11 year employment at

Nomura, Mr. Lambiase was responsible for the distribution of commercial and residential mortgage-backed securities to a wide variety of institutional investors. Mr. Lambiase also held positions at Bear, Stearns & Company as Vice President in Institutional Fixed Income Sales and as a mortgage analyst in the Financial Analytics and Structured Transaction Group. Mr. Lambiase has a Bachelors Degree in economics from the University of Dayton.

          Eric Szabo is a Managing Director and Chief Risk Officer for Annaly and FIDAC. Mr. Szabo is a member of our Manager’s Investment Committee. Before joining these companies in April 2004, he worked for Times Square Capital Management as a Mortgage Analyst and Trader since 2001. Mr. Szabo has a Bachelor’s Degree from The College of New Jersey and a M.S. in finance from Boston College. Mr. Szabo is a PRMIA certified Professional Risk Manager and a CFA charterholder.

          Kevin Riordan is our President and Chief Executive Officer, and one of our Directors. He is also a Managing Director for Annaly and FIDAC. Mr. Riordan joined Annaly and FIDAC in May 2008. In his over 25 years of experience, Mr. Riordan held various positions in the financing, investing and securitization of commercial real estate. At TIAA-CREF, he was a group managing director, responsible for the oversight of their multi-billion commercial real estate securities portfolio which included CMBS and CDO securities, REIT debt, REIT common and preferred stock, and the origination of small balance commercial mortgage loans. Mr. Riordan is a CPA and received a Bachelor’s Degree in accounting from Rutgers-Newark College of Arts and Sciences and an M.B.A. in finance from Seton Hall University.

          Daniel Wickey is our Chief Financial Officer and Secretary. He is also Executive Vice President of Accounting for Annaly and FIDAC, and Treasurer for Merganser Capital Management Inc. He has worked for FIDAC since June of 2004. Currently Mr. Wickey heads the accounting team for FIDAC and assists in accounting for Annaly. Prior to this he was at Pershing LLC as an AVP in the Corporate Accounting group from 1995 to 2004. Mr. Wickey has a Bachelors Degree in accounting from Richard Stockton State College.

          Jeffrey Conti is an Executive Vice President at FIDAC, and our Head of Commercial Mortgage Underwriting. Mr. Conti joined our Manager in June 2009. Before joining our Manager, Mr. Conti spent two years with Prudential Real Estate Investors, where he was a Vice President responsible for real estate equity originations, transaction structuring and asset management. Prior to joining Prudential Real Estate Investors, Mr. Conti was a Managing Director in the Fixed Income and Real Estate Group of TIAA-CREF where he was a Regional Head of Commercial Mortgage Originations. Over his 20-year career at TIAA-CREF, Mr. Conti also served in various capacities in real estate acquisitions, portfolio management, loan surveillance and restructuring, and the loan closing process. Mr. Conti received a Bachelor’s Degree in accounting from Rider College and a Diploma in real estate from New York University.

Investment Committee

          The role of our Investment Committee is to review and approve our investment policies, our investment portfolio holdings and related compliance with our investment policies. The Investment Committee will meet as frequently as necessary in order for us to achieve our investment objectives. Our Manager has an Investment Committee of our Manager’s senior professionals, consisting of Michael A.J. Farrell, Wellington J. Denahan-Norris, Jeremy Diamond, Ronald Kazel, James P. Fortescue, Kristopher Konrad, Rose-Marie Lyght, Matthew Lambiase, and Eric Szabo. For biographical information on the members of our Investment Committee, see “Our Manager and the Management Agreement—Officers of Our Manager.”

Management Agreement

          Before the completion of this offering, we will enter into a management agreement with Fixed Income Discount Advisory Company, our Manager, pursuant to which it will provide for the day-to-day management of our operations.

          The management agreement requires our Manager to manage our business affairs in conformity with the policies and the asset guidelines that are approved and monitored by our board of directors. Our Manager’s role as manager is under the supervision and direction of our board of directors. Our Manager is responsible for (i) the selection, purchase and sale of our portfolio of assets, (ii) our financing activities, and (iii) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)

serving as our consultant with respect to the periodic review of the investment criteria and parameters for our assets, borrowings and operations, any modifications to which will be approved by a majority of our independent directors;

(ii)

investigating, analyzing and selecting possible asset acquisition opportunities and acquiring, financing, retaining, selling, restructuring, or disposing of assets consistent with our asset guidelines;

(iii)

with respect to prospective purchases, sales, or exchanges of assets, conducting negotiations on our behalf with sellers and purchasers and their respective agents, representatives and investment bankers;

(iv)

negotiating and entering into, on our behalf, repurchase agreements, interest rate swap agreements, agreements relating to borrowings under programs established by the U.S. Government and other agreements and instruments required for us to conduct our business;

(v)

engaging and supervising, on our behalf and at our expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, and all other services as may be required relating to our assets;

(vi)	advising us on, preparing, negotiating and entering into, on our behalf, applications and agreements relating to programs established by the U.S. Government;

(vii)	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;

(viii)	providing executive and administrative personnel, office space and office services required in rendering services to us;

(ix)

administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(x)

communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xi)	counseling us in connection with policy decisions to be made by our board of directors;

(xii)

evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies, as so modified from time to time, with our status as a REIT, and with the asset guidelines;

(xiii)

counseling us regarding the maintenance of our status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the company to qualify for taxation as a REIT;

(xiv)

counseling us regarding the maintenance of our exemption from the 1940 Act and monitoring compliance with the requirements for maintaining an exemption from the 1940 Act and using commercially reasonable efforts to cause the company to maintain such exemption from registration as an investment company under the 1940 Act;

(xv)

assisting us in developing criteria for asset purchase commitments that are specifically tailored to our objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets;

(xvi)	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

(xvii)

monitoring the operating performance of our assets and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xviii)

investing and re-investing any moneys and securities of ours (including investing in short-term investments pending investment in other assets, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

(xix)

causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xx)	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxi)

assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by the NYSE;

(xxii)

assisting us in taking all necessary actions to enable the company to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Internal Revenue Code applicable to REITs;

(xxiii)

placing, or arranging for the placement of, all orders pursuant to the Manager’s asset determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiv)

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with the Manager of its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;

(xxv)

using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

(xxvi)

representing and making recommendations to us in connection with the purchase and finance of, and commitment to purchase and finance, mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

(xxvii)

advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxviii)	providing us with portfolio management services;

(xxix)

serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our objectives; and (2) advising us with respect to obtaining appropriate financing for our assets;

(xxx)

arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

(xxxi)

performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(xxix)	using commercially reasonable efforts to cause us to comply with all applicable laws.

          Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its officers, stockholders, managers, directors, officers, employees, any person controlling or controlled by the Manager and any person providing sub-advisory services to the Manager, will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its members and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s employees relating to the terms and conditions of their employment by our Manager. For the avoidance of doubt, our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment-decision making process (e.g., a transaction was effected in violation of our asset guidelines) or in the trade process (e.g., a buy order was entered instead of a sell order, or the wrong security was purchased or sold, or a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager will carry errors and omissions and other customary insurance upon the completion of the offering.

          Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a President, Chief Executive Officer, Head of Commercial Underwriting, and Chief Financial Officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us.

          The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on December 31, 2013 and will be automatically renewed for a one year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of a least two-thirds of our independent directors or by a vote of the holders of a majority of the outstanding shares of our common stock (other than those shares held by Annaly or its affiliates), based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180-days’ prior notice of any such termination. Our Manager will be paid a termination fee equal to three times the average annual management fee (or if the period is less than 24-months annualized) earned by our Manager during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

          We may also terminate the management agreement, without the payment of any termination fee, with 30 days’ prior written notice from our board of directors for cause, which is defined as:

•

our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	our Manager’s gross negligence of duties under the management agreement;

•

the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	our Manager is convicted (including a plea of nolo contendere) of a felony;

•	the dissolution of our Manager; and

•	change of control of our Manager or Annaly.

          We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of an assignment to another REIT or other organization which is our successor, in which case such organization shall be bound by the terms of such assignment in the same manner as we are bound under the management agreement. Our Manager may generally only assign the management agreement with the written approval of a majority of our independent directors. Our Manager, however, may assign certain of its duties under the management agreement to any of its affiliates without the approval of our independent directors if such assignment does not require our approval under the Investment Advisers Act of 1940.

          Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the management agreement by providing us with 180-days’ written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the management agreement upon 60 days, written notice. If the management agreement is terminated by the Manager upon our breach, we would be required to pay our Manager the termination fee described above.

Management Fees

          We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our Manager to conduct our operations. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month.

          Management Fee

          We will pay our Manager a management fee quarterly in arrears in an amount equal to        % per annum, calculated quarterly, of our stockholders’ equity. For purposes of calculating the management fee, our stockholders’ equity means the sum of the net proceeds from any issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our common stock, and less any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain non-cash charges after discussions between our Manager and our independent directors and approved by a majority of our independent directors. The management fee will be reduced, but not below zero, by our proportionate share of any management fees FIDAC receives in connection with any investment vehicle in which we invest, based on the percentage of equity we hold in such vehicle. The management fee is payable independent of the performance of our portfolio. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. If we invest in any collateralized debt obligation or investment fund managed by our Manager or any of its affiliates, then the annual management fee payable by us to our Manager will be reduced by an amount equal to the management fee allocable to the equity supporting our investment in such collateralized debt obligation or investment fund, except in cases where our Manager or any of its affiliates does not receive a fee in connection with the management of such collateralized debt obligation or investment fund.

          Our Manager’s management fee shall be calculated by our Manager within 30 days after the end of each quarter and such calculation shall be promptly delivered to us. We are obligated to pay the management fee in cash within five business days after delivery to us of our Manager’s written statement setting forth the computation of the management fee for such quarter.

          Reimbursement of Expenses

          Because our Manager’s employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

          We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. Our Manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our Manager’s employees and other related expenses. The expenses required to be paid by us include, but are not limited to:

(i)	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our assets;

(ii)

costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager’s employees, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iii)	the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

(iv)

costs associated with the establishment and maintenance of any of our credit facilities or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

(v)

expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

(vi)	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used solely for us;

(vii)

expenses incurred by managers, officers, employees and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, employees and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an asset or establishment and maintenance of any of our credit facilities and other indebtedness or any of our securities offerings;

(viii)	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(ix)	compensation and expenses of our custodian and transfer agent, if any;

(x)	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xi)	all taxes and license fees;

(xii)	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its employees;

(xiii)	costs and expenses incurred in contracting with third parties, including affiliates of our Manager, for the servicing and special servicing of our assets;

(xiv)

all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of assets, including appraisal, reporting, audit and legal fees;

(xv)

expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for us or our assets separate from the office or offices of our Manager;

(xvi)

expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

(xvii)

any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency; and

(xviii)	all other expenses actually incurred by our Manager which are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

          In addition, we will be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. These expenses will be allocated between FIDAC and us based on the ratio of our proportion of gross assets compared to all remaining gross assets managed by FIDAC as calculated at each quarter end. We and FIDAC will modify this allocation methodology, subject to our board of directors’ approval if the allocation becomes inequitable (i.e., if we become very highly leveraged compared to FIDAC’s other funds and accounts). FIDAC has waived its right to request reimbursement from us of these expenses until such time as it determines to rescind that waiver.

MANAGEMENT

General

          We are externally advised and managed by our Manager. All of our officers are officers and employees of our Manager. The executive offices of our Manager are located at 1211 Avenue of Americas, Suite 2902, New York, New York 10036 and the telephone number of our Manager’s executive offices is          .

Our Directors and Executive Officers

          Upon completion of this offering, our board of directors will consist of five members. We have appointed two directors. We have nominated three additional persons to be directors. Each of our director nominees will become directors at the pricing of the offering. Our board of directors has determined that each of our director nominees satisfies the listing standards for independence of the New York Stock Exchange, or NYSE.

          The following sets forth certain information with respect to our directors and executive officers:

Name	Age	Position Held with Us

Kevin Riordan	53	Chief Executive Officer, President, Director
Daniel Wickey	42	Chief Financial Officer, Secretary
Jeffrey Conti	50	Head of Commercial Underwriting
Ronald Kazel	41	Director
*
*
*

* Independent director nominee

Biographical Information

          Executive Officers

          For biographical information on our executive officers, see “Our Manager and the Management Agreement—Officers of Our Manager.”

          Directors

          Pursuant to our charter, our board of directors is divided into three classes of directors. Our Class I Directors (Messrs.          and          ) will serve until our annual meeting of stockholders in 2010, our Class II Directors (Messrs. Riordan and            ) will serve until our annual meeting of stockholders in 2011, and our Class III Director (Mr. Kazel) will serve until our annual meeting of stockholders in 2012. At each annual meeting of our stockholders, the successors to the class of directors, whose term expires at such meeting, shall be elected to hold office for a term expiring at the annual meeting of our stockholders held in the third year following the year of their election and until their successors are duly elected and qualify. Our bylaws provide that a majority of the entire board of directors may, at any regular or special meeting called for that purpose, increase or decrease the number of directors. Unless our bylaws are amended, however, the number of directors may never be less than the minimum number required by the MGCL nor more than 15. Set forth below are the names and certain information on each of our Directors and nominees to be Directors.

          Class I Directors

                    is a nominee to be both one of our Class I Directors and our Nonexecutive Chairman of the Board of Directors.

                    is a nominee to be one of our Class I Directors.

          Class II Directors

          Kevin Riordan is one of our Class II Directors. For biographical information on Mr. Riordan, see “Our Manager and the Management Agreement—Officers of Our Manager.”

                    is a nominee to be one of our Class II Directors.

          Class III Director

          Ronald Kazel is our Class III Director. For biographical information on Mr. Kazel, see “Our Manager and the Management Agreement—Officers of Our Manager.”

Corporate Governance—Board of Directors and Committees

          Our Manager manages our business, subject to the supervision and oversight of our board of directors, which has established asset guidelines for our Manager to follow in its day-to-day management of our business. At the pricing of the offering, a majority of our board of directors will be “independent,” as determined by the requirements of the New York Stock Exchange and the regulations of the SEC. Our directors will keep informed about our business at meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.

Audit Committee

          Our board of directors has established an audit committee, which, at the pricing of the offering, will be composed of each of our independent directors: Messrs.          ,          and         . Mr.               will chair our audit committee and serves as our audit committee financial expert, as that term is defined by the SEC. Each of the members of the audit committee is “financially literate” under the rules of the NYSE. The committee assists the board of directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

          The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal accounting controls.

          Our board of directors has determined that all of the directors serving on the audit committee are independent members of the audit committee under the current NYSE independence requirements and SEC rules. We believe that, at the pricing of the offering, the audit committee will meet the requirements for independence under, and the functioning of the audit committee will comply with, current rules of the SEC and NYSE, taking into account the relevant transition rules for initial public offering, or IPO, issuers.

Compensation Committee

          Our board of directors has established a compensation committee, which, at the pricing of the offering, will be composed of each of our independent directors: Messrs.          ,          and         . Mr.               will chair the compensation committee, whose principal functions are to:

•	evaluate the performance of our officers;

•	evaluate the performance of our Manager;

•	review the compensation and fees payable to our Manager under our management agreement;

•	recommend to the board of directors the compensation for our independent directors; and

•	administer the issuance of any securities under our equity incentive plan to our employees or the employees of our Manager.

          Our board of directors has determined that all of the directors serving on the compensation committee are independent members of the compensation committee under the current NYSE independence requirements and SEC rules. We believe that, at the pricing of the offering, the compensation committee will meet the requirements for independence under, and the functioning of the committee will comply with, current rules of the NYSE, taking into account the relevant transition rules for IPO issuers.

Nominating and Corporate Governance Committee

          Our board of directors has established a nominating and corporate governance committee, which, at the pricing of the offering, will be composed of each of our independent directors: Messrs.          ,          and         . Mr.               will chair the committee, which is responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board of directors for adoption the nominating and corporate governance committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board of directors and our corporate governance, and annually recommends to the board of directors nominees for each committee of the board of directors. In addition, the nominating and corporate governance committee annually facilitates the assessment of our board of directors’ performance as a whole and of the individual directors and reports thereon to the board of directors.

          Our board of directors has determined that all of the directors serving on the nominating and corporate governance committee are independent members of the nominating and corporate governance committee under the current NYSE independence requirements and SEC rules. We believe that, at the pricing of the offering, the nominating and corporate governance committee will meet the requirements for independence under, and the functioning of the committee will comply with, current rules of the NYSE, taking into account the relevant transition rules for IPO issuers.

Code of Business Conduct and Ethics

          Our board of directors has established a code of business conduct and ethics that applies to our officers, directors and employees and to our Manager’s officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

          Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board of directors committees and will be promptly disclosed as required by law or stock exchange regulations.

Director Compensation

          Any member of our board of directors who is also an employee of our Manager is referred to as an excluded director. No excluded director will receive additional compensation for serving on our board of directors. Each non-excluded director will receive an annual fee for his or her services of $           . The chair of our audit committee will receive an annual fee of $           for his or her service in such capacity. Each non-excluded director will receive a fee of $       for attending each full board of directors or committee meeting attended in-person and a fee of $         for attending each full board of directors or committee meeting attended telephonically. Fees to our non-excluded directors may be paid in cash or shares of our common stock at the election of each director, based on the then-fair market value of such shares, which will vest immediately upon issuance. We will also reimburse our directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings.

          Our non-excluded directors will also be eligible to receive restricted common stock, option and other stock-based awards under our equity incentive plan.

          We will compensate only those directors who are independent under the NYSE listing standards. We have not made any payments to our independent director nominees in 2009.

Executive Compensation

          We have not paid, and we do not intend to pay, any annual cash compensation to our executive officers for their services as executive officers. Our executive officers will be compensated by our Manager. Our Manager has informed us that, because the services performed by these executive officers or employees in their capacities as such are not performed exclusively for us, it cannot segregate and identify that portion of the compensation awarded to, earned by, or paid to our executive officers by our Manager that relates solely to their services to us.

Equity Incentive Plan

          We will adopt an equity incentive plan to provide incentives to our independent directors, employees of our Manager and its affiliates, including Annaly, and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain personnel. The equity incentive plan will be administered by the compensation committee of our board of directors. Unless terminated earlier, our equity incentive plan will terminate in 2019, but will continue to govern unexpired awards. Our equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of % of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be sold to Annaly concurrently with this offering and shares to be sold pursuant to the underwriters’ exercise of their overallotment option) at the time of the award, subject to a ceiling of             shares available for issuance under the plan.

          Our equity incentive plan will permit the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code, and stock options that do not qualify as incentive stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our shares of common stock on the date of grant. The compensation committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments and the exercisability of options may be accelerated by the compensation committee.

          Our equity incentive plan will also permit the granting of shares of our common stock in the form of restricted common stock. A restricted common stock award is an award of shares of common stock that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the compensation committee may impose at the date of grant. The shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine.

          Unrestricted shares of common stock, which are shares of common stock awarded at no cost to the participant or for a purchase price determined by the compensation committee, may also be issued under our equity incentive plan. The compensation committee may also grant shares of our common stock, stock appreciation rights, performance awards, dividend equivalent rights, and other stock and non-stock-based awards under the incentive plan. These awards may be subject to such conditions and restrictions as the compensation committee may determine, including, but not limited to, the achievement of certain performance goals or continued employment with us through a specific period. Each award under the plan may not be exercisable more than 10 years after the date of grant.

          Our board of directors may at any time amend, alter or discontinue the incentive plan, but cannot, without a participant’s consent, take any action that would diminish any of the rights of such participant under any award granted under the plan. Approval of the stockholders, however, will be required for any amendment that would, other than through adjustment as provided in the incentive plan:

•	increase the total number of shares of our common stock reserved for issuance under the incentive plan;

•	change the class of eligible participants under the incentive plan;

•	reprice any option or stock appreciation right; or

•	otherwise require such approval.

          Our equity incentive plan provides that the compensation committee of our board of directors has the discretion to provide that all or any outstanding options and stock appreciation rights will become fully exercisable, all or any outstanding stock awards will become vested and transferable and all or any outstanding performance shares and incentive awards will be earned, all or any outstanding awards may be cancelled in exchange for a payment of cash or all or any outstanding awards may be substituted for awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the equity incentive plan if there is a change in control of us.

          Under our equity incentive plan, a change in control is defined as the occurrence of any of the following events: (i) the acquisition of more than 50% of our voting shares by any person; (ii) the sale or disposition of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (iv) during any two year period our directors, including subsequent directors recommended or approved by our directors, at the beginning of such period cease to constitute a majority of our board of directors; (v) stockholder approval of our liquidation or dissolution; or (vi) the adoption by our board of directors of a resolution to the effect that, in its judgment, as a consequence of any transaction or event, a change in control has effectively occurred, except, in the case of clauses (i) through (vi), if the change of control results from a transaction between us and our Manager or an affiliate of our Manager or from a termination of the management agreement for cause.

Equity Compensation Plan Information

          The following table presents information as of December 31, 2008, with respect to compensation plans under which shares of our common stock are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans (1)

Equity Compensation Plans Approved by Stockholders	—	$—	—
Equity Compensation Plans Not Approved by Stockholders	—	$—	—
Total	—	$—	—

(1)

The amount does not give effect to the         shares of restricted common stock approved to be issued to our Manager’s employees and to our independent directors under our equity incentive plan, which was approved by our Board of Directors and shareholder on           , 2009. Each independent director will be granted shares of our restricted common stock which fully vest on January 1, 2010. The restricted common stock approved as grants to our executive officers and other employees of our Manager will vest in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 1, 2010, or all outstanding unvested shares will fully vest on the death of the individual.

Restricted Common Stock Awards

          We have approved making grants on January 1, 2010 of         shares of restricted common stock to our executive officers and other employees of our Manager, and our independent director nominees. Each independent director will be granted shares of our restricted common stock which fully vest on January 1, 2010. In addition, our executive officers and other employees of our Manager will be granted           shares of our restricted common stock which, as a group and together with the shares approved as grants to our independent directors, will be an aggregate of           shares of our common stock subject to a pro rata reduction if the aggregate proceeds of this offering are less than as set forth on the cover of this prospectus. The restricted common stock approved as grants to our executive officers and other employees of our Manager will vest in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 1, 2010. The restricted common stock approved as grants to our executive officers and other employees of our Manager that remain outstanding and

are unvested will fully vest on the death of the individual. The          shares of our restricted common stock approved as grants to our executive officers and other employees of our Manager and to our independent directors represent approximately         % of the issued and outstanding shares of our common stock (on a fully diluted basis after giving effect to the shares issued in this offering and including shares to be sold to Annaly concurrently with this offering but excluding any shares to be sold pursuant to the underwriters’ exercise of their overallotment option) based on the assumption that          shares of our common stock will be issued in this offering. We will not make distributions on shares of restricted stock which have not vested.

Indemnification and Limitation on Liability; Insurance

          Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

          Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

          Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur because of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

          Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding because of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur because of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

          Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party because of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party because of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

          A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

          Under Maryland law, however, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition,

Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

          We are in the process of obtaining, and expect to obtain before the closing of this offering, a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers because of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

PRINCIPAL STOCKHOLDERS

          Immediately prior to the completion of this offering, there will be 1,000,000 shares of common stock outstanding and 14 stockholders of record. At that time, we will have no other shares of capital stock outstanding. The following table sets forth certain information, prior to and after this offering, regarding the ownership of each class of capital stock by:

•	each of our directors and director nominees;

•	each of our executive officers;

•	each holder of 5% or more of each class of our capital stock; and

•	all of our directors, director nominees and officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

          Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.

Percentage of Common Stock Outstanding

	Immediately Prior to This Offering		Immediately After This Offering(1)(2)

Name	Shares Owned	Percentage	Shares Owned	Percentage

Kevin Riordan(3)	50,000	5.0%		*

Daniel Wickey (4)	—	—		*

Jeffrey Conti (5)	—	—		*

Ronald Kazel (6)	50,000	5.0%		*

(7)	—	—		*

(8)	—	—		*

(9)	—	—		*

All Directors, Director Nominees and Officers As a Group	100,000	10.0%			%

Annaly Capital Management, Inc.(10)	—	—			%

*	Less than 1 percent.

(1)	Includes shares of restricted common stock approved as grants to our independent directors and employees of our Manager.

(2)	Assumes issuance of shares offered hereby. Does not include any shares of common stock reserved for issuance upon exercise of the underwriters’ option.

(3)

Kevin Riordan, our Chief Executive Officer, President and one of our Directors, will be granted an aggregate of shares of             restricted common stock which will vest in equal installments on the first business day

of each fiscal quarter over a period of ten years beginning on January 1, 2010. Includes           shares of restricted common stock under our equity incentive plan that vest or have or will become vested within 60 days after            , 2009 and           shares which vest more than 60 days after           , 2009.

(4)

Daniel Wickey, our Chief Financial Officer and Secretary, will be granted an aggregate of           shares of restricted common stock which will vest in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 1, 2010. Includes            shares of restricted common stock under our equity incentive plan that vest or have or will become vested within 60 days after            , 2009 and shares           which vest more than 60 days after             , 2009.

(5)

Jeffrey Conti, our Head of Commercial Underwriting, will be granted an aggregate of           shares of restricted common stock which will vest in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 1, 2010. Includes            shares of restricted common stock under our equity incentive plan that vest or have or will become vested within 60 days after           , 2009 and shares           which vest more than 60 days after               , 2009.

(6)

Ronald Kazel, one of our Directors, will be granted an aggregate of            shares of restricted common stock which will vest in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 1, 2010. Includes               shares of restricted common stock under our equity incentive plan that vest or have or will become vested within 60 days after                , 2009 and            shares which vest more than 60 days after             , 2009.

(7)

Independent Director Nominee.          will be granted an aggregate of 3,000 shares of restricted common stock which will fully vest on January 1, 2010. All of the shares of restricted common stock will become vested within 60 days after           , 2009.

(8)

Independent Director Nominee.           will be granted an aggregate of 3,000 shares of restricted common stock which will fully vest on January 1, 2010. All of the shares of restricted common stock will become vested within 60 days after           , 2009.

(9)

Independent Director Nominee.           will be granted an aggregate of 3,000 shares of restricted common stock which will fully vest on January 1, 2010. All of the shares of restricted common stock will become vested within 60 days after           , 2009.

(10)	Annaly Capital Management, Inc. owns our Manager.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

          We will enter into a management agreement with FIDAC, our Manager, pursuant to which it will provide the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the asset guidelines that are approved and monitored by our board of directors. See “Our Manager and the Management Agreement—Management Agreement.”

          Our Chief Executive Officer, President, Chief Financial Officer, Head of Commercial Underwriting, Treasurer, Controller, and Secretary also serve as employees of our Manager. As a result, the management agreement between us and our Manager negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Business—Conflicts of Interest “ and “Risk Factors—Risks Associated with Our Management and Relationship with Our Manager—There are conflicts of interest in our relationship with our Manager which could result in decisions that are not in the best interests of our stockholders.”

Restricted Common Stock Awards

          Our equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of           % of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be sold to Annaly concurrently with this offering and shares to be sold pursuant to the underwriters’ exercise of their overallotment option) at the time of the award, subject to a ceiling of           shares available for issuance under the plan. Each independent director will be granted           shares of our restricted common stock which fully vest on January 1, 2010. In addition, our executive officers and other employees of our Manager will be granted shares of our restricted common stock which, as a group and together with the shares approved as grants to our independent directors, will be an aggregate of           shares of our common stock subject to a pro rata reduction if the aggregate proceeds of this offering are less than as set forth on the cover of this prospectus. The restricted common stock approved as grants to our executive officers and other employees of our Manager will vest in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 1, 2010. The restricted common stock approved as grants to our executive officers and other employees of our Manager that remain outstanding and are unvested will fully vest on the death of the individual. The           shares of our restricted common stock approved as grants to our executive officers and other employees of our Manager and to our independent directors represent approximately           % of the issued and outstanding shares of our common stock (on a fully diluted basis after giving effect to the shares issued in this offering and including shares to be sold to Annaly concurrently with this offering but excluding any shares to be sold pursuant to the underwriters’ exercise of their overallotment option) based on the assumption that           shares of our common stock will be issued in this offering. We will not make distributions on shares of restricted stock which have not vested.

Purchases of Common Stock by Affiliates

          Annaly, an affiliate of our Manager, has agreed to purchase shares of stock concurrent with this offering at the same price paid by other investors in this offering such that Annaly will own 9.8% of the shares after this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option and shares of our restricted common stock approved to be granted to our executive officers and employees of our Manager and to our independent directors. We plan to use the net proceeds of this offering and the concurrent sale of shares to Annaly in accordance with our objectives and the strategies described in this prospectus.

          Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

Indemnification and Limitation of Directors’ and Officers’ Liability

          The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

          Nevertheless, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

          In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

          Our charter authorizes us to obligate ourselves and our Bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

          Our charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of our company or a predecessor of our company.

          Following completion of this offering, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. In addition, the partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law.

          Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Lack of Separate Representation

          K&L Gates LLP is counsel to us, our Manager and Annaly in connection with this offering and may in the future act as counsel to us, our Manager and Annaly. There is a possibility that in the future the interests of various parties may become adverse. If such a dispute were to arise between us, our Manager or Annaly, separate counsel for such matters will be retained as and when appropriate. In the event of a dispute or conflict between us, FIDAC, or Annaly, K&L Gates LLP will not represent any of the parties in any such dispute or conflict.

DESCRIPTION OF CAPITAL STOCK

          The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our charter and our bylaws, copies of which will be available before the closing of this offering from us upon request. See “Where You Can Find More Information.”

General

          Our charter provides that we may issue up to 1,000,000,000 shares of common stock having a par value of $0.01 per share and up to 100,000,000 shares of preferred stock having a par value of $0.01 per share. Upon completion of this offering,                 shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. Our board of directors, with the approval of a majority of the entire board of directors and without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

          All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Power to Reclassify Shares of Our Stock

          Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Before issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

          We believe that the power of our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

          To qualify as a REIT under the Internal Revenue Code for each taxable year beginning after December 31, 2009, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, beginning after December 31, 2009, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

          Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock.

          Our charter also prohibits any person from (i) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

          Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel to determine or ensure our status as a REIT.

          Any attempted transfer of our securities which, if effective, would result in a violation of the foregoing restrictions will cause the number of securities causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such securities. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) before the date of the transfer. If, for any reason, the transfer to the trust is ineffective, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any securities held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee before our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

          Within 20 days of receiving notice from us that the securities have been transferred to the trust, the trustee will sell the securities to a person designated by the trustee, whose ownership of the securities will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the securities sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the securities or, if the proposed transferee did not give value for the securities in connection with the event causing the securities to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the securities on the day of the event causing the securities to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the securities. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, before our discovery that the securities have been transferred to the trust, the securities are sold by the proposed transferee, then (i) the securities shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the securities that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

          In addition, the securities held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the proposed transferee, however, by the amount of any dividends or distributions paid to the proposed transferee on the securities and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the securities. Upon a sale to us, the interest of the charitable beneficiary in the securities sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

          All certificates representing the securities will bear a legend referring to the restrictions described above or will state that we will furnish a full statement about certain transfer restrictions to a stockholder upon request and without charge.

          Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

          These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interests of our stockholders.

Listing

          Our common stock has been approved for listing on the New York Stock Exchange under the symbol “ ”.

Transfer Agent and Registrar

          The transfer agent and registrar for our shares of common stock is Mellon Investor Services LLC.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW
AND OUR CHARTER AND BYLAWS

          The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws, copies of which will be available before the closing of this offering from us upon request.

          The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classification of Board of Directors

          Pursuant to our charter, our board of directors is divided into three classes of directors. Beginning in 2010, directors of each class will be chosen for three-year terms upon the expiration of their current terms and every year one class of our directors will be elected by our stockholders. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of the successors of the class of directors whose terms expire at the meeting.

          Currently the number of directors in each class and the expiration of each class term is as follows:

Class I Directors	2 Directors	Expires 2010
Class II Directors	2 Directors	Expires 2011
Class III Directors	1 Director	Expires 2012

          The classified board provision in our charter could have the effect of making the replacement of incumbent directors more time consuming and difficult. Two separate meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interests of our stockholders.

Number of Directors; Vacancies; Removal of Directors

          Our charter provides that the number of directors is set at five, which number may be increased or decreased by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may, at any regular or special meeting called for that purpose, increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL, nor more than 15.

          Our bylaws provide that any vacancy on our board of directors may be filled by a majority of the remaining directors. Any individual so elected director will hold office for the unexpired term of the director he or she is replacing. Our charter provides that a director may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. These provisions preclude stockholders from removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

          Our charter provides that, at such time as we have at least three independent directors and a class of our common or preferred stock is registered under the Securities Exchange Act of 1934, or the Exchange Act, we will elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualified.

          Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

          Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

          Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) provided that the board of directors has determined that directors will he elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder, as provided for in our bylaws, and at the time of the special meeting who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

          The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

          Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the company upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

          Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions, which have been first declared advisable by our board of directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

          Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

          As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that such rights will apply.

Control Share Acquisitions

          The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

          Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

          A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

          If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

          The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

          Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Business Combinations

          Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

          A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he, she or it otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

          After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

          These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

          The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

          Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

          Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from the board of directors, as well as require that such removal be for cause (as defined in our charter), (b) unless called by our Chairman of the Board, our President, our Chief Executive Officer or the board of directors, require the request of holders of a majority of outstanding shares to call a special meeting and (c) vest in the board of directors the exclusive power to fix the number of directorships. Our charter also provides that at such time as Subtitle 8 becomes applicable to us, our board of directors will have the exclusive power to fill vacancies on the board of directors, by a vote of a majority of the remaining directors, and such vacancies will be filled until the end of the term of the class of directors in which the vacancy occurred.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

          Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

          Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur because of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

          Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding because of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur because of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

          Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party because of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party because of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

          A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

REIT Qualification

          Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

          Before this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

          Upon completion of this offering, we will have outstanding an aggregate of approximately          of our common stock. In addition, our equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of          % of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be sold to Annaly concurrently with this offering and shares to be sold pursuant to the underwriters’ exercise of their overallotment option) at the time of the award, subject to a ceiling of           shares available for issuance under the plan. We have also approved making grants on January 1, 2010 of          shares of our restricted common stock to our independent directors and our Manager’s employees. Each independent director will be granted          shares of our restricted common stock which fully vest on January 1, 2010. In addition, our executive officers and other employees of our Manager will be granted shares of our restricted common stock which, as a group and together with the shares approved as grants to our independent directors, will be an aggregate of          shares of our common stock subject to a pro rata reduction if the aggregate proceeds of this offering are less than as set forth on the cover of this prospectus. The restricted common stock approved as grants to our executive officers and other employees of our Manager will vest in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 1, 2010. The restricted common stock approved as grants to our executive officers and other employees of our Manager that remain outstanding and are unvested will fully vest on the death of the individual. The          shares of our restricted common stock approved as grants to our executive officers and other employees of our Manager and to our independent directors represent approximately          % of the issued and outstanding shares of our common stock (on a fully diluted basis after giving effect to the shares issued in this offering and including shares to be sold to Annaly concurrently with this offering but excluding any shares to be sold pursuant to the underwriters’ exercise of their overallotment option) based on the assumption that          shares of our common stock will be issued in this offering.

          The shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. All shares of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Lock-Up Agreements

          Annaly has agreed with respect to its shares purchased in the concurrent private placement to a further lock-up period that will expire at the earlier of (i) the date which is three years following the date of this prospectus or (ii) the termination of the management agreement.

          We, Annaly and each of our executive officers, our directors and the persons who will become our directors upon completion of this offering have agreed with the underwriters not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without the prior written consent of representatives of the underwriters, subject to specific limited exceptions. See “Underwriting—No Sales of Similar Securities.”

          In connection with the 180-day restricted period with the underwriters, if either (1) during the last 17 days of the lock-up period, we release earning results or material news, or a material event relating to us occurs or (2) before the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, then in either case the expiration of the lock-up will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the underwriters waive, in writing, such an extension.

          The representatives of the underwriters have informed us that they do not have a present intent or arrangement to release any of the securities subject to the lock-up provisions agreed to with the underwriters. The release of any lock-ups will be considered on a case-by-case basis. The representatives of the underwriters in their sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements before the expiration of the 180-day lock-up period. When determining whether or not to release shares from the lock-up agreements, the representatives of the underwriters will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at such time.

Rule 144

          In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

          A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the New York Stock Exchange during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

          This section summarizes the material U.S. federal income tax considerations that you, as an Owner (as defined in the immediately succeeding paragraph) of shares of our common stock, may consider relevant. K&L Gates LLP has acted as our tax counsel, has reviewed this section and is of the opinion that the discussion contained herein fairly summarizes the U.S. federal income tax consequences that are likely to be material to an Owner of our shares of common stock. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular Owners of our common stock in light of their personal investment or tax circumstances, or to certain types of Owners that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of Owners,—Taxation of Tax-Exempt Owners” below), regulated investment companies, partnerships and other pass-through entities (including entities classified as partnerships for U.S. federal income tax purposes), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Owners,—Taxation of Foreign Owners” below) and other persons subject to special tax rules.

You should be aware that in this section, when we use the term:

“Code,” we mean the Internal Revenue Code of 1986, as amended;

“Disqualified organization,” we mean any organization described in section 860E(e)(5) of the Code, including:

i.	the United States;

ii.	any state or political subdivision of the United States;

iii.	any foreign government;

iv.	any international organization;

v.	any agency or instrumentality of any of the foregoing;

vi.

any charitable remainder trust or other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

vii.	any rural electrical or telephone cooperative;

“Domestic Owner,” we mean an Owner that is a U.S. Person;

“Foreign Owner,” we mean an Owner that is not a U.S. Person;

“IRS,” we mean the Internal Revenue Service;

“Owner,” we mean any person having a beneficial ownership interest in shares of our common stock;

“REMIC,” we mean real estate mortgage investment conduit as that term is defined in section 860D of the Code;

“TMP,” we mean a taxable mortgage pool as that term is defined in section 7701(i)(2) of the Code;

“TRS,” we mean a taxable REIT subsidiary described under “—Effect of Subsidiary Entities—Taxable REIT Subsidiaries” below;

“U.S. Person,” we mean (i) a citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury regulations, certain trusts that were in existence on August 20, 1996, that were treated as U.S. Persons prior to such date, and that elect to continue to be treated as U.S. Persons, also are U.S. Persons.

          The statements in this section and the opinion of K&L Gates LLP are based on the current U.S. federal income tax laws. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter in this prospectus.

          This summary provides general information only and is not tax advice. We urge you to consult your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

          We plan to make an election to be taxed as a REIT under the Code commencing with our taxable year ending on December 31, 2009, upon filing our U.S. federal income tax return for that year. We believe that we have been organized and intend to operate in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and the owners of REIT stock. These laws are highly technical and complex.

          In connection with this offering, K&L Gates LLP is rendering an opinion that, provided we timely elect to be taxed as a REIT on our first U.S. federal income tax return, we will qualify to be taxed as a REIT for our taxable year ended on December 31, 2009, and our organization and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for subsequent taxable years. Investors should be aware that K&L Gates LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the IRS or any court.

          In addition, K&L Gates LLP’s opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. K&L Gates LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

          If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that we currently distribute to our stockholders, but taxable income generated by our domestic TRSs, if any, will be subject to regular U.S. federal (and applicable state and local) corporate income tax. However, we will be subject to U.S. federal tax in the following circumstances:

•

We will pay U.S. federal income tax on our taxable income, including net capital gain that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax”.

•	We will pay U.S. federal income tax at the highest corporate rate on:

o

net income from the sale or other disposition of property acquired through foreclosure, which we refer to as foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

	o	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

	o	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

	o	a fraction intended to reflect our profitability.

•

If we fail to satisfy the asset tests by more than a de minimis amount, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure was due to reasonable cause and not due to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification.”

•

If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a Domestic Owner would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and any of our TRSs that are not conducted on an arm’s-length basis.

•

If (a) we recognize excess inclusion income for a taxable year as a result of our ownership of a 100% equity interest in a TMP or our ownership of a REMIC residual interest and (b) one or more Disqualified Organizations is the record owner of shares of our common stock during that year, then we will be subject to tax at the highest corporate U.S. federal income tax rate on the portion of the excess inclusion income that is allocable to the Disqualified Organizations. We do not anticipate owning REMIC residual interests; we may, however, own 100% of the equity interests in one or more trusts formed in connection with our securitization transactions that would be classified as a TMP. See “—Taxable Mortgage Pools.”

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest corporate U.S. federal income tax rate if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

	o	the amount of gain that we recognize at the time of the sale or disposition, and

o

the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

          In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state, local, and foreign income, property, and other taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to federal, state and local corporate income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

          1. It is managed by one or more trustees or directors.

          2. Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

          3. It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

          4. It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

          5. At least 100 persons are beneficial owners of its shares or ownership certificates.

          6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year. For purposes of this requirement, indirect ownership will be determined by applying attribution rules set out in section 544 of the Code, as modified by section 856(h) of the Code.

          7. It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

          8. It meets certain other qualification tests, described below, regarding the nature of its income and assets.

          We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Requirements 5 and 6 will apply to us beginning with our 2010 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, however, and beneficiaries of such a trust will be treated as owning our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

          We believe that we will issue in this offering common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

          To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification and use a calendar year for U.S. federal income tax purposes. We intend to continue to comply with these requirements.

Effect of Subsidiary Entities

          Qualified REIT Subsidiaries

          A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs (see “—Gross Income Tests” and “—Asset Tests”). A qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned, directly or indirectly, by the REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit. If we own 100% of the equity interests in a securitization vehicle that is treated as a corporation for tax purposes, that securitization vehicle would be a qualified REIT subsidiary, unless we and the securitization vehicle jointly elect to treat the securitization vehicle as a TRS.

          Other Disregarded Entities and Partnerships

          An unincorporated domestic entity, such as a partnership, limited liability company, or trust that has a single owner generally is not treated as an entity separate from its parent for U.S. federal income tax purposes, including for purposes of the gross income and asset tests applicable to REITs. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements. For purposes of the 10% value test (see “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership.

          If a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

          Taxable REIT Subsidiaries

          A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

          The separate existence of a TRS or other taxable corporation, unlike a qualified REIT subsidiary or other disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS would generally be subject to U.S. federal income tax (and applicable state and local taxes) on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

          A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or indirectly through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales).

          Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. If a TRS that has for any taxable year both (i) a debt-to-equity ratio in excess of 1.5 to 1, and (ii) accrued interest expense in excess of accrued interest income, then the TRS may be denied an interest expense deduction for a portion of the interest expense accrued on indebtedness owed to the parent REIT (although the TRS can carry forward the amount disallowed to subsequent taxable years). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Gross Income Tests

          We must satisfy two gross income tests annually to maintain qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive from investments relating to real property or mortgages on real property, or from qualified temporary investments. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•

any amount includible in gross income with respect to a regular or residual interest in a REMIC, unless less than 95% of the REMIC’s assets are real estate assets, in which case only a proportionate amount of such income will qualify; and

•	income derived from certain temporary investments.

          Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (provided that such stock or securities are not inventory property, i.e., property held primarily for sale to customers in the ordinary course of business) or any combination of these.

          Gross income from the sale of inventory property is excluded from both the numerator and the denominator in both income tests. Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will generally be excluded from both the numerator and the denominator for purposes of the 95% gross income test and the 75% gross income test. We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests but we cannot assure you that we will be successful in this effort.

          Interest

          The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of gross receipts or sales and (ii) an amount that is based on the income or profits of a borrower, where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.

          If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not held as inventory or dealer property.

          Interest, including original issue discount and market discount, on debt secured by a mortgage on real property or on interests in real property is generally qualifying income for purposes of the 75% gross income test. Where a mortgage covers both real property and other property, an apportionment of interest income must be made for purposes of the 75% gross income test. If a mortgage covers both real property and other property and the fair market value of the real property securing the mortgage loan at the time we commit to originate or acquire the mortgage loan equals or exceeds the highest principal amount of the loan during the year, then all of the interest we accrue on the mortgage loan will qualify for purposes of the 75% gross income test. If, however, the value of the real property were less than the highest principal amount, then only a portion of the interest income we accrue on the mortgage loan would qualify for purposes of the 75% gross income test; such portion based on the percentage equivalent of a fraction, the numerator of which is the fair market value of the real property and the denominator of which is the principal amount of the mortgage loan.

          Interest, including original issue discount or market discount, that we accrue on our real estate-related investments generally will be qualifying income for purposes of both gross income tests. Interest income from investments that are not secured by mortgages on real property will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

          Mezzanine Loans

          We and our subsidiaries may acquire mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, however, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

          Certain Participation Interests

          We intend to hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans. Such interests in an underlying loan are created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that our participation interests will qualify as real estate assets for purposes of the REIT asset tests described below, and that the interest that we will derive from such investments will be treated as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we will derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “—Requirements for Qualification,” “—Asset Tests” and “—Failure to Qualify.”

          Construction Loans

          We may acquire construction loans, the interest from which will be qualifying income for purposes of the REIT income tests, provided that the loan value of the real property securing the construction loan is equal to or greater than the highest outstanding principal amount of the construction loan during any taxable year.

For purposes of construction loans, the loan value of the real property is the fair market value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) which will secure the loan and which are to be constructed from the proceeds of the loan.

          MBS

          We intend to acquire and manage, through our subsidiaries, MBS, including both CMBS and RMBS, that will be treated either as interests in a grantor trust or as REMIC regular interests. We expect that all income from the MBS in which we invest will be qualifying income for purposes of the 95% gross income test. In the case of interests in grantor trusts, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Thus, to the extent those mortgage loans are secured by real property or interests in real property, the income from the grantor trust will be qualifying income for purposes of the 75% gross income test. Income that we accrue with respect to REMIC regular interests will generally be treated as qualifying income for purposes of the 75% gross income tests. If, however, less than 95% of the assets of the REMIC are real estate assets, then only a proportionate part of such income will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC regular interest. We expect that substantially all of the income we accrue on our investments in MBS, and any gain from the disposition of MBS, will be qualifying income for purposes of the both the 75% and the 95% gross income tests.

          Debt Not Secured by Real Estate

          Income that we accrue on unsecured bank loans and unsecured loans to REOCs or to other REITS will be qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Income that we accrue on CRE CDO tranches that represent indebtedness secured by underlying loans, which are themselves secured by mortgages on real property, will be qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

          Foreign Currency Gains

          Certain foreign currency gains recognized after July 30, 2008 are excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” is excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

          Fee Income

          We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% gross income and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by a mortgage on real property or an interest in real property and the fees are not determined by income or profits of any person. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRS will not be included for purposes of the gross income tests.

          Dividends

          Our share of any dividends received from any corporation (including any TRS that we form following the completion of this offering, and any other TRS, but excluding any REIT or any qualified REIT subsidiary) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75%

gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

          Rents from Real Property

          We currently do not intend to acquire real property with the proceeds of this offering that we would hold for the production of rental income. However, to the extent we do acquire real property and receive any rents, such rents will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the property. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

          Failure to Satisfy Gross Income Tests

          We intend to monitor the amount of our non-qualifying income and manage our assets to comply with the gross income tests for each taxable year for which we seek to maintain our REIT qualification. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. These relief provisions will be generally available if (i) our failure to meet such tests was due to reasonable cause and not due to willful neglect, and (ii) we file with the IRS a schedule describing the sources of our gross income in accordance with Treasury Regulations. We cannot predict, however, whether in all circumstances, we would qualify for the benefit of these relief provisions. In addition, as discussed above under “—Taxation of Our Company,” even if the relief provisions apply, a tax would be imposed upon the amount by which we fail to satisfy the particular gross income test.

          In addition, the Secretary of the Treasury has been given broad authority to determine whether particular items of gain or income recognized after July 30, 2008, qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

          Cash/Income Differences – Phantom Income

          Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

          We may acquire MBS in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectibility rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Payments on residential mortgage loans are ordinarily made monthly, and consequently accrued market discount generally will have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

          Some of the MBS that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the MBS, and to treat the accrued original issue discount as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on the MBS in question will be made, with consequences similar to those described in the previous paragraph if all payments on the MBS are not made.

          In addition, if any debt instruments or MBS acquired by us are delinquent as to mandatory principal and interest payments, or if payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate MBS at the stated rate regardless of whether corresponding cash payments are received.

          Finally, we may be required under the terms of indebtedness that we incur, whether to private lenders or pursuant to the Legacy Loans Program or TALF, to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our shareholders.

          Due to each of these potential timing differences between income recognition or expense deduction and the related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Asset Tests

          To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of some combination of “real estate assets,” cash, cash items, government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term “real estate assets” includes interests in real property (including leaseholds and options to acquire real property and leaseholds), stock of other corporations that qualify as REITs and interests in mortgage loans secured by real property (including certain types of mortgage backed securities). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

          Second, the value of our interest in any one issuer’s securities (other than debt and equity securities issued by any of our TRSs, qualified REIT subsidiaries, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership) may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or 10% of the value of any one issuer’s outstanding securities (other than debt and equity securities issued by any of our TRSs, qualified REIT subsidiaries, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership). Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs. For purposes of the 10% value test, the term “securities” does not include certain “straight debt” securities.

          Notwithstanding the general rule that, for purposes of the gross income and asset tests, a REIT is treated as owning its proportionate share of the underlying assets of a partnership in which it holds a partnership interest, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for “straight debt.” Similarly, although stock of another REIT qualifies as a real estate asset for purposes of the REIT asset tests, non-mortgage debt issued by another REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% asset test).

          Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT, and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Gross Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

          We intend to acquire and manage, through our subsidiaries, MBS that are either interests in grantor trusts or REMIC regular interests. In the case of interests in grantor trusts, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust, and we will be treated as owning an interest in real estate assets to the extent those mortgage loans held by the grantor trust represent real estate assets. In the case of REMIC regular interests, such regular interests will generally qualify as real estate assets. If, however, less than 95% of the REMIC’s assets are real estate assets, then only a proportionate part of the regular interest will be a real estate asset. We expect that substantially all of the MBS we acquire will be treated as real estate assets.

          In addition, certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test and the 10% vote or value test. See “—Gross Income Tests—Mezzanine Loans.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% asset test. We intend to make such investments in such a manner as not to fail the REIT asset tests described above.

          We believe that most of the real estate-related securities that we expect to hold will be qualifying assets for purposes of the 75% asset test. However, our investment in unsecured loans to REITs and REOCs and other instruments that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test.

          In addition, we may enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such repurchase agreement and the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

          We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of our assets to ensure compliance with the asset tests. We will not obtain independent appraisals to support our conclusions concerning the values of our assets. Moreover, some of the assets that we may own may not be susceptible to precise valuation. Although we will seek to be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and would fail to qualify as a REIT.

          Failure to Satisfy Asset Tests

          If we fail to satisfy the asset tests as the end of a quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

          If we did not satisfy the condition described in the second bullet above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

          If we violate the 5% value test, 10% voting test or 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our total assets or $10 million) and (ii) we dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) file with the IRS a schedule describing the assets that caused the failure, (ii) dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter and (iii) pay a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements

          To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

          (A) the sum of

                        (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gains), and

                        (ii) 90% of the net income (after tax), if any, from foreclosure property (as described below), minus

          (B) the sum of certain items of non-cash income.

          In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

          Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we file a timely U.S. federal income tax return for the year and pay the distribution with or before the first regular dividend payment after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividends before the end of January of the following year. The distributions under clause (i) are taxable to the Owners of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

          In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class, and (ii) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

          We will pay U.S. federal income tax at corporate tax rates on our taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during each calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We generally intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate U.S. federal income tax and the 4% nondeductible excise tax.

          We may elect to retain, rather than distribute, our net capital gain and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed capital gains in income and to receive a corresponding credit or refund, as the case may be, for their share of the tax paid by us. Stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts of capital gains from us that they include in their taxable income, and the tax paid on their behalf by us with respect to that income.

          To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “—Taxation of Stockholders, —Taxation of Taxable Domestic Stockholders.”

          We may find it difficult or impossible to meet distribution requirements in certain circumstances. Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets. For instance, we may be required to accrue interest and discount income on mortgage loans, mortgage backed securities, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. Moreover, in certain instances we may be required to accrue taxable income that we may not actually recognize as economic income. For example, if we own a residual equity position in a mortgage loan securitization, we may recognize taxable income that we will never actually receive due to losses sustained on the underlying mortgage loans. Although those losses would be deductible for tax purposes, they would likely occur in a year subsequent to the year in which we recognized the taxable income. Thus, for any taxable year, we may be required to fund distributions in excess of cash flow received from our investments. If such circumstances arise, then to fund our distribution requirement and maintain our status as a REIT we may have to sell assets at unfavorable prices, borrow at unfavorable terms, make taxable stock dividends, or pursue other strategies. We cannot be assured, however, any such strategy would be successful if our cash flow were to become insufficient to make the required distributions. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

          Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and a penalty to the IRS based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

          If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

          If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular federal corporate income tax rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate stockholders may be eligible for the dividends received deduction, and individual stockholders and other non-corporate stockholders may be eligible to be taxed at the reduced 15% rate currently applicable to qualified dividend income (through 2010). Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot predict whether in all circumstances we would be entitled to such statutory relief.

Prohibited Transactions

          Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held “primarily for sale to customers in the ordinary course of a trade or business.” Although we do not expect that our assets will be held primarily for sale to customers, these terms are dependent upon the particular facts and circumstances, and we cannot assure you that we will never be subject to this excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular federal corporate income tax rates. We intend to structure our activities to avoid transactions that are prohibited transactions.

Foreclosure Property

          A REIT is subject to tax at the maximum corporate rate (currently 35%) on any income from foreclosure property, including gain from the disposition of such foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as result of the REIT having bid on such property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not expect to receive income from foreclosure property that is not qualifying income for purposes of the 75% gross income test. However, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Derivatives and Hedging Transactions

          We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any asset that produces such income) which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools

          An entity, or a portion of an entity, may be classified as a TMP under the Code if (i) substantially all of its assets consist of debt obligations or interests in debt obligations, (ii) more than 50% of those debt obligations are real estate mortgage loans, interests in real estate mortgage loans or interests in certain MBS as of specified testing dates, (iii) the entity has issued debt obligations that have two or more maturities and (iv) the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

          We may structure or enter into securitization or financing transactions that will cause us to be viewed as owning interests in one or more TMPs. Generally, if an entity or a portion of an entity is classified as a TMP, then the entity or portion thereof is treated as a taxable corporation and it cannot file a consolidated U.S. federal income tax return with any other corporation. If, however, a REIT owns 100% of the equity interests in a TMP, then the TMP is a qualified REIT subsidiary and, as such, ignored as an entity separate from the REIT.

          As long as we owned 100% of the equity interests in the TMP, all or a portion of the income that we recognize with respect to our investment in the TMP will be treated as excess inclusion income. Section 860E(c) of the Code defines the term “excess inclusion” with respect to a residual interest in a REMIC. The IRS, however, has yet to issue guidance on the computation of excess inclusion income on equity interests in a TMP held by a REIT. Generally, however, excess inclusion income with respect to our investment in any TMP and any taxable year will equal the excess of (i) the amount of income we accrue on our investment in the TMP over (ii) the amount of income we would have accrued if our investment were a debt instrument having an issue price equal to the fair market value of our investment on the day we acquired it and a yield to maturity equal to 120% of the long-term applicable federal rate in effect on the date we acquired our interest. The term “applicable federal rate” refers to rates that are based on weighted average yields for treasury securities and are published monthly by the IRS for use in various tax calculations. If we undertake securitization transactions that are TMPs, the amount of excess inclusion income we recognize in any taxable year could represent a significant portion of our total taxable for that year.

          If we recognized excess inclusion income, then under guidance issued by the IRS we would be required to allocate the excess inclusion income proportionately among the dividends we pay to our stockholders and we must notify our stockholders of the portion of our dividends that represents excess inclusion income. The portion of any dividend you receive that is treated as excess inclusion income is subject to special rules. First, your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. Second, if you are a tax-exempt organization and your excess inclusion income is subject to the unrelated business income tax, then the excess inclusion portion of any dividend you receive will be treated as unrelated business taxable income. Third, dividends paid to Foreign Owners who hold stock for investment and not in connection with a trade or business conducted in the United Sates will be subject to United States federal withholding tax without regard to any reduction in rate otherwise allowed by any applicable income tax treaty.

          If we recognize excess inclusion income, and one or more Disqualified Organizations are record holders of shares of common stock, we will be taxable at the highest federal corporate income tax rate on the portion of any excess inclusion income equal to the percentage of our stock that is held by Disqualified Organizations. In such circumstances, we may reduce the amount of our distributions to a Disqualified Organization whose stock ownership gave rise to the tax. To the extent that our common stock owned by Disqualified Organizations is held by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for a tax at the highest corporate tax rate on the portion of our excess inclusion income allocable to our common stock held by the broker/dealer or other nominee on behalf of the Disqualified Organizations.

          If we own less than 100% of the equity interests in a TMP, the foregoing rules would not apply. Rather, the TMP would be treated as a corporation for U.S. federal income tax purposes and would potentially be subject to federal corporate income tax. This could adversely affect our compliance with the REIT gross income and asset tests described above. We currently do not have, and currently do not intend to enter into any securitization or financing transaction that is a TMP in which we own some, but less than all, of the equity interests, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT. We cannot assure you that we will be successful in this regard.

Taxation of Owners

          Taxation of Taxable Domestic Owners

          Distributions. As long as we qualify as a REIT, distributions we make to our taxable Domestic Owners out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Dividends we pay to a corporation will not be eligible for the dividends received deduction. In addition, distributions we make to individuals and other Owners that are not corporations generally will not be eligible for the 15% reduced rate of tax currently (through 2010) in effect for “qualified dividend income.” However, provided certain holding period and other requirements are met, an individual or other non-corporate Owner will be eligible for the 15% reduced rate with respect to (i) distributions attributable to dividends we receive from certain “C” corporations, such as our TRSs, and (ii) distributions attributable to income upon which we have paid corporate income tax.

          Distributions that we designate as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which you have owned our common stock. However, corporate Owners may be required to treat up to 20% of certain capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of individuals, trusts and estates, and 35% in the case of corporations.

          Rather than distribute our net capital gains, we may elect to retain and pay the U.S. federal income tax on them, in which case you will (i) include your proportionate share of the undistributed net capital gains in income, (ii) receive a credit for your share of the U.S. federal income tax we pay and (iii) increase the basis in your common stock by the difference between your share of the capital gain and your share of the credit.

          Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed your adjusted tax basis in our common stock you own, but rather, will reduce your adjusted tax basis in your common stock. Assuming that the common stock you own is a capital asset, to the extent that such distributions exceed your adjusted tax basis in the common stock you own, you must include them in income as long-term capital gain (or short-term capital gain if the common stock has been held for one year or less). Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

          If we declare a dividend in October, November or December of any year that is payable to stockholders of record on a specified date in any such month, but actually distribute the amount declared in January of the following year, then you must treat the January distribution as though you received it on December 31 of the year in which we declared the dividend. In addition, we may elect to treat other distributions after the close of the taxable year as having been paid during the taxable year, but you will be treated as having received these distributions in the taxable year in which they are actually made.

          To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements. See “—Annual Distribution Requirements.” Such losses, however, are not passed through to you and do not offset your income from other sources, nor would they affect the character of any distributions that you receive from us; you will be subject to tax on those distributions to the extent that we have current or accumulated earnings and profits.

          If we did recognize excess inclusion income, we would identify a portion of the distributions that we make to you as excess inclusion income. Your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. See “—Taxable Mortgage Pools.”

          Dispositions of Our Stock. Any gain or loss you recognize upon the sale or other disposition of our common stock will generally be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if you held the common stock for more than one year. In addition, any loss you recognize upon a sale or exchange of our common stock that you have owned for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent of distributions received from us that you are required to treat as long-term capital gain.

          If you recognize a loss upon a disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, recently enacted legislation imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including our advisors) may be subject to disclosure or other requirements pursuant to these regulations.

          Amounts that you are required to include in taxable income with respect to our common stock you own, including taxable distributions and the income you recognize with respect to undistributed net capital gain, and any gain recognized upon your disposition of our common stock, will not be treated as passive activity income. You may not offset any passive activity losses you may have, such as losses from limited partnerships in which you have invested, with income you recognize with respect to our shares of common stock. Generally, income you recognize with respect to our common stock will be treated as investment income for purposes of the investment interest limitations.

          Information Reporting and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you:

•	are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

          Any amount paid as backup withholding will be creditable against your income tax liability. For a discussion of the backup withholding rules as applied to foreign owners, see “—Taxation of Foreign Owners.”

Taxation of Tax-Exempt Owners

          Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Provided that a tax-exempt Owner (i) has not held our common stock as “debt financed property” within the meaning of the Code and (ii) has not used our common stock in an unrelated trade or business, amounts that we distribute to tax-exempt Owners generally should not constitute UBTI. To the extent that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we might be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. However, a tax-exempt Owner’s allocable share of any excess inclusion income that we recognize will be subject to tax as UBTI. See “—Taxable Mortgage Pools.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

          Tax-exempt Owners that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans, exempt from taxation under special provisions of the U.S. federal income tax laws, are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.

          In certain circumstances, a qualified employee pension trust or profit sharing trust that owns more than 10% of our stock could be required to treat a percentage of the dividends that it receives from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (a) one pension trust owns more than 25% of the value of our stock or (b) a group of pension trusts individually holding more than 10% of our stock collectively owns more than 50% of the value of our stock. However, the restrictions on ownership and transfer of our stock, as described under “Description of Capital Stock—Restrictions on Ownership and Transfer” are designed among other things to prevent a tax-exempt entity from owning more than 10% of the value of our stock, thus making it unlikely that we will become a pension-held REIT.

Taxation of Foreign Owners

          The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to a Foreign Owner.

          If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership having Foreign

Owners as partners should consult its tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

          This discussion is based on current law and is for general information only. This discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

          In general. For most foreign investors, investment in a REIT that invests principally in mortgage loans and MBS is not the most tax-efficient way to acquire and manage, through our subsidiaries, such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most foreign investors to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on REIT dividends under the Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the United States.

          Ordinary Dividend Distributions. The portion of dividends received by a Foreign Owner payable out of our current and accumulated earnings and profits that are not attributable to our capital gains and that are not effectively connected with a U.S. trade or business of the Foreign Owner will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, a Foreign Owner will not be considered engaged in a U.S. trade or business solely as a result of its ownership of our common stock. In cases where the dividend income from a Foreign Owner’s investment in our common stock is (or is treated as) effectively connected with the Foreign Owner’s conduct of a U.S. trade or business, the Foreign Owner generally will be subject to U.S. tax at graduated rates, in the same manner as Domestic Owners are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a foreign owner that is a foreign corporation). If a Foreign Owner is the record holder of shares of our common stock, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a Foreign Owner unless:

•	a lower income treaty rate applies and the Foreign Owner provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate; or

•	the Foreign Owner provides us with an IRS Form W-8ECI certifying that the distribution is effectively connected income.

          Under some income tax treaties, lower withholding tax rates do not apply to ordinary dividends from REITs. Furthermore, reduced treaty rates are not available to the extent that distributions are treated as excess inclusion income. See “—Taxable Mortgage Pools.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is excess inclusion income.

          Non-Dividend Distributions. Distributions we make to a Foreign Owner that are not considered to be distributions out of our current and accumulated earnings and profits will not be subject to U.S. federal income or withholding tax unless the distribution exceeds the Foreign Owner’s adjusted tax basis in our common stock at the time of the distribution and, as described below, the Foreign Owner would otherwise be taxable on any gain from a disposition of our common stock.. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. A Foreign Owner may, however, seek a refund of such amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided the proper forms are timely filed with the IRS by the Foreign Owner.

          Capital Gain Dividends. Distributions that we make to Foreign Owners that are attributable to our disposition of U.S. real property interests (“USRPI,” which term does not include interests in mortgage loans and mortgage backed securities) are subject to U.S. federal income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980, or FIRPTA, and may also be subject to branch profits tax if the Foreign Owner is a corporation that is not entitled to treaty relief or exemption. Although we do not anticipate recognizing any gain attributable to the disposition of USRPI, as defined by FIRPTA, Treasury Regulations interpreting the FIRPTA provisions of the Code could be read to impose a withholding tax at a rate of 35% on all of our capital gain dividends (or amounts we could have designated as capital gain dividends) paid to Foreign Owners, even if no portion of the capital gains we recognize during the year are attributable to our disposition of USRPI. However, in any event, the FIRPTA rules will not apply to distributions to a Foreign Owner so long as (i) our common stock is regularly traded (as defined by applicable Treasury Regulations) on an established securities market, and (ii) the

Foreign Owner owns (actually or constructively) no more than 5% of our common stock at any time during the one-year period ending with the date of the distribution.

          Dispositions of Our Stock. Unless our common stock constitutes a USRPI, a sale of our common stock by a Foreign Owner generally will not be subject to U.S. federal income tax under FIRPTA. We do not expect that our common stock will constitute a USRPI. Our common stock will not constitute a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in the capacity as a creditor. Even if the foregoing test is not met, our common stock will not constitute a USRPI if we are a domestically controlled REIT. A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by foreign owners. We believe that we will be a domestically controlled REIT, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically controlled REIT.

          Even if we do not constitute a domestically controlled REIT, a Foreign Owner’s sale of our common stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) our stock is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market and (ii) the selling Foreign Owner has owned (actually or constructively) 5% or less of our outstanding common stock at all times during a specified testing period.

          If gain on the sale of our stock were subject to taxation under FIRPTA, the Foreign Owner would generally be subject to the same treatment as a Domestic Owner with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

          Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Foreign Owner in two cases. First, if the Foreign Owner’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such Foreign Owner, the Foreign Owner will generally be subject to the same treatment as a Domestic Owner with respect to such gain. Second, if the Foreign Owner is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

          Estate Tax. Our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual’s estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

Other Tax Consequences

          Possible Legislative or Other Actions Affecting Tax Consequences. Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in our common stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our common stock.

          State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

ERISA CONSIDERATIONS

          A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Internal Revenue Code). Thus, a plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

          The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

          The DOL Regulations provided that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The company expects the common stock to be “widely held” upon completion of the initial public offering.

          The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

          Assuming that the common stock will be “widely held” and freely transferable,” we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

          Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

UNDERWRITING

          Subject to the terms and conditions of the underwriting agreement, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell the underwriters and the underwriters have severally agreed to purchase from us the following number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriter	Number of Shares

Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total

          The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the overallotment option described below, if any of these shares are purchased.

          We have been advised by the underwriters that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $     per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $     per share to other dealers. After the initial public offering, the underwriters may change the offering price and other selling terms.

          We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to              additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover overallotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the            shares are being offered hereby.

          The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are      % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ overallotment option:

Total Fees

	Fee per Share	Without Exercise of Overallotment Option	With Full Exercise of Overallotment Option

Discounts and commissions paid by us	$	$	$

          In addition, we estimate that our share of the total expenses of our organization, the concurrent private placement and this offering, excluding underwriting discounts and commissions, will be approximately $          million.

          We and our Manager have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

          We, Annaly, our Manager and each of our officers and directors have agreed with the underwriters, subject to certain exceptions, not to offer, sell, pledge, contract to sell (including any short sale), grant any options to purchase or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock, or issuable upon exercise of options or warrants held by these persons for a period of 180-days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The consent of Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated may be given at any time without public notice. There are no agreements between Deutsche Bank Securities Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the lock-up period.

          Additionally, Annaly has agreed with respect to its shares purchased in the concurrent private placement to a further lock-up period that will expire at the earlier of (i) the date which is three years following the date of this prospectus or (ii) the termination of the management agreement.

          The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

          In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

          Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option.

          Naked short sales are any sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

          Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may impose a penalty bid. This occurs when the underwriters repay to other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

          A prospectus in electronic format may be made available on web sites maintained by the underwriters. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

          Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their affiliates have engaged in, and may in the future engage in, investment banking, and other commercial banking and financial advisory services in the ordinary course of business with us and our affiliates for which they received customary compensation. As of the date of this prospectus, we had no obligations under repurchase agreements outstanding with any of the underwriters. In addition, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their affiliates have been or are lenders under one or more secured repurchase credit facilities with Annaly and FIDAC-managed funds, and Annaly and FIDAC have entered into interest rate swap agreements with certain of the underwriters.

Pricing of this Offering

          Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price per share of our common stock will be determined by negotiation among us and the underwriters. Among the primary factors that will be considered in determining the public offering price are:

•	prevailing market conditions;

•	the present stage of our development;

•	the market capitalizations and stages of development of other companies that we and the underwriters believe to be comparable to our business; and

•	estimates of our business potential.

LEGAL MATTERS

          Certain legal matters relating to this offering will be passed upon for us by K&L Gates LLP, Washington, D.C. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “Certain Federal Income Tax Considerations” is based on the opinion of K&L Gates LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

          The financial statement included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you, free of charge, on the Securities and Exchange Commission’s website at www.sec.gov.

          As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENT

CreXus Investment Corp.:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
CreXus Investment Corp.:

We have audited the accompanying balance sheet of CreXus Investment Corp. (the “Company”) as of June 22, 2009. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of CreXus Investment Corp. as of June 22, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

New York, New York
June 26, 2009

CREXUS INVESTMENT CORP.
BALANCE SHEET
June 22, 2009

ASSETS
Cash	48,970

Total assets	$48,970

LIABILITIES & STOCKHOLDERS’ EQUITY

Liabilities:
Accounts Payable	551

Total liabilities	$551

Stockholders’ equity:
Common stock: (par value $.01, 1,000,000 shares authorized, issued and outstanding)	10,000
Additional paid-in-capital	40,000
Accumulated Deficit	(1,581)

Total stockholders’ equity	$48,419

Total liabilities & stockholders’ equity	$48,970

Please see accompanying notes to the Balance Sheet.

CREXUS INVESTMENT CORP.
NOTES TO BALANCE SHEET
June 22, 2009

1.	ORGANIZATION

          CreXus Investment Corp. (the “Company”) was organized in Maryland on January 23, 2008. Under the Articles of Incorporation, the Company is authorized to issue up to 1,000,000 shares of common stock. The Company has not commenced operations.

2.	FORMATION OF THE COMPANY/INITIAL PUBLIC OFFERING

          The Company intends to conduct an initial public offering of common stock. Proceeds will be used to acquire (i) commercial mortgage loans; (ii) other commercial real estate debt investments; (iii) commercial mortgage-backed securities; and (iv) other commercial real estate-related assets.

          The Company will be subject to the risks involved with real estate. These include, among others, the risks normally associated with changes in the general economic climate, creditworthiness of borrowers, competition for borrowers, changes in tax laws, interest rate levels, and the availability of financing. The Company intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code commencing with its taxable period ending on December 31, 2009. In order to maintain its tax status as a REIT, the Company plans to distribute at least 90% of its taxable income.

          The initial stockholders of the Company were employees of Annaly Capital Management, Inc. (“Annaly”), the parent of Fixed Income Discount Advisory Company (“FIDAC”). Their aggregate initial capital contribution to the Company was $50,000 made on May 21, 2008.

          The Company will be managed by FIDAC, an investment advisor registered with the Securities and Exchange Commission. The Manager is a fixed-income management company specializing in investing in US agency mortgage-backed and real estate-related securities and managing interest rate-sensitive strategies. The Manager started active investment management operations in 1994. The Manager also manages Chimera Investment Corporation, a publicly traded REIT. The Manager is a wholly owned, taxable REIT subsidiary of Annaly, listed as NLY on the New York Stock Exchange.

CREXUS INVESTMENT CORP.
NOTES TO BALANCE SHEET
June 22, 2009

3.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

          The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Underwriting Commissions and Costs

          Underwriting commissions and costs to be incurred in connection with the Company’s stock offerings will be reflected as a reduction of additional paid-in-capital.

Organization Costs

          Costs incurred to organize the Company will be expensed as incurred.

4.	MANAGEMENT AGREEMENT AND RELATED PARTY TRANSACTIONS

          In connection with the Company’s initial public offering, the Company will enter into a management agreement with FIDAC, which provides for an initial term through December 31, 2013 with automatic one-year extension options and subject to certain termination rights.

          The Company will be obligated to reimburse FIDAC for its costs incurred under the management agreement. In addition, the Company is required to pay its pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of FIDAC required for the Company’s operations. These expenses will be allocated between FIDAC and the Company based on the ratio of the Company’s proportion of gross assets compared to all remaining gross assets managed by FIDAC as calculated at each quarter end. FIDAC and the Company will modify this allocation methodology, subject to the Company’s board of directors’ approval if the allocation becomes inequitable (i.e., if the Company becomes very highly leveraged compared to FIDAC’s other funds and accounts). FIDAC has waived its right to request reimbursement from the Company of these expenses until such time as it determines to rescind that waiver.

          Upon successful completion of its planned initial public offering, the Company will be obligated to reimburse FIDAC for all costs incurred in connection with the formation, organization and initial public offering of the Company, which are estimated to be $1,000,000. At such time, the capital contribution from FIDAC will be reclassified to a liability.

          Until                     , 2009 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Shares

[CREXUS Logo]

CreXus Investment Corp.
Common Stock

PROSPECTUS

Deutsche Bank Securities

Merrill Lynch & Co.

, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$27,900
Financial Industry Regulatory Authority filing fee	$50,500
New York Stock Exchange listing fee	*
Legal fees and expenses (including Blue Sky fees)	*
Accounting fees and expenses	*
Printing and engraving expenses	*
Transfer agent fees and expenses	*
Miscellaneous	*
Total	*

* To be furnished by amendment.

Item 32. Sales to Special Parties.

          None.

Item 33. Recent Sales of Unregistered Securities.

          On May 21, 2008, the registrant issued 1,000,000 shares of our common stock to certain of our Manager’s employees for an aggregate purchase price of $50,000. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34. Indemnification of Directors and Officers.

          Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (or Maryland General Corporation Law or MGCL) provides that a Maryland corporation may indemnify any director or officer of a corporation who is made a party to any proceeding because of service in that capacity unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the person actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director or officer has met the applicable standard of conduct. On the other hand, unless limited by the corporation’s charter, the director or officer must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors and officers.

          Our charter provides that our directors, officers, employees, and agents, in the discretion of our board of directors, may be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

          The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty or committed in bad faith and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision providing for elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law.

          We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

Item 35. Treatment of Proceeds from Stock Being Registered.

          None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

          In reviewing the agreements included as exhibits to this registration statement, please remember that such exhibits are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about CreXus Investment Corp. or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

          Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time

(a)	Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b)	Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement among CreXus Investment Corp. and the underwriters named therein.

1.2*	Form of Stock Purchase Agreement between CreXus Investment Corp. and Annaly Capital Management, Inc.

3.1*	Form of Articles of Amendment and Restatement of CreXus Investment Corp.

3.2*	Form of Amended and Restated Bylaws of CreXus Investment Corp.

4.1*	Specimen Common Stock Certificate of CreXus Investment Corp.

5.1*	Opinion of K&L Gates LLP (including consent of such firm)

8.1*	Tax Opinion of K&L Gates LLP (including consent of such firm)

10.1*	Form of Management Agreement

10.2*	Form of Mortgage Loan Origination and Servicing Agreement

10.3*	Form of Equity Incentive Plan

10.4*	Form of Restricted Common Stock Award

10.45	Form of Stock Option Grant

23.1	Consent of Deloitte & Touche LLP

23.2*	Consent of K&L Gates LLP (included in Exhibit 5.1)

23.3*	Consent of K&L Gates LLP (included in Exhibit 8.1)

24.1*	Power of Attorney (included on the signature page to this registration statement)

* To be filed by amendment.

Item 37. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 26, 2009.

CREXUS INVESTMENT CORP.

By:	/s/ Kevin Riordan

Kevin Riordan
President and Chief Executive Officer

          Each person whose signature appears below hereby authorizes Kevin Riordan and Daniel Wickey, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Kevin Riordan	Chief Executive Officer, President and Director	June 26, 2009
(principal executive officer)
Kevin Riordan

/s/ Daniel Wickey	Chief Financial Officer (principal financial and	June 26, 2009
accounting officer)
Daniel Wickey

/s/ Ronald Kazel		June 26, 2009

Ronald Kazel	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement among CreXus Investment Corp. and the underwriters named therein

1.2*	Form of Stock Purchase Agreement between CreXus Investment Corp. and Annaly Capital Management, Inc.

3.1*	Form of Articles of Amendment and Restatement of CreXus Investment Corp.

3.2*	Form of Amended and Restated Bylaws of CreXus Investment Corp.

4.1*	Specimen Common Stock Certificate of CreXus Investment Corp.

5.1*	Opinion of K&L Gates LLP (including consent of such firm)

8.1*	Tax Opinion of K&L Gates LLP (including consent of such firm)

10.1*	Form of Management Agreement

10.2*	Form of Mortgage Loan Origination and Servicing Agreement

10.3*	Form of Equity Incentive Plan

10.4*	Form of Restricted Common Stock Award

10.5*	Form of Stock Option Grant

23.1	Consent of Deloitte & Touche LLP

23.2*	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (included in Exhibit 5.1)

23.3*	Consent of K&L Gates LLP (included in Exhibit 8.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

* To be filed by amendment.